Exhibit 2

LOAN AGREEMENT

AMONG

JUST ENERGY GROUP INC.
as Borrower

AND

NATIONAL BANK OF CANADA,
as Administrative Agent

AND

SAGARD CREDIT PARTNERS, LP and EACH OTHER PERSON
from time to time party hereto as a Lender,
as Lenders

MADE AS OF
SEPTEMBER 12, 2018

TABLE OF CONTENTS

Article 1 INTERPRETATION	1
1.01 Definitions	1
1.02 Headings	29
1.03 Number	30
1.04 Accounting Principles	30
1.05 Accounting Practices	30
1.06 Currency	30
1.07 Paramountcy	30
1.08 Non-Business Days	31
1.09 Statutory and Material Contract References	31
1.10 Interest Payments and Calculations	31
1.11 Determination by the Borrower	32
1.12 Schedules	33
Article 2 THE LOAN FACILITY	33
2.01 Loan Facility	33
2.02 Purpose of Loan Facility	34
2.03 Advances	34
2.04 Agent’s Obligations with Respect to Advances	35
2.05 Lenders’ and Agent’s Obligations with Respect to Advances	35
2.06 Irrevocability	35
Article 3 DISBURSEMENT CONDITIONS	35
3.01 Conditions Precedent to all Advances	35
3.02 Conditions Precedent to Subsequent Advances under Tranche 2	37
3.03 Conditions Precedent to Subsequent Advances under Tranche 3	38
3.04 Waiver	38
Article 4 PAYMENTS OF INTEREST AND FEES	39
4.01 Interest on Advances	39
4.02 No Set-Off, Deduction etc.	39
4.03 Fees	39
4.04 Warrant Fee	39
4.05 Account of Record	40
4.06 Maximum Rate of Interest	40
Article 5 REPAYMENT	41
5.01 Mandatory Repayment of Principal at Maturity	41
5.02 Voluntary Repayments	41
5.03 Make-Whole Premium	42
Article 6 PLACE AND APPLICATION OF PAYMENTS	42
6.01 Place of Payment of Principal, Interest and Fees	42
Article 7 REPRESENTATIONS AND WARRANTIES	42
7.01 Representations and Warranties	42
7.02 Survival and Repetition of Representations and Warranties	50

- ii -

Article 8 COVENANTS	51
8.01 Positive Covenants	51
8.02 Financial Covenants	55
8.03 Reporting Requirements	55
8.04 Negative Covenants	57
8.05 Restricted and Unrestricted Subsidiaries	63
Article 9 DEFAULT	65
9.01 Events of Default	65
9.02 Acceleration and Termination of Rights	68
9.03 Remedies Cumulative and Waivers	69
9.04 Termination of Lenders’ Obligations	69
9.05 Perform Obligations	69
9.06 Third Parties	70
Article 10 COSTS, EXPENSES AND INDEMNIFICATION	70
10.01 Costs and Expenses	70
10.02 Indemnification by the Borrower	70
10.03 Specific Environmental Indemnification	71
10.04 Exclusion	71
Article 11 THE AGENT AND THE LENDERS	72
11.01 Appointment	72
11.02 Indemnity from Lenders	72
11.03 Exculpation	73
11.04 Reliance on Information	73
11.05 Knowledge and Required Action	73
11.06 Request for Instructions	74
11.07 The Agent Individually	74
11.08 Resignation and Termination	74
11.09 Actions by Lenders	75
11.10 Provisions for Benefit of Lenders Only	75
11.11 Payments by Agent	76
11.12 Direct Payments	76
11.13 Acknowledgements, Representations and Covenants of Lenders	77
11.14 Rights of Agent	78
11.15 Collective Action of the Lenders	78
11.16 Non-Funding Lenders	79
11.17 European Union Bail-In Action.	81
Article 12 TAXES	82
12.01 Taxes	82
Article 13 SUCCESSORS AND ASSIGNS AND ADDITIONAL LENDERS	85
13.01 Successors and Assigns	85
13.02 Assignments	86
13.03 Participations	87

- iii -

Article 14 GENERAL	88
14.01 Exchange and Confidentiality of Information	88
14.02 Nature of Obligations under this Agreement	89
14.03 Notice	90
14.04 Governing Law	90
14.05 Judgment Currency	90
14.06 Benefit of the Agreement	91
14.07 Severability	91
14.08 Whole Agreement	91
14.09 Further Assurances	91
14.10 Waiver of Jury Trial	92
14.11 Consent to Jurisdiction	92
14.12 Time of the Essence	92
14.13 Counterparts	92
14.14 Delivery by Facsimile Transmission	93
14.15 Term of Agreement	93
14.16 USA Patriot Act	93
14.17 Anti-Money Laundering Legislation	93

LOAN AGREEMENT

THIS LOAN AGREEMENT is made as of September 12, 2018

AMONG:

JUST ENERGY GROUP INC., a corporation existing under the laws of Canada (hereinafter referred to as the “Borrower”)

- and -

NATIONAL BANK OF CANADA, in its capacity as Administrative Agent (hereinafter referred to as the “Agent”)

- and -

SAGARD CREDIT PARTNERS, LP, and each other Person from time to time party to this Agreement as a Lender (hereinafter in such capacities individually referred to as a “Lender” and collectively in such capacities referred to as, the “Lenders”)

WHEREAS the Borrower has requested the Lenders to make available to it a committed non-revolving multi-draw term loan facility in the principal amount of the Total Commitment and the Lenders have agreed to do so subject to and upon the terms and conditions set out herein.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements herein contained the parties hereto agree as follows:

Article 1
INTERPRETATION

1.01	Definitions

In this Agreement unless something in the subject matter or context is inconsistent therewith:

“$100 Million Convertible Debentures” means the $100,000,000 aggregate principal amount of 6.75% convertible unsecured senior subordinated debentures of the Borrower maturing March 21, 2023, issued on February 22, 2018 pursuant to the $100 Million Debenture Indenture.

“$100 Million Debenture Indenture” means the trust indenture made as of February 22, 2018 between the Borrower and Computershare Trust Company of Canada, as trustee, as may be supplemented, amended or restated from time to time in accordance with the terms of this Agreement.

“$160 Million Convertible Debentures” means the $160,000,000 aggregate principal amount of 6.75% convertible unsecured senior subordinated debentures of the Borrower maturing December 31, 2021, issued on October 5, 2016 pursuant to the $160 Million Debenture Indenture.

“$160 Million Debenture Indenture” means the trust indenture made as of October 5, 2016 between the Borrower and Computershare Trust Company of Canada, as trustee, as may be supplemented, amended or restated from time to time in accordance with the terms of this Agreement.

“Accredited Investor Certificate” has the meaning set forth in Section 4.04.

“Acquisition” means, with respect to any Person, any purchase or other acquisition, regardless of how accomplished or effected (including any such purchase or other acquisition effected by way of amalgamation, merger, arrangement, business combination or other form of corporate reorganization or by way of purchase, lease or other acquisition arrangements), of (a) any other Person (including any purchase or acquisition of such number of the issued and outstanding securities of, or such portion of an equity interest in, such other Person that such other Person becomes a Subsidiary of the purchaser or of any of its Affiliates) or of all or substantially all of the Property of any other Person, or (b) any division, business, operation or undertaking of any other Person or of all or substantially all of the Property of any division, business, operation or undertaking of any other Person.

“Advance” means a borrowing by the Borrower by way of a term loan under the Loan Facility and any reference relating to the amount of Advances will mean the sum of the principal amount of all outstanding Advances.

“Advance Date” means the date on which an Advance is made to the Borrower pursuant to the provisions hereof and which will be a Business Day.

“Advance Notice” means the Notice of Request for Advance substantially in the form annexed hereto as Schedule B to be given to the Agent by the Borrower pursuant to Article 5.

“Affiliate” has the meaning ascribed thereto in the Business Corporations Act (Ontario) and for greater certainty, with respect to the Borrower includes a Subsidiary of the Borrower.

“Agent” means National Bank of Canada in its capacity as administrative agent for the Lenders, including any successor agent pursuant to Section 11.08 hereof.

“Agent’s Payment Location” means the office of the Agent that the Agent may from time to time designate by notice to the Borrower and the Lenders.

“Aggregate Swap Exposure” means, at any time, the negative net marked to market amount, if any, that would be carried in the accounts of the Borrower on a Modified Consolidated Basis at such time with respect to Hedges (other than Commodity Hedges) as a liability in accordance with GAAP.

“Agreement” means this loan agreement, the schedules and all amendments made hereto in accordance with the provisions hereof as amended, revised, replaced, supplemented or restated from time to time.

“Anti-Corruption Laws” means the Corruption of Foreign Officials Act (Canada), the FCPA and all other similar Applicable Law with respect to the prevention of corruption and bribery.

“Applicable Law” means, in respect of any Person, property, transaction, event or other matter, as applicable, all domestic and foreign laws, rules, statutes, regulations, treaties, orders, judgments and decrees and, to the extent they have the force of law, all official directives, rules, guidelines, orders, policies and other requirements of any Governmental Authority (collectively the “Law”) and will also include any interpretation of the Law or any part of the Law by any Person having jurisdiction over it or charged with its administration or interpretation in each case having the force of law relating or applicable to such Person, property, transaction, event or other matter.

“Applicable Order” means any applicable domestic or foreign order, judgment, award or decree made by any court or Governmental Authority.

“Arm’s Length” has the meaning specified in the definition of “Non Arm’s Length”.

“Assignment Agreement” has the meaning specified in Section 13.02.

“Associate” means an “associate” as defined in the Business Corporations Act (Ontario).

“Available Supply” means, at any time, the amount of natural gas, electricity or JustGreen Products (whether physical or financial) contracted for by the Obligors under existing Supplier Contracts, less any sales of excess of such commodity already contracted for under existing Supplier Contracts at such time.

“Billed Accounts Receivable” means all present and future amounts in respect of gas, electricity or JustGreen Products that has been delivered to a Customer pursuant to a Customer Contract, and that have been billed to such Customer and assigned or sold to an LDC pursuant to a Collection Service Agreement.

“Borrower” means Just Energy Group Inc. and includes its successors and assigns.

“Borrower’s Counsel” means the firm of Fasken Martineau DuMoulin LLP or such other firm or firms of legal counsel as the Borrower may from time to time designate.

“Business” means the business carried on by the Obligors consisting of (i) the purchase of natural gas, electricity and JustGreen Products under Supplier Contracts, (ii) the marketing and sale of natural gas, electricity and JustGreen Products to Customers under Customer Contracts, (iii) the marketing, sale and lease of home and business solutions, including smart thermostats, energy monitoring and management applications, smart sprinkler controllers and other smart home and business devices, (iv) the management of consumers’ and businesses’ energy consumption, (v) the marketing and sale of solar energy products; (vi) the ownership and operation of green energy generation assets; and (vii) the generating of sales leads of other third party products.

“Business Day” means a day on which banks are generally open for business in Toronto, Ontario and Montreal, Quebec.

“Canadian Dollars”, “Cdn. Dollars”, “Cdn.$” and “$” mean the lawful money of Canada.

“Canadian Pension Plan” means any “pension plan” or “plan” that is subject to the funding requirements of the Pension Benefits Act (Ontario) or applicable pension benefits legislation in any other Canadian jurisdiction and is applicable to employees resident in Canada of an Obligor.

“Canadian Welfare Plan” means any medical, health, hospitalization, insurance or other employee benefit or welfare plan or arrangement applicable to employees resident in Canada of an Obligor, but excluding (a) any Canadian Pension Plans and (b) plans established by statute or administered by a Governmental Authority, including the Canada Pension Plan, the Quebec Pension Plan or plans administered pursuant to federal or provincial health, workers compensation and employment insurance legislation.

“Capital Lease” means a capital lease under GAAP.

“Cash Security Deposit” means an amount required to be paid by an Obligor to an LDC pursuant to a Collection Service Agreement following the occurrence of an event of default thereunder, in respect of amounts owing by such Obligor to such LDC pursuant to such Collection Service Agreement.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq., and any future amendments thereto.

“Change of Control” means, following the Closing Date, with respect to the Borrower, the occurrence of any of the following: (a) the acquisition by any Person or group of Persons who are associates (as such term is defined in the Securities Act (Ontario)), or who act together in concert for such purpose, of (i) common shares or other voting securities of the Borrower to which are attached more than 50% of the votes that may be cast to elect the directors, or (ii) the ability, through operation of law or otherwise, to elect or cause the election or appointments of a majority of the directors. Where control is exercised de-facto by contract or representation on the board of directors of the Borrower, any change in the foregoing relationship where a reasonable Person would deem control to have been acquired as a result of such change, will constitute a Change of Control; (b) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, plan of arrangement, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole to any Person or group of Persons acting jointly or in concert for purposes of such transaction; (c) the adoption of a plan relating to the liquidation or dissolution of the Borrower, which is not otherwise permitted under this Agreement or (d) the first day on which a majority of the members of the board of directors of the Borrower are not Continuing Directors.

“Closing Date” means the date on which all of the conditions precedent set forth in Section 3.01 are satisfied or waived.

“Code” means the Internal Revenue Code of 1986 of the United States, as amended, and any successor statute thereto.

“Collection Service Agreement” means a collection service agreement entered into from time to time between an Obligor and a LDC providing for billing and collection services by such LDC on behalf of such Obligor with respect to its Customers, as supplemented, amended or restated from time to time.

“Commitment” means, in respect of each Lender from time to time, the maximum amount of Advances which the Lender has covenanted to make as set forth in Schedule A to this Agreement (which will be amended and distributed to all parties by the Agent from time to time as other persons become Lenders), which for greater certainty will in each case be reduced by such Lender’s Proportionate Share of the amount of any permanent prepayments or reductions required or made hereunder, provided that each Lender’s Commitment with respect to Tranche 3 will be determined at the time of the first Advance under Tranche 3.

“Commodity Hedges” means any agreement for the hedging or fixing of the cost of commodities used in the ordinary course of business so long as such obligations are settled by the payment of money and not by the delivery of such commodities.

“Compliance Certificate” means the certificate required pursuant to Section 8.03(2)(b), substantially in the form annexed as Schedule J and signed by a senior officer of the Borrower.

“Computer Equipment” means all computers, software or other equipment that includes computing technology or embedded logic such as microchips and sensors whether owned or leased.

“Contingent Obligation” means, with respect to any Person, calculated without duplication, obligations of such Person in respect of synthetic lease obligations, contingent liabilities in respect of letters of credit, letters of guarantee and similar instruments, capital stock which in accordance with GAAP is not included in shareholders’ equity, net obligations under Hedges, contingent liabilities required to be treated as a liability on a balance sheet of such Person in accordance with GAAP and contingent liabilities under any guarantee, including without limitation, under any guarantee of any of the foregoing, but excluding operating leases and trade payables arising in the ordinary course of business.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of the Borrower who: (a) was a member of the board of directors of the Borrower on the issuance date of any offering of High Yield Debt or similar securities offerings by the Borrower or any of its Affiliates; or (b) was nominated for election or elected to the board of directors of the Borrower with the approval of a majority of the Continuing Directors who were members of the board of directors at the time of such nomination or election.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control, which together with the Borrower and any of its subsidiaries, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Convertible Subordinated Debentures” means any convertible subordinated debentures issued by the Borrower to the public from time to time, with characteristics that include, but are not limited to:

(a)	the obligations under, pursuant or relating to such debentures and the indenture or agreement governing such debentures shall be unsecured obligations of the Borrower, shall be subordinated to the Obligations, and no Obligor shall have provided a guarantee or any Financial Assistance in respect of any of such obligations;

(b)	the final maturity or due date in respect of repayment of principal of such debentures is not prior to the date that is 90 days after the Maturity Date;

(c)	no scheduled or mandatory payments or repurchases of principal thereunder (other than as a result of (A) acceleration following an event of default, (B) a Change of Control, (C) illegality or (D) imposition of non-resident withholding taxes) prior to the Maturity Date;

(d)	upon and during the continuance of any Event of Default or acceleration of the time for payment of any of the Obligations, (A) all amounts payable by the Borrower in respect of principal, premium (if any), interest or other obligations under, pursuant or relating to such debentures are subordinate and junior in right of payment to all the Obligations and (B) no enforcement steps or proceedings may be commenced in respect of such debentures;

(e)	upon any distribution of the assets of the Borrower on any dissolution, winding up, total liquidation or reorganization of such person (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Borrower, or otherwise), all Obligations shall, first be paid in cash, or provisions made for such payment, before any payment by the Borrower is made on account of principal, premium (if any), interest or other obligations payable in regard to such debentures;

(f)	a Pending Event of Default, Event of Default, acceleration of the time for repayment of any of the Obligations or enforcement of the rights and remedies of the Agent and the Lenders hereunder or under any other Loan Document or document delivered pursuant thereto shall not:

(i)	cause a default or event of default (with the passage of time or otherwise) under such debentures or the indenture or agreement governing same; or

(ii)	cause or permit the obligations under, pursuant or relating to such debentures to be due and payable prior to the stated maturity thereof;

(g)	payments of principal due and payable under, pursuant or relating to such debentures can be satisfied, at the option of the Borrower, by issuing and delivering common shares in the capital of the Borrower in accordance with the indenture or agreement governing such debentures; and

(h)	payments of interest due and payable under, pursuant or relating to such debentures can be satisfied, at the option of the Borrower, by payment of the proceeds of the issue and sale of common shares in the capital of the Borrower whereby the trustee under the indenture or agreement governing such debentures:

(i)	accepts delivery from the Borrower of such common shares;

(ii)	consummate sales of such common shares as the Borrower shall direct in its absolute discretion; and

(iii)	uses the proceeds received from such sale of common shares to satisfy such interest payments.

For greater certainty, the $100 Million Convertible Debentures and the $160 Million Convertible Debentures are Convertible Subordinated Debentures.

“Credit Card Payment Account” means a bank account maintained by an Obligor into which Customers make credit card payments in respect of exit fees and other payments in respect of the Business and in respect of which a security interest is granted to a merchant services provider.

“Currency Hedge” means any agreement, whether in the form of a futures or forward contract, swap or otherwise, for the hedging of a currency risk in Canadian Dollars or US Dollars.

“Customer Contracts” means contracts entered into from time to time by Obligors with Customers in connection with the Business.

“Customers” means residential, small to mid-size commercial and small industrial purchasers of products of the Business from an Obligor.

“Debt” means, with respect to any Person, without duplication, the aggregate of the following amounts, at the date of determination: (a) the principal amount of all indebtedness of such Person for borrowed money, (b) the principal amount of all obligations of such Person for the deferred purchase price of Property or services in excess of 90 days which constitute indebtedness, (c) the principal amount of all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) the principal amount of all obligations of such Person created or arising under any conditional sale or other title retention agreement (other than operating leases) with respect to property acquired by such Person (whether or not the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under Capital Leases determined as the capitalized amount thereof, (f) the undrawn amount of all letters of credit issued on behalf of such Person and the full face amount of all bankers’ acceptances issued by or on behalf of such Person, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any partnership or shareholder or other equity interests of such Person, (h) all Contingent Obligations of such Person in respect of any of the foregoing items, (i) all Hedges, (j) all Debt referred to in clauses (a) through (i) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt, limited to the fair market value of such property, and (k) any other obligation arising under arrangements or agreements that, in substance, constitute indebtedness for borrowed money of such Person.

“Deferred Compensation Plan” means the deferred compensation plan pursuant to which rights to common shares of the Borrower are issued to directors in lieu of fees payable in cash and are exchangeable into common shares of the Borrower, as supplemented, amended or restated from time to time.

“Depreciation Expense” means, for any period with respect to the Borrower, depreciation, amortization (excluding the amortization of contract initiation costs), depletion and other like reductions to income of the Borrower for such period not involving any outlay of cash, determined, without duplication, on a Modified Consolidated Basis in accordance with GAAP and includes, for greater certainty, amortization of any up front financing fees.

“Disposition” means any sale, assignment, transfer, conveyance, permanent user license or other disposition of any nature or kind whatsoever of any Property or of any right, title or interest in or to any Property, and the verb “Dispose” will have a correlative meaning.

“Distributable Free Cash Flow” means, for any period, the net income/loss of the Borrower and the Restricted Subsidiaries, plus amortization, Share Based Compensation, non-cash losses in fair value of derivative instruments, other non-cash items (including, reductions to income not involving an outlay of cash), income tax expense (recovery), adjustments required to reflect net cash receipts from its natural gas sales, any Distributions from any Unrestricted Subsidiary, interest expense with respect to Convertible Subordinated Debentures and UK Convertible Bonds, all payments in respect of the Senior Credit Agreement and related hedges and cash management services, and cash proceeds from the issuance of common or preferred shares of the Borrower under a public or private offering, in an amount not to exceed the greater of (i) $10,000,000 and (ii) 80% of the aggregate proceeds thereof on a trailing twelve-month basis, minus, without duplication, current income taxes payable (including pursuant to any tax sharing arrangements and including any required tax distributions), non-cash gains in fair value of derivative instruments, payments under the NCIBs, cash contract initiation costs, maintenance capital expenditures, cash payments for litigation and other similar proceedings and other cash and non-cash extraordinary or non-recurring gains; all of the foregoing to be determined on a Modified Consolidated Basis. A sample calculation of Distributable Free Cash Flow is attached hereto as Schedule L.

“Distributions” means the payment by a Person: (a) of any dividends or distributions on any equity interests, (b) of any interest, premium or fees owing on any indebtedness, including any indebtedness which is subordinate to the indebtedness owing to the Lenders (including, without limitation, in respect of Existing Intercompany Debt, Future Intercompany Debt and Permitted Unrestricted Subsidiary Debt), (c) distributions paid in cash under the Restricted Share Grant Plan or the Deferred Compensation Plan, (d) non-cash distributions of Share Based Compensation, (e) the application of such Person’s assets to the purchase, redemption or other acquisition or retirement of any of its shares, partnership, or trust units, as applicable (including, for greater certainty, pursuant to the NCIB (Equity)), (f) the purchase, redemption or other acquisition or retirement of any Convertible Subordinated Debentures pursuant to the NCIB (Debt), (g) permanent repayments (partial or full) of the principal amount of the $100 Million Convertible Debentures, the $160 Million Convertible Debentures or the UK Convertible Bonds, or (h) any other like distributions of funds whatsoever by such Person.

“EBITDA” means, for any period for the Borrower determined on a Modified Consolidated Basis, net income for such period:

(a)	increased by the sum of (without duplication):

(i)	Total Interest Expense for such period;

(ii)	Income Tax Expense for such period;

(iii)	Depreciation Expense for such period (which for greater certainty does not include any amortization of contract initiation costs);

(iv)	non-cash losses resulting from the fair value of derivative financial investments for such period;

(v)	accrued (but not yet actually realized) foreign exchange translation losses;

(vi)	losses on the purchase or redemption of securities issued by the Borrower and the Restricted Subsidiaries for such period;

(vii)	any other cash or non-cash extraordinary, unusual or non-recurring losses for such period, excluding, for greater certainty, (A) provisions made for litigation and other similar proceedings and (B) losses associated with trading, settlement or balancing of Commodity Hedges; and

(viii)	Share Based Compensation to the extent settled with shares of the Borrower (i.e. non-cash);

(b)	decreased by the sum of (without duplication):

(i)	non-cash gains resulting from the fair value of derivative financial investments for such period;

(ii)	accrued (but not yet actually realized) foreign exchange translation gains;

(iii)	gains on the purchase or redemption of securities issued by the Borrower and the Restricted Subsidiaries for such period;

(iv)	any reduction in deferred tax recovery for such period; and

(v)	any other cash or non-cash extraordinary, unusual or non-recurring gains for such period, excluding, for greater certainty, gains associated with trading, settlement or balancing of Commodity Hedges.

“EDC” means Export Development Canada.

“EDC Indemnity” means the bonding products declaration and indemnity dated December 30, 2016, provided by each Obligor in favour of EDC.

“EEA” means the European Economic Area.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electricity Service Agreements” means electricity service agreements entered into between an Obligor and an LDC regarding such Obligor’s electricity Customers.

“Eligible Customer Contracts” means Customer Contracts for sales entered into in connection with the Business in Canada, the United States or such other jurisdiction as the Majority Lenders consent to in writing.

“Encumbrance” means, in respect of any Person, any mortgage, debenture, pledge, hypothec, lien, charge, assignment by way of security, hypothecation or security interest granted or permitted by such Person or arising by operation of law, in respect of any of such Person’s Property, or any Capital Lease of Property by such Person as lessee or any other security agreement, trust or arrangement having the effect of security for the payment of any debt, liability or obligation, and “Encumbrances”, “Encumbrancer”, “Encumber” and “Encumbered” will have corresponding meanings.

“Equity Hedges” means any agreement, whether in the form of a futures or forward contract, swap or otherwise for the hedging of the price of shares.

“Equivalent Amount” means with respect to any two currencies, the amount obtained in one such currency when an amount in the other currency is converted into the first currency using the spot rate of exchange for such conversion as quoted by the Bank of Canada at the close of business on the Business Day that such conversion is to be made (or, if such conversion is to be made before close of business on such Business Day, then at close of business on the immediately preceding Business Day) and, in either case, if no such rate is quoted, the spot rate of exchange quoted for wholesale transactions by Canadian Imperial Bank of Commerce in Toronto, Ontario on the Business Day such conversion is to be made in accordance with its normal practice.

“ERISA” means the Employee Retirement Income Security Act of 1974 of the United States, together with the regulations thereunder as the same may be amended from time to time. Reference to Sections of ERISA also refer to any successive Sections thereto.

“ERISA Plan” means an “employee welfare benefit plan” or “employee pension benefit plan” as such terms are defined in Sections 3(1) and 3(2) of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means any of the events described in Section 9.01.

“Excess Distributable Free Cash Flow” means the amount of Distributable Free Cash Flow (calculated on a last twelve months basis) remaining after any Permitted Distributions are made in any Fiscal Quarter pursuant to Section 8.04(7)(a).

“Excluded Taxes” means in the case of each Lender, the Agent or any other recipient of any payment to be made by or on account of any obligation of the Obligors hereunder (i) Taxes imposed on or measured by its net income (however denominated), net worth, net profits, capital and franchise taxes imposed on it in lieu of net income taxes and branch profits taxes, in each case, (A) by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or has its principal office or applicable lending office or any political subdivision thereof or (B) that are Other Connection Taxes; (ii) any withholding Taxes imposed on interest payable to or for the account of such Lender or the Agent pursuant to law in effect on the date on which such Lender or the Agent became a Lender or the Agent hereunder (except to the extent such Taxes were not considered Excluded Taxes with respect to such Lender’s or the Agent’s immediate assignor); (iii) Taxes attributable to such Lender’s failure to comply with Sections 12.01(3), 12.01(4) or 12.01(5); (iv) any Canadian withholding Tax imposed on a payment by or on account of any obligation of an Obligor hereunder as a result of: (A) the recipient and the Obligor being Non-Arm’s Length; (B) the recipient being a “specified non-resident shareholder” of the Obligor or being Non-Arm’s Length with a “specified shareholder” of the Obligor (in each case, within the meaning of the Income Tax Act (Canada)), or (C) such payment being a payment of interest that is paid or payable in respect of a debt or other obligation to pay an amount to a person with whom the payer is Non-Arm’s Length, other than in each case where the Non-Arm’s Length, “specified shareholder” or “specified non-resident shareholder” relationship arises in connection with or as a result of a Lender or Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under or received or enforced any rights under any Loan Document; and (v) any United States withholding Taxes imposed under FATCA.

“Existing Intercompany Debt” means any Debt owing by an Obligor to any other Obligor, in each case in existence on the Closing Date.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any agreements (including any intergovernmental agreements or any laws, rules or practices implementing such intergovernmental agreements) implementing the foregoing (including, for greater certainty, Part XVIII of the Income Tax Act (Canada)).

“FCPA” means the Foreign Corrupt Practices Act, 15 U.S.C. §§78dd-1, et seq.

“Fee Letter” means the fee letter between the Borrower and the Agent, on behalf of the Lenders, dated as of the date hereof, as amended, modified, restated or supplemented from time to time.

“Financial Assistance” means, without duplication and with respect to any Person (a) all loans granted by that Person and Contingent Obligations incurred by that Person for the purpose of or having the effect of providing financial assistance to another Person or Persons, including, without limitation, letters of guarantee, letters of credit, legally binding comfort letters or indemnities issued in connection therewith, endorsements of bills of exchange (other than for collection or deposit in the ordinary course of business), obligations to purchase assets regardless of the delivery or non-delivery thereof and obligations to make advances or otherwise provide financial assistance to any other entity, or (b) all acquisitions of any equity interests or investments made by that Person in another Person or Persons (excluding, for greater certainty, Permitted Acquisitions), and for greater certainty “Financial Assistance” will include any guarantee of any third party lease obligations.

“Fiscal Quarter” means each three month period of the Borrower’s Fiscal Year ending on June 30, September 30, December 31 and March 31 of each calendar year.

“Fiscal Year” means the 12 month fiscal period of the Borrower ending on the last day of March in any calendar year.

“Fitch” means Fitch Ratings, Inc. and its successors.

“Four Quarter Period” means as at the last day of any particular Fiscal Quarter, the period of four consecutive Fiscal Quarters which includes such Fiscal Quarter (including the last day thereof) and the immediately preceding three Fiscal Quarters.

“Future Intercompany Debt” means Debt incurred after the Closing Date by any Obligor and owing to any other Obligor; provided same is subject to the Restricted Subsidiary Subordination Agreement.

“GAAP” means those accounting principles which are recognized as being generally accepted in Canada and which are in effect from time to time, as published in the Handbook of the Canadian Institute of Chartered Accountants, or International Financial Reporting Standards, as the case may be; provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under any Financial Accounting Standard to value any Debt or other liabilities of any Obligor or any Subsidiary of any Obligor at “fair value” as defined in any such Financial Accounting Standard.

“Governmental Authority” means the government of any nation, province, territory, municipality, state or other political subdivision of any nation, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

“Gross Margin” means, for any Fiscal Quarter, the net cash receipts, including accruals recorded in accordance with GAAP, (calculated in Canadian dollars) generated by Eligible Customer Contracts by the Borrower and the Restricted Subsidiaries on a Modified Consolidated Basis in such Fiscal Quarter less the cost of goods sold, recorded in accordance with GAAP, in such Fiscal Quarter, as determined as of the last day of such Fiscal Quarter in respect of the immediately preceding Four Quarter Period.

“Guarantee” means an unconditional and irrevocable guarantee of all of the Obligations of the Borrower under this Agreement in form and substance satisfactory to the Lenders.

“Guarantors” means each of the Restricted Subsidiaries and any other Person that provides a Guarantee in favour of the Agent and “Guarantor” means any one of them.

“Hazardous Substance” means any substance, product, waste, pollutant, material, chemical, contaminant, dangerous goods, constituent or other material listed, regulated, or addressed under any Requirements of Environmental Law, including, without limitation, asbestos, petroleum, polychlorinated biphenyls and any “hazardous substance” as defined by CERCLA and any “hazardous waste” as defined by the Resource Conservation and Recovery Act of the United States.

“Hedges” means, collectively, Interest Rate Hedges, Currency Hedges, Commodity Hedges and Equity Hedges.

“High Yield Debt” has the meaning given to such term in the Senior Credit Agreement.

“Income Tax Expense” means, with respect to the Borrower, for any period, the aggregate, without duplication, of all Taxes on the income of such Person for such period, whether current or deferred, determined on a Modified Consolidated Basis.

“Information” has the meaning set forth in Section 14.01(1).

“Insolvency Legislation” means legislation in any applicable jurisdiction relating to reorganization, arrangement, compromise or re-adjustment of debt, dissolution or winding-up, or any similar legislation, and specifically includes for greater certainty the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada) and the Bankruptcy Code (United States).

“Intellectual Property” means the intellectual property in patents, patent applications, trade-marks, trade-mark applications, trade names, service marks, copyrights, copyright registrations and trade secrets including, without limitation, customer lists and information and business opportunities, industrial designs, technology and other similar intellectual property rights.

“Intercreditor Agreement” means the sixth amended and restated intercreditor agreement dated as of September 1, 2015 between the Senior Collateral Agent, the Senior Administrative Agent on behalf of the Senior Lenders and the Lender Hedge Providers (as defined in the Senior Credit Agreement), Shell Energy, the Other Commodity Supplies (as defined therein), Just Energy Ontario L.P., Just Energy (U.S.) Corp., the Restricted Subsidiaries and such other persons as from time to time become party thereto, as amended by the first amending agreement and adhesion agreement dated May 17, 2018.

“Interest Payment Date” means with respect to each Advance, the last Business Day of June and the last Business Day of December in each Fiscal Year.

“Interest Rate” means a fixed interest rate of 8.75% per annum, which shall be increased by 2% upon the occurrence and during the continuance of any Event of Default.

“Interest Rate Hedge” means any agreement, whether in the form of a futures or forward contract, swap or otherwise for the hedging of interest on Debt.

“JEC” means Just Energy Corp., an Ontario corporation, formerly known as Ontario Energy Savings Corp.

“JEC Assignment Agreement” means the Assignment, Assumption, Consent and Release Agreement dated as of August 1, 2005 between JEC, Just Energy Ontario L.P. and Shell Energy.

“Judgment Conversion Date” has the meaning set forth in Section 14.05(1)(b).

“Judgment Currency” has the meaning set forth in Section 14.05(1).

“JustGreen Products” means environmental derivative products, including carbon offsets, carbon credits, renewable energy certificates or attributes and the equivalents thereof.

“LDC Agreements” means Collection Service Agreements and Transportation Agreements and the Electricity Service Agreements listed on Schedule E hereto as such agreements are in effect on the date hereof and as from time to time supplemented, amended restated or replaced from time to time and any such agreement entered into with LDCs after the date hereof, whether or not scheduled.

“LDCs” means (i) local distribution companies to whom volumes of natural gas are delivered by an Obligor and with whom such Obligor has Transportation Agreements and Collection Service Agreements and (ii) local electricity distribution companies, which deliver electricity to Customers for and on behalf of an Obligor and with whom such Obligor has an Electricity Service Agreement.

“Lender-Related Distress Event” means, with respect to any Lender or any Person that directly or indirectly controls such Lender (each, a “Distressed Person”), (a) a voluntary or involuntary case with respect to such Distressed Person under any Insolvency Legislation or (b) a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or (c) such Distressed Person is subject to a forced liquidation, merger, sale or other change of control supported in whole or in part by guaranties or other support (including, without limitation, the nationalization or assumption of ownership or operating control by the government of Canada, the United States or other Governmental Authority), or (d) such Distressed Person makes a general assignment for the benefit of its creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent, bankrupt, or deficient in meeting any capital adequacy or liquidity standard of any such Governmental Authority, or (e) such Distressed Person becomes the subject of a Bail-In Action.

“Lenders” means Sagard, in its capacity as Lender, and the Persons from time to time designated in Schedule A annexed hereto as a Lender and “Lender” means any one of the Lenders and includes each of their successors and permitted assigns.

“Lenders’ Counsel” means the firm of Torys LLP or such other firm of legal counsel as the Agent may from time to time designate and any and all local agent counsel retained by Torys LLP for and on behalf of the Agent.

“Loan Documents” means (a) this Agreement, the Guarantees and any Notes issued hereunder, (b) the Warrants, (c) the Warrant Agreements, (d) the fee letters and arrangements letter referred to in Section 4.03 and (e) all present and future agreements delivered by any Obligor to the Agent or the Lenders pursuant to, or in respect of the agreements referred to in clauses (a), (b), (c) and (d) inclusive of this definition, in each case as the same may be supplemented, amended or restated from time to time, and “Loan Document” will mean any one of the Loan Documents.

“Loan Facility” has the meaning set forth in Section 2.01(1).

“Majority Lenders” means Sagard and the Specified Lender, as Lenders, plus such other Lenders as may be required to hold at least [PERCENTAGE REDACTED] of the Advances and Commitments under the Loan Facility.

“Make-Whole Premium” means, in respect of any amount prepaid, the greater of (i) zero, and (ii) the sum of all interest payments (assuming full cash payments of interest in accordance with Section 4.01) which, but for the prepayment would have been made from the date of such prepayment until the Maturity Date, at the discount rate equal to the Reinvestment Yield.

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, properties, assets, or condition (financial or otherwise) of all Obligors on a consolidated basis; (b) an adverse effect on the legality, validity or enforceability of any of the Loan Documents which could reasonably be considered material having regard to the Loan Documents considered as a whole; (c) a material adverse effect on the right, entitlement or ability of the Obligors as a whole, to pay or perform any of its debts, liabilities or obligations under any of the Loan Documents; or (d) a material adverse effect on the right, entitlement or ability of the Agent or the Lenders to enforce their rights or remedies under any of the Loan Documents.

“Material Contracts” means, collectively, (i) all material LDC Agreements; (ii) all Supplier Contracts, excluding (A) those Supplier Contracts that are immaterial (provided that the supply under Supplier Contracts excluded in this subparagraph (A) does not exceed, in the aggregate, 10% of the total supply under all Supplier Contracts) and (B) Supplier Contracts entered into by an Unrestricted Subsidiary; and (iii) any other agreement entered into by an Obligor which:

(a)	if not complied with or terminated, could reasonably be expected to have a Material Adverse Effect; or

(b)	is necessary for the business of an Obligor and not replaceable in the commercial marketplace on commercially reasonable terms.

“Material Licences” means, collectively, each licence, permit or approval issued by any Governmental Authority, or any applicable stock exchange or securities commission, to any Obligor, the breach or default of which could reasonably be expected to result in a Material Adverse Effect.

“Maturity Date” means September 12, 2023.

“Modified Consolidated Basis” means the consolidated financial position or results of the Borrower and the Restricted Subsidiaries, as determined in accordance with GAAP.

“NCIB (Debt)” means the normal course issuer bid by the Borrower in accordance with Applicable Law in relation to (i) the $160 Million Convertible Debentures, and (ii) the $100 Million Convertible Debentures.

“NCIB (Equity)” means the normal course issuer bid by the Borrower in accordance with Applicable Law in relation to its common shares.

“NCIBs” means, collectively, the NCIB (Debt) and the NCIB (Equity).

“NI 45-102” means National Instrument 45-102 – Resale of Securities, as the same may be amended, supplemented or restated from time to time.

“Non-Arm’s Length” and similar phrases have the meaning attributed thereto for the purposes of the Income Tax Act (Canada); and “Arm’s Length” will have the opposite of such meaning.

“Non-Funding Lender” means any Lender (i) that has failed to fund any payment or Advances required to be made by it hereunder or to purchase all participations required to be purchased by it hereunder and under the Loan Documents, or (ii) that has given verbal or written notice to the Borrower, the Agent or any Lender or has otherwise publicly announced that it believes that it will be unable to fund advances under credit arrangements to which it is a party, or (iii) with respect to which one or more Lender-Related Distress Events has occurred, or (iv) with respect to which the Agent has knowledge that such Lender has defaulted in fulfilling its obligations (whether as an agent, lender or letter of credit issuer) under one or more other syndicated credit facilities, or (v) with respect to which the Agent has concluded, acting reasonably, and has advised the Lenders in writing that it is of the view that, there is a reasonable chance that such Lender shall become a “Non-Funding Lender” pursuant to any of (i), (ii) or (iii) above and that such Lender has been deemed a “Non-Funding Lender”.

“Note” has the meaning set forth in Section 4.06.

“Obligations” means, with respect to any Obligor, all of its present and future indebtedness, liabilities and obligations of any and every kind, nature or description whatsoever (whether direct or indirect, joint or several or joint and several, absolute or contingent, matured or unmatured, in any currency and whether as principal debtor, guarantor, surety or otherwise, including without limitation any interest that accrues thereon after or would accrue thereon but for the commencement of any case, proceeding or other action, whether voluntary or involuntary, relating to the bankruptcy, insolvency or reorganization whether or not allowed or allowable as a claim in any such case, proceeding or other action) to each of the Agent, the Lenders and each of them under, in connection with, relating to or with respect to each of the Loan Documents, and any unpaid balance thereof.

“Obligors” means, collectively, the Borrower and the Guarantors and each of their respective successors and assigns and “Obligor” means any one of them.

“OFAC” means The Office of Foreign Assets Control of the US Department of Treasury.

“Operating Budget” means (i) the annual operating budget of the Borrower in, consisting of a statement of cash available for distribution and a cash flow forecast and (ii) forecasted calculations in respect of each Fiscal Quarter for the purposes of (A) the financial covenants in Section 8.02 and (B) Section 8.05(4) (and which, for greater certainty, shall be substantially the form attached hereto as Schedule F and shall include in respect of all Unrestricted Subsidiaries of the Borrower only separate select information concerning the RCE’s and Gross Margin (as if such definition applied to Unrestricted Subsidiaries mutatis mutandis) of such Unrestricted Subsidiaries calculated on an annual basis).

“Organizational Documents” means, with respect to any Person, such Person’s articles or other charter documents, by-laws, unanimous shareholder agreement, partnership agreement, joint venture agreement, operating agreement, limited liability company agreement or trust agreement, as applicable, and any and all other similar agreements, documents and instruments relative to such Person, setting forth the manner of election or duties of the directors, officers or managing members of such Person or the designation, amount or relative rights, limitations and preferences of any equity interests of such Person.

“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a former or present connection between such recipient and the jurisdiction imposing the Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).

“Participant” has the meaning set forth in Section 13.03(1).

“Participant Register” has the meaning set forth in Section 13.03(3).

“Patriot Act” has the meaning set forth in Section 7.01(45).

“PB Plan” means the Performance Bonus Plan under which employees and sales representatives are awarded securities of the Borrower as bonuses, as amended or replaced from time to time.

“Pending Event of Default” means an event which, but for the requirement for the giving of notice, lapse of time, or both, or but for the satisfaction of any other condition subsequent to such event, would constitute an “Event of Default”.

“Permitted Acquisitions” means an Acquisition by an Obligor (and, for the avoidance of doubt, not by an Unrestricted Subsidiary), whether by way of share purchase or asset purchase or other form of transaction, of any operating business that carries on the Business or any part thereof or of any assets used in the Business and where:

(a)	all inter-corporate debt acquired in connection with such Acquisition is subordinated and postponed to the Obligations;

(b)	after giving effect to such Acquisition, all representations and warranties contained in Section 7.01 of this Agreement will be true and correct as of the date of such Acquisition with the same force and effect as if such representations and warranties had been made on and as of such date (unless they were made as of a specific date) and the Borrower will be in compliance with all covenants (including all financial covenants set out in Section 8.02 and Section 8.05(4)) contained in this Agreement and no Pending Event of Default or Event of Default has occurred that is continuing at such time or will occur because of such Acquisition;

(c)	on or prior to closing the Acquisition, the Borrower has provided an officers’ certificate as to compliance with the foregoing;

(d)	if consideration for such Acquisition (whether by cash, assumed debt or otherwise) paid for such Acquisition together with all such consideration paid for Acquisitions in the same Fiscal Year exceeds [AMOUNT REDACTED] in the aggregate, the Majority Lenders have provided their prior written consent to such Acquisition; and

(e)	the aggregate amount of consideration for Acquisitions where less than 100% of the issued and outstanding capital stock or other equity of a Person is being acquired by an Obligor shall not, together with the amount of equity investments permitted under subsection 8.04(5)(g), exceed (i) [AMOUNT REDACTED] in the aggregate in any Fiscal Year and (ii) [AMOUNT REDACTED] in the aggregate during the term of this Agreement.

“Permitted Asset Dispositions” means Dispositions by an Obligor of:

(a)	tangible personal property in the normal course of its Business for fair market value and on customary trade terms;

(b)	tangible personal property other than pursuant to clauses (a) or (c) hereof where the value of all such Property Disposed in any Fiscal Year pursuant to this clause (b) does not exceed in the aggregate [AMOUNT REDACTED];

(c)	tangible or intangible personal property to any other Obligor;

(d)	Billed Accounts Receivable and Sold Unbilled Accounts Receivable under the Customer Contracts to LDCs in accordance with the LDC Agreements; or

(e)	intangible personal property, other than pursuant to clauses (c) and (d) hereof, in the normal course of its business for fair market value where the value of all such intangible property disposed in any Fiscal Year by all Obligors does not exceed [AMOUNT REDACTED] in the aggregate.

“Permitted Debt” means:

(a)	Debt under this Agreement;

(b)	(i) Debt under the Senior Credit Agreement in an aggregate principal amount not to exceed the Senior Lender Limitation Amount at any time, (ii) Debt under Hedges, provided that the Aggregate Swap Exposure shall not exceed [AMOUNT REDACTED] at any time, and (iii) Debt under agreements evidencing treasury facilities and cash management products provided by any Senior Lender or an Affiliate of a Senior Lender and permitted under the Senior Credit Agreement;

(c)	Debt in respect of Purchase Money Security Interests and Capital Leases in an outstanding amount not to exceed $10,000,000 in the aggregate for all Obligors;

(d)	Existing Intercompany Debt;

(e)	Future Intercompany Debt;

(f)	Permitted Unrestricted Subsidiary Debt;

(g)	Subordinated Debt;

(h)	Convertible Subordinated Debentures, provided the trustee thereto has issued a confirmation to the Agent that the Obligations constitute “Senior Indebtedness” thereunder;

(i)	guarantees of any Debt (other than Convertible Subordinated Debentures) otherwise permitted hereunder;

(j)	Debt under (i) Canadian Dollar corporate credit cards of the Obligors provided that the amount of all such Debt at no time exceeds [AMOUNT REDACTED] in the aggregate for all Obligors and (ii) US Dollar corporate credit cards of the Obligors provided that the amount of all such Debt at no time exceeds [AMOUNT REDACTED] in the aggregate for all Obligors;

(k)	Debt acquired or assumed in connection with Permitted Acquisitions provided that (i) no Restricted Subsidiary has provided a guarantee with respect to such Debt and (ii) such Debt is subordinated and postponed to the Obligations pursuant to a subordination and postponement agreement or otherwise in a form and on terms and conditions satisfactory to all of the Lenders in their absolute discretion;

(l)	UK Convertible Bonds;

(m)	EDC Indemnity; and

(n)	Debt consented to in writing by the Majority Lenders from time to time.

“Permitted Distributions” means:

(a)	Distributions from one Obligor to another Obligor;

(b)	Distributions by way of issuance of common shares or preferred shares of the Borrower to the public (including, for greater certainty, by way of private placement);

(c)	dividends paid by the Borrower on the common shares or preferred shares of the Borrower; provided that the amount of such dividend shall not exceed C$0.50 per common share per annum;

(d)	cash interest payments on the Convertible Subordinated Debentures;

(e)	non-cash distributions of Share Based Compensation;

(f)	distributions paid in cash under the Restricted Share Grant Plan, the PB Plan or under the Deferred Compensation Plan;

(g)	repurchases of shares pursuant to the NCIB (Equity);

(h)	repurchases of Convertible Subordinated Debentures pursuant to the NCIB (Debt);

(i)	cash interest payments on the UK Convertible Bonds;

(j)	permanent repayments (partial or full) of the principal amount of the $100 Million Convertible Debentures, the $160 Million Convertible Debentures or the UK Convertible Bonds; and

(k)	payments of principal, interest or fees in respect of the Senior Credit Agreement and related hedges and cash management services.

“Permitted Encumbrances” means, with respect to any Person, the following:

(a)	Encumbrances for Taxes not yet due or for which instalments have been paid based on reasonable estimates pending final assessments, or if due, they are not yet delinquent or the validity of which is being contested diligently and in good faith by appropriate proceedings by that Person for which reasonable reserves under GAAP are maintained;

(b)	Encumbrances in respect of claims for unpaid wages, vacation pay, worker’s compensation, unemployment insurance premiums, pension plan contributions, employee or non-resident withholding tax source deductions, realty taxes (including utility charges and business taxes which are collectable like realty taxes), unremitted goods and services taxes, provincial sales taxes, customs duties or similar statutory obligations secured by an Encumbrance on any Obligor’s assets, but only if the obligations secured by such Encumbrances are paid before they become delinquent or they are being contested diligently and in good faith by appropriate proceedings by that Person for which reasonable reserves under GAAP are maintained;

(c)	undetermined or inchoate liens, rights of distress and charges incidental to current operations which relate to obligations not yet due, or if due, they are not yet delinquent or the validity of which is being contested diligently and in good faith by appropriate proceedings by that Person or they do not exceed [AMOUNT REDACTED] in the aggregate;

(d)	the Encumbrance resulting from the deposit of cash or securities in connection with contracts, tenders or expropriation proceedings, or to secure workmen’s compensation, unemployment insurance, letters of credit, surety or appeal bonds, or costs of litigation when required by law in any case not to exceed [AMOUNT REDACTED] or the Equivalent Amount in US$ in aggregate outstanding at any time, liens and claims incidental to current construction, mechanics’, warehousemen’s, landlords’, carriers’, surety bonds and other similar liens, and public, statutory and other like obligations incurred in the ordinary course of business;

(e)	the Encumbrance created by a judgment of a court of competent jurisdiction, so long as the same does not result in an Event of Default;

(f)	Encumbrances on real property which consist of (i) reservations, limitations, provisos and conditions expressed in the original grant from the Crown, (ii) any general qualifications to title imposed under the land registry system in which any real property is situate, (iii) any encroachments, variations in description or by-law infractions which might be revealed by an up-to-date survey of the real property, (iv) any agreement with a municipality with respect to the development of the buildings, fixtures and improvements on the real property, (v) restrictions or restrictive covenants disclosed by registered title, (vi) any easement or right-of-way disclosed by registered title and (vii) any easement for the supply of utilities to the real property;

(g)	liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of combination of accounts or similar rights in the ordinary course of conducting day-to-day banking business in relation to deposit accounts (including segregated deposit accounts for Customers if required by Applicable Law) or other funds maintained with a financial institution;

(h)	the Encumbrances created by the security granted to the Senior Collateral Agent pursuant to the Senior Credit Documents;

(i)	Purchase Money Security Interests and Capital Leases, provided that the aggregate outstanding amount of Debt secured thereby or arising thereunder does not exceed [AMOUNT REDACTED] or the Equivalent Amount in US$ at any time;

(j)	any Encumbrance granted by any Obligor to LDCs in respect of Billed Accounts Receivable under the Customer Contracts that have been sold to LDCs and for which LDCs are obligated to pay for following such sale in accordance with Collection Service Agreements as permitted by Section 8.04(1);

(k)	any Encumbrance granted by any Obligor to LDCs in respect of Sold Unbilled Accounts Receivable under the Customer Contracts that have been sold to LDCs and for which LDCs are obligated to pay for following such sale in accordance with Collection Service Agreements as permitted by Section 8.04(1);

(l)	any Encumbrance granted by any Obligor to LDCs in respect of Unbilled Accounts Receivable in accordance with Collection Service Agreements, provided that the aggregate value of such Unbilled Accounts Receivable Encumbered at any time shall not exceed [AMOUNT REDACTED];

(m)	any Encumbrance granted by any Obligor to LDCs in respect of Cash Security Deposits in accordance with Collection Service Agreements, provided that the aggregate value of such Cash Security Deposits Encumbered at any time shall not exceed [AMOUNT REDACTED];

(n)	any Encumbrance granted by an Obligor to an LDC in respect of natural gas in storage with such LDC if required by such LDC or the tariff applicable to such LDC; provided that the aggregate volume of such natural gas in storage so Encumbered shall not at any time exceed 15% of the aggregate volume of all such natural gas in storage;

(o)	Encumbrances over Credit Card Payment Accounts to secure obligations of certain Obligors to certain deposit banks pursuant to merchant services agreements;

(p)	[Reserved]

(q)	Encumbrances over any and all cash, monies and interest bearing instruments delivered to, deposited with or held by an exchange for natural gas and any rights to payment or performance owing from an exchange for natural gas including, without limitation, accounts payable owed by the exchange to an Obligor to the extent that such proceeds are to be used as security for future transactions and all proceeds of any of the foregoing, provided that the aggregate value of such Encumbrances at any time shall not exceed [AMOUNT REDACTED]; and

(r)	such other Encumbrances as agreed to in writing by the Majority Lenders in accordance with this Agreement.

“Permitted Unrestricted Subsidiary Debt” means Debt owing by the Obligors to Unrestricted Subsidiaries in an amount not to exceed [AMOUNT REDACTED] in the aggregate at any time; provided that such Debt is subordinated and postponed to the Obligations pursuant to the terms of a Subordination Agreement.

“Person” is to be broadly interpreted and will include an individual, a corporation, a limited liability company, an unlimited liability company, a partnership, a trust, an incorporated organization, a joint venture, financial institution, the government of a country or any political subdivision of a country, or an agency or department of any such government, any other Governmental Authority and the executors, administrators or other legal representatives of an individual in such capacity.

“Property” means, with respect to any Person, all or any portion of its undertaking, property and assets, both real and personal, including, for greater certainty, (i) any share in the capital of a corporation or ownership interest in any other Person and (ii) its interest under all Supplier Contracts, LDC Agreements and related permits.

“Proportionate Share” means in respect of each Lender from time to time, (a) with respect to the Loan Facility, the percentage of the Loan Facility which a Lender has agreed to advance to the Borrower, determined by dividing the Lender’s Commitment in respect of the Loan Facility by the aggregate of all of the Lenders’ Commitments with respect to the Loan Facility and (b) with respect to the Obligations, pro rata in accordance with the aggregate unpaid amount of the Obligations owed to such Lender.

“Purchase Money Security Interest” means an Encumbrance created or assumed by an Obligor securing Debt incurred to finance the unpaid acquisition price (including any installation costs or costs of construction) of Property provided that (a) such Encumbrance is created substantially concurrently with the acquisition of such Property, (b) such Encumbrance does not at any time encumber any Property other than the Property and the proceeds thereof financed or refinanced (to the extent the principal amount is not increased) by such Debt, (c) the amount of Debt secured thereby is not increased subsequent to such acquisition, and (d) the principal amount of Debt secured by any such Encumbrance at no time exceeds 100% of the original purchase price of such Property at the time it was acquired, installed or constructed and for the purposes of this definition the term “acquisition” will include a Capital Lease and the term “acquire” will have a corresponding meaning.

“RCE” means a residential customer equivalent which is a unit of measurement to a customer using, as regards natural gas, 2,815 m3 (or 106 GJ’s) of natural gas on an annual basis and, as regards electricity, 10,000 kWh of electricity on an annual basis, which represents respectively the approximate amount of gas and electricity used by a typical household.

“Receiving Lender” has the meaning set forth in Section 11.12.

“Register” has the meaning set forth in Section 13.02(3).

“Reinvestment Yield” means, with respect to any prepayment of the Advances, the sum of (x) the yield to maturity implied by the “Ask Yields” reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the prepayment date with respect to such Advances, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities (“Reported”) having a maturity equal to the remaining term to the Maturity Date as of such prepayment date, plus (y) 50 basis points.  If there are no such U.S. Treasury securities Reported having such maturity, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than the remaining term to the Maturity Date and (2) closest to and less than the remaining term to the Maturity Date.

“Release” means a “release”, as such term is defined in CERCLA.

“Relevant Jurisdiction” means, from time to time, with respect to any Obligor, such Obligor’s jurisdiction of formation, chief executive office or chief place of business and, for greater certainty, at the Closing Date includes the jurisdictions set forth in Schedule 7.01(19).

“Repayment Notice” means the notice substantially in the form annexed hereto as Schedule C.

“Requirements of Environmental Law” means all requirements of the common law or of statutes, regulations, by-laws, ordinances, treaties, judgments and decrees, and (to the extent that they have the force of law) rules, policies, guidelines, orders, approvals, notices, permits, directives, and the like, of any federal, territorial, provincial, state, regional, municipal or local judicial, regulatory or administrative agency, board or governmental authority in Canada, the United States and any other jurisdiction in which any Obligor has operations or assets relating to environmental or occupational health and safety matters (as they relate to exposure to a Hazardous Substance) and the assets and undertaking of any Obligor and the intended uses thereof in connection with such matters, including but not limited to, all such requirements relating to: (a) the protection, preservation or remediation of the natural environment (the air, land, surface water or groundwater); (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; (c) consumer, occupational or public safety and health (as they relate to exposure to a Hazardous Substance); and (d) Hazardous Substances or conditions (matters that are prohibited, controlled or otherwise regulated, such as contaminants, pollutants, toxic substances, dangerous goods, wastes, hazardous wastes, liquid industrial wastes, hazardous materials, petroleum and other materials such as urea formaldehyde and polyurethane foam insulation, asbestos or asbestos-containing materials, polychlorinated biphenyls (PCBs) or PCB contaminated fluids or equipment, lead based paint, explosives, radioactive substances, petroleum and associated products, above ground and underground storage tanks or surface impoundments).

“Requirements of Law” means, as to any Person, any Applicable Law, or determination of a Governmental Authority having the force of law, in each case applicable to or binding upon such Person or any of its business or Property or to which such Person or any of its business or Property is subject.

“Restricted Share Grant Plan” means the 2010 restricted share grant plan pursuant to which restricted common shares of the Borrower are granted to senior officers and service providers to the Borrower and to senior officers of the Borrower’s Subsidiaries and Affiliates, as supplemented, amended or restated from time to time.

“Restricted Subsidiary” means each direct or indirect Subsidiary of the Borrower that is not an Unrestricted Subsidiary and for greater certainty, includes the Obligors.

“Restricted Subsidiary Subordination Agreement” means the subordination and postponement of inter-corporate debt agreement dated as of the date hereof between the Obligors and the Agent, whereby the Obligors subordinate and postpone certain Debt of the Obligors including (i) any Existing Intercompany Debt; and (ii) any Future Intercompany Debt, to the Obligations, as such agreement may be supplemented, amended or restated from time to time.

“Sagard” means Sagard Credit Partners, LP and its successors and assigns.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC or otherwise designated under Sanctions Laws.

“Sanctions Event” has the meaning set forth in Section 7.01(43).

“Sanctions Laws” means any economic, trade or financial sanctions or trade embargoes imposed, administered or enforced from time to time under laws and executive orders of the Canadian government (including without limitation including under the Special Economic Measures Act (Canada), the United Nations Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law) and the Criminal Code (Canada) and, in each case, the regulations promulgated thereunder), the United States government, or any other relevant sanctions authority.

“Senior Administrative Agent” means Canadian Imperial Bank of Commerce in its capacity as “Agent” under the Senior Credit Agreement.

“Senior Collateral Agent” means Canadian Imperial Bank of Commerce in its capacity as “Collateral Agent” under the Senior Security Documents and the Intercreditor Agreement, or such Person from time to time appointed as collateral agent in accordance with the terms of the Intercreditor Agreement.

“Senior Credit Agreement” means the eighth amended and restated credit agreement dated as of April 18, 2018 between, among others, Just Energy Ontario L.P. and Just Energy (U.S.) Corp., as borrowers, Canadian Imperial Bank of Commerce, as administrative agent and each person party thereto as a lender, as amended by the first amendment and consent agreement dated September 12, 2018.

“Senior Credit Documents” has the meaning ascribed to the term “Credit Document” in the Senior Credit Agreement.

“Senior Debt” means Total Debt minus (i) Debt incurred hereunder and (ii) UK Convertible Bonds, all as determined on a Modified Consolidated Basis in accordance with GAAP.

“Senior Debt to EBITDA Ratio” means, for any Four Quarter Period, the ratio of Senior Debt as at the last day of the applicable Four Quarter Period to EBITDA in respect of such Four Quarter Period.

“Senior Lender Limitation Amount” means [AMOUNT REDACTED].

“Senior Lenders” means each lender party to the Senior Credit Agreement as a lender from time to time.

“Senior Obligations” means the “Obligations” as defined in the Senior Credit Agreement.

“Senior Security” means the Encumbrances created by the Senior Security Documents.

“Senior Security Documents” means the documents evidencing the Encumbrances granted by the Obligors in favour of the Senior Collateral Agent from time to time.

“Senior Subordination Agreement” means the subordination agreement dated as of the date hereof between the Senior Administrative Agent, the Senior Collateral Agent, the Agent, the Borrower and each of the Restricted Subsidiaries, as amended, supplemented, modified or replaced from time to time.

“Share Based Compensation” means compensation paid by the Borrower to the directors, officers, full-time employees and service providers of the Borrower and the Borrower’s Subsidiaries and Affiliates in the form of common shares pursuant to the Share Option Plan, the Restricted Share Grant Plan, the PB Plan or the Deferred Compensation Plan.

“Share Option Plan” means the share option plan pursuant to which common shares of the Borrower are granted to directors, officers and full-time employees of and service providers to the Borrower and its Subsidiaries and Affiliates, as supplemented, amended or restated from time to time.

“Shell Energy” means Shell Energy North America (Canada) Inc., formerly known as Coral Energy Canada Inc.

“Sold Unbilled Accounts Receivable” means all present and future amounts that have not yet been billed to a Customer in respect of gas, electricity or JustGreen Products that has been delivered to such Customer pursuant to a Customer Contract and which have been assigned or sold to an LDC concurrently with the delivery of such gas, electricity or JustGreen Products and which are subject to a Collection Service Agreement.

“Specified Canadian Pension Plan” means any Canadian Pension Plan which contains a “defined benefit provision”, as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Specified Lender” mean the entity disclosed by the Borrower to the Agent on the confidential schedule delivered prior to the Closing Date, together with its affiliates (including funds and accounts for which it serves as investment manager or advisor).

“Subordinated Debt” means, with respect to any Person, at any time, indebtedness for borrowed money which, among other things, (i) the final maturity or due date thereof is not prior to the date that is 90 days after the Maturity Date and (ii) is subordinated and postponed to the Obligations pursuant to a subordination and postponement agreement or otherwise, all in a form and on terms and conditions satisfactory to all of the Lenders in their absolute discretion.

“Subordination Agreement” means any subordination and postponement agreement substantially in the form attached hereto as Schedule H, as such agreement may be supplemented, amended or restated from time to time.

“Subsidiary” means, at any time, as to any Person, any other Person, if at such time the first mentioned Person owns, directly or indirectly, securities or other ownership interests in such other Person having ordinary voting power to elect a majority of the board of directors or persons performing similar functions for such other Person, and will include any other Person in like relationship to a Subsidiary of such first mentioned Person.

“Supplier Contracts” means contracts between any Obligor and a supplier of natural gas, electricity or JustGreen Products, including, without limitation, the natural gas sales agreement dated as of October 15, 1998 between JEC and Shell Energy, as amended by amending agreements dated as of September 26, 2001 and January 15, 2004 between Just Energy Ontario L.P. and Shell Energy, and as assigned to Just Energy Ontario L.P. pursuant to the JEC Assignment Agreement, as supplemented, amended or restated from time to time in accordance with the terms of this Agreement.

“Supply Commitments” means, at any time, the amount of natural gas, electricity or JustGreen Products anticipated to be deliverable by the Obligors to Customers under (i) committed existing Customer Contracts; (ii) supplied but not flowing renewals of expiring Customer Contracts; and (iii) supplied but not flowing new Customer Contracts.

“Tax” or “Taxes” means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, harmonized sales, value added, capital, capital gains, alternative, net worth, capital, transfer, profits, withholding, payroll, employer health, excise, franchise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments, royalties, duties, deductions, compulsory loans or similar charges in the nature of a tax, including Canada Pension Plan and provincial pension plan contributions, employment insurance payments and workers compensation premiums, together with any instalments, and any interest, fines and penalties, imposed by any Governmental Authority (including federal, state, provincial, municipal and foreign Governmental Authorities) in respect thereof, whether disputed or not.

“Total Commitment” means the aggregate of the Tranche 1 Amount, the Tranche 2 Amount and the Tranche 3 Amount.

“Total Debt” means all Debt of the Borrower but, for the avoidance of doubt, excludes (i) Debt arising under Hedges, (ii) the principal amount outstanding of all Existing Intercompany Debt, Future Intercompany Debt and Permitted Unrestricted Subsidiary Debt, (iii) Debt arising under Convertible Subordinated Debentures, and (iv) Debt arising under the EDC Indemnity, all as determined on a Modified Consolidated Basis in accordance with GAAP.

“Total Debt to EBITDA Ratio” means, for any Four Quarter Period, the ratio of Total Debt as at the last day of the applicable Four Quarter Period to EBITDA in respect of such Four Quarter Period.

“Total Interest Expense” of the Borrower means, for any period and on a Modified Consolidated Basis, without duplication, the aggregate amount of interest and other financing charges accrued or actually paid by the Borrower, during such period with respect to Debt including interest, discount and financing fees, commissions, discounts, the interest or time value of money component of costs related to factoring or securitizing receivables or monetizing inventory and other fees and charges payable with respect to letters of credit, letters of guarantee and bankers’ acceptance financing, standby fees and the interest component of Capital Leases, all as determined in accordance with GAAP.

“Tranche 1” means the portion of the Loan Facility pursuant to which Advances may be made to the Borrower (subject to the terms hereof) not exceeding the Tranche 1 Amount.

“Tranche 1 Amount” means US$50,000,000.

“Tranche 2” means the portion of the Loan Facility pursuant to which Advances may be made to the Borrower (subject to the terms hereof) not exceeding the Tranche 2 Amount.

“Tranche 2 Amount” means US$150,000,000.

“Tranche 3” means the portion of the Loan Facility pursuant to which Advances may, subject to the consent of the Lenders, be made to the Borrower (subject to the terms hereof) not exceeding the Tranche 3 Amount.

“Tranche 3 Amount” means US$50,000,000.

“Transportation Agreements” means, collectively, the transportation agreements entered into between the Obligors and LDCs (or entered into between JEC and LDCs and assigned to Just Energy Ontario L.P. pursuant to the JEC Assignment Agreement) providing for the delivery of gas provided by an Obligor to its Customers and related matters, as supplemented, amended or restated from time to time in accordance with the terms of this Agreement.

“UK Convertible Bonds” means the US$150,000,000 aggregate principal amount (as such amount is reduced from time to time as a result of prepayments permitted hereunder) of 6.50% convertible unsecured subordinated bonds of the Borrower maturing July 29, 2019 issued on January 29, 2014 pursuant to the UK Trust Deed.

“UK Trust Deed” means the trust deed dated as of January 29, 2014 between the Borrower, the UK Trust Deed Trustee and Elavon Financial Services Limited, UK Branch, pursuant to which the UK Convertible Bonds were issued, as such agreement may be supplemented, amended or restated from time to time in accordance with the terms of this Agreement.

“UK Trust Deed Trustee” means U.S. Bank Trustees Limited and any successor in its capacity as such.

“Unbilled Accounts Receivable” means all present and future amounts in respect of gas or electricity or JustGreen Products that have been delivered to a Customer pursuant to a Customer Contract, and that have not yet been billed to such Customer or assigned or sold to an LDC pursuant to a Collection Service Agreement, and which, for greater certainty, remain an asset of an Obligor.

“United States Dollars”, “US Dollars” and “US$” means the lawful money of the United States of America.

“Unrestricted Subsidiaries” means a direct or indirect Subsidiary of the Borrower that has been designated as such by the Borrower pursuant to Section 8.05(5).

“US Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which an Obligor, or any corporation, trade or business that is, along with any other Person, a member of a Controlled Group, may reasonably be expected to have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“US Welfare Plan” means a “welfare plan”, as such term is defined in Section 3(1) of ERISA.

“Warrant Agreements” mean the warrant agreements between the Borrower and each of the Lenders, dated the Closing Date, as amended, replaced, supplemented or otherwise modified from time to time.

“Warrant Fee” has the meaning set forth in Section 4.04.

“Warrants” means the warrants to purchase common shares of the Borrower, issuable to the each of the Lenders pursuant to Section 4.04 in the form set forth in Schedule 4.04.

“Withholding Agent” means any Obligor and the Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02	Headings

The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

1.03	Number

Words importing the singular number only will include the plural and vice versa, words importing the masculine gender will include the feminine and neuter genders and vice versa.

1.04	Accounting Principles

Where the character or amount of any asset or liability or item of revenue or expense is required to be determined, or any consolidation or other accounting computation is required to be made for the purpose of this Agreement or any Loan Document, such determination or calculation will, to the extent applicable and except as otherwise specified herein or as otherwise agreed in writing by the parties, be made in accordance with GAAP.

1.05	Accounting Practices

All calculations for the purposes of determining compliance with the financial ratios and financial covenants contained in this Agreement will be made on a basis consistent with GAAP in existence as at the date hereof applied on a Modified Consolidated Basis in accordance with GAAP. In the event of a change in such GAAP which in any material respect changes or results in a change in the method of calculation of, or has an adverse impact on, financial covenants, standards or terms applicable to an Obligor under any of the Loan Documents as determined by the Lenders, acting reasonably, the Borrower and the Agent (with the approval of the Majority Lenders) will negotiate in good faith to revise (if appropriate) such ratios and covenants to reflect GAAP as then in effect, in which case all calculations thereafter made for the purpose of determining compliance with the financial ratios and financial covenants contained in this Agreement will be made on a basis consistent with GAAP in existence as at the date of such revisions.

1.06	Currency

Unless otherwise specified in this Agreement, all references to dollar amounts (without further description) will mean Canadian Dollars.

1.07	Paramountcy

In the event of a conflict in or between the provisions of this Agreement and the provisions of any of the other Loan Documents then, notwithstanding anything contained in such other Loan Document, the provisions of this Agreement will prevail and the provisions of such other Loan Document will be deemed to be amended to the extent necessary to eliminate such conflict. In particular, if any act or omission of an Obligor is expressly permitted under this Agreement but is expressly prohibited under another Loan Document, such act or omission will be permitted. If any act or omission is expressly prohibited under a Loan Document (other than this Agreement), but this Agreement does not expressly permit such act or omission, or if any act is expressly required to be performed under such Loan Document but this Agreement does not expressly relieve the applicable Obligor from such performance, such circumstance will not constitute a conflict in or between the provisions of this Agreement and the provisions of such Loan Document.

1.08	Non-Business Days

Unless otherwise expressly provided in this Agreement, whenever any payment is stated to be due on a day other than a Business Day, the payment will be made on the immediately following Business Day. In the case of interest or fees payable pursuant to the terms of this Agreement, the extension or contraction of time will be considered in determining the amount of interest and fees. Unless otherwise expressly provided in this Agreement, whenever any action to be taken is stated or scheduled to be required to be taken on, or (except with respect to the calculation of interest or fees) any period of time is stated or scheduled to commence or terminate on, a day other than a Business Day, the action will be taken or the period of time will commence or terminate, as the case may be, on the immediately following Business Day.

1.09	Statutory and Material Contract References

Any reference in this Agreement to any act or statute or regulation (including any regulation of any Governmental Authority), or to any section of or any definition in any act, statute or regulation (including any regulation of any Governmental Authority), will be deemed to be a reference to such act, statute or regulation (including any regulation of any Governmental Authority) or section or definition as amended, supplemented, substituted, replaced or re-enacted from time to time. Any reference in this Agreement to an agreement, indenture, debenture or contract (including without limitation a Material Contract) will be deemed to be a reference to such document as supplemented, amended, restated, replaced or otherwise modified from time to time in accordance with the terms of this Agreement. Notwithstanding the above, references to the Senior Credit Agreement or any of the Senior Credit Documents shall not include any references to any refinancings or replacements thereof (unless such refinancing or replacement thereof is expressly permitted by Section 8.04(26)).

1.10	Interest Payments and Calculations

(1)               All interest payments to be made under this Agreement will be paid without allowance or deduction for deemed re-investment or otherwise, both before and after maturity and before and after default and/or judgment, if any, until payment of the amount on which such interest is accruing, and interest will accrue on overdue interest, if any.

(2)               Unless otherwise stated, wherever in this Agreement reference is made to a rate of interest or rate of fees “per annum” or a similar expression is used, such interest or fees will be calculated on the basis of a calendar year of 360 days and using the nominal rate method of calculation, and will not be calculated using the effective rate method of calculation or on any other basis that gives effect to the principle of deemed re-investment of interest.

(3)               For the purposes of the Interest Act (Canada) and disclosure under such act, whenever interest to be paid under this Agreement is to be calculated on the basis of a year of 360 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or such other period of time, as the case may be. EACH OF THE OBLIGORS CONFIRMS THAT IT FULLY UNDERSTANDS AND IS ABLE TO CALCULATE THE RATE OF INTEREST APPLICABLE TO THE LOAN FACILITY BASED ON THE METHODOLOGY FOR CALCULATING PER ANNUM RATES PROVIDED FOR IN THIS AGREEMENT. The Agent agrees that if requested in writing by the Borrower it will calculate the nominal and effective per annum rate of interest on any Advance outstanding at the time of such request and provide such information to the Borrower promptly following such request; provided that any error in any such calculation, or any failure to provide such information on request, shall not relieve either Borrower or any other Obligor of any of its obligations under this Agreement or any other Loan Document, nor result in any liability to the Agent or any Lender. EACH OBLIGOR HEREBY IRREVOCABLY AGREES NOT TO PLEAD OR ASSERT, WHETHER BY WAY OF DEFENCE OR OTHERWISE, IN ANY PROCEEDING RELATING TO THE CREDIT DOCUMENTS, THAT THE INTEREST PAYABLE UNDER THE LOAN DOCUMENTS AND THE CALCULATION THEREOF HAS NOT BEEN ADEQUATELY DISCLOSED TO THE OBLIGORS, WHETHER PURSUANT TO SECTION 4 OF THE INTEREST ACT (CANADA) OR ANY OTHER APPLICABLE LAW OR LEGAL PRINCIPLE.

(4)               In calculating interest or fees payable under this Agreement for any period, unless otherwise specifically stated, the first day but not the last day of such period will be included.

(5)               Notwithstanding anything herein to the contrary, in no event will any interest rate or rates referred to herein (together with other fees payable hereunder which are construed by a court of competent jurisdiction to be interest or in the nature of interest) exceed the maximum interest rate permitted by Applicable Law. If such maximum interest rate would be exceeded by the terms hereof, the rates of interest payable hereunder will be reduced to the extent necessary so that such rates (together with other fees which are construed by a court of competent jurisdiction to be interest or in the nature of interest) equal the maximum interest rate permitted by Applicable Law, and any overpayment of interest received by the Agent or the Lenders theretofore will be applied, forthwith after determination of such overpayment, to pay all then outstanding interest, and thereafter to pay outstanding principal, as if the same were a prepayment of principal and treated accordingly hereunder.

1.11	Determination by the Borrower

All provisions contained herein requiring the Borrower to make a determination or assessment of any event or circumstance or other matter to the best of its knowledge shall be deemed to require the Borrower to make all due inquiries and investigations as may be necessary or prudent in the circumstances before making any such determination or assessment.

1.12	Schedules

The following are the Schedules annexed hereto and incorporated by reference and deemed to be part hereof:

Schedule A	– Lenders and Commitments

Schedule B	– Notice of Request for Advance

Schedule C	– Repayment Notice

Schedule D	– Assignment Agreement

Schedule E	– List of LDC Agreements

Schedule F	– Form of Operating Budget

Schedule G	– List of Guarantors as of the Closing Date

Schedule H	– Form of Subordination Agreement

Schedule I	– Form of Compliance Certificate

Schedule J	– Warrant Fees

Schedule K	– Distributable Free Cash Flow Sample Calculation

Schedule 4.04	– Form of Warrant

Schedule 4.06	– Form of Note

Schedule 7.01(6)	– Taxes

Schedule 7.01(16)	– Corporate Structure

Schedule 7.01(22)	– Material Contracts and Material Licences

Schedule 7.01(28)	– Environmental Reports

Schedule 7.01(36)	– Non Arm’s Length Transactions

Article 2
THE LOAN FACILITY

2.01	Loan Facility

(1)               Subject to the terms and conditions of this Agreement, the Lenders hereby establish in favour of the Borrower as of the Closing Date a non-revolving multi-draw term loan facility in the principal amount of the Total Commitment (the “Loan Facility”), with each Lender agreeing to make available the amount shown on Schedule A hereto.

(2)               The Loan Facility shall consist of Tranche 1, Tranche 2 and Tranche 3. Advances under Tranche 1 shall be made available to the Borrower in a principal amount not to exceed the Tranche 1 Amount. Advances under Tranche 2 shall be made available to the Borrower in a principal amount not to exceed the Tranche 2 Amount. Advances under Tranche 3 shall be made available to the Borrower in a principal amount not to exceed the Tranche 3 Amount (which Advances are subject to the consent of the Lenders in their sole discretion). At no time shall the aggregate principal amount of all Advances outstanding hereunder exceed the Total Commitment.

(3)               All Advances shall be in US Dollars.

(4)               Subject to the terms and conditions hereof (including the conditions precedent set out in Sections 3.01, 3.02 and 3.03, as applicable), Advances shall be available to Borrower as follows:

(i)	a single Advance under Tranche 1 within 2 Business Days of the Closing Date;

(ii)	a single or multiple Advances under Tranche 2 on or after the Closing Date until July 29, 2019; and

(iii)	a single or multiple Advances under Tranche 3 after the Closing Date.

2.02	Purpose of Loan Facility

Advances under the Loan Facility will only be used for the following respective purposes:

(a)	in respect of proceeds of any Advance under Tranche 1, for general corporate purposes of the Obligors and the payment of fees and expenses incurred in connection with this Agreement (subject to the terms hereof);

(b)	in respect of proceeds of any Advance under Tranche 2, solely to repay the UK Convertible Bonds, in whole or in part, and associated transaction fees and expenses incurred in connection therewith (subject to the terms hereof); and

(c)	in respect of proceeds of any Advance under Tranche 3, solely to fund the purchase price of future Acquisitions and associated transaction fees and expenses (subject to the terms hereof including, for certainty the prior written consent of the Lenders in their sole discretion).

2.03	Advances

(1)               The Borrower may at any time request an Advance under the Loan Facility by delivering an Advance Notice to the Agent not later than 1:00 p.m. (Toronto time) as follows: (i) one (1) Business Day prior to the proposed Advance Date for any Advance under Tranche 1, (ii) two (2) Business Days prior to the proposed Advance Date for any Advance under Tranche 2, and (iii) ten (10) Business Days prior to the proposed Advance Date for any Advance under Tranche 3.

(2)               Each Advance under the Loan Facility under Tranche 2 and Tranche 3 will be in a minimum principal amount of US$25,000,000 and in whole multiples of US$1,000,000, unless the Tranche 2 Amount or Tranche 3 Amount, as applicable, not yet advanced under Tranche 2 or Tranche 3, as applicable, is less than US$25,000,000, in which case any such Advance shall be in a minimum principal amount of the remaining Tranche 2 Amount or Tranche 3 Amount, as the case may be.

(3)               The amount of each Advance hereunder will be subject to netting of any upfront fees stipulated in the Fee Letter.

2.04	Agent’s Obligations with Respect to Advances

Upon receipt of an Advance Notice, the Agent will forthwith notify the Lenders of the proposed Advance Date, of each Lender’s Proportionate Share of such Advance and the account of the Agent to which each Lender’s Proportionate Share is to be credited.

2.05	Lenders’ and Agent’s Obligations with Respect to Advances

Each Lender will, prior to 2:00 p.m. (Toronto time) on the Business Day prior to the Advance Date requested by the Borrower in an Advance Notice (the “Lender Advance Date”), credit the Agent’s account specified in the Agent’s notice given under Section 2.04 with such Lender’s Proportionate Share of such Advance (net of any fees payable to each Lender in accordance with the Fee Letter ) and the Agent will make available the full amount of the amounts so credited to the Borrower for value on the Advance Date.

2.06	Irrevocability

An Advance Notice given by the Borrower hereunder will be irrevocable and will oblige the Borrower to take the action contemplated on the date specified therein.

Article 3
DISBURSEMENT CONDITIONS

3.01	Conditions Precedent to all Advances

The obligations of the Lenders under this Agreement are subject to and conditional upon the following conditions precedent being fulfilled to the satisfaction of the Agent and the Lenders:

(1)               this Agreement and the Guarantee will have been executed and delivered by all parties thereto;

(2)               the Agent will have received certified copies of the Organizational Documents of each Obligor, the resolutions authorizing the execution, delivery and performance of each Obligor’s obligations under the Loan Documents and the transactions contemplated herein, and certificates as to the incumbency of the officers of each Obligor;

(3)               copies of all agreements which restrict or limit the powers of any Obligor or its directors or officers not otherwise delivered under Subsection 3.01(2), certified by such Obligor to be true, will have been delivered to the Agent;

(4)               certificates of status or good standing, as applicable, of each Obligor will have been delivered to the Agent;

(5)               the Agent will have received certified copies of all approvals of any Governmental Authorities or other third parties (including in connection with the Senior Credit Agreement, which shall be in form and substance satisfactory to the Lenders) required for the execution, delivery and performance of each Obligor’s obligations under the Loan Documents and the transactions contemplated therein as of the Closing Date;

(6)               the Agent, the Senior Administrative Agent and the other parties thereto shall have executed an delivered the Senior Subordination Agreement, in form and substance satisfactory to the Lenders;

(7)               the Agent will have received a confirmation from each of the trustees of the $100 Million Convertible Debentures and the $160 Million Convertible Debentures that the Obligations constitute “Senior Indebtedness” thereunder, in form and substance satisfactory to the Lenders;

(8)               a currently dated certificate of the Borrower that the representations and warranties set forth in Section 7.01 are true and correct (subject to any materiality thresholds contained therein) as at such time and a Compliance Certificate dated as of the Closing Date demonstrating, among other things, pro forma compliance with the financial covenants set out in Section 8.02 of this Agreement will each have been delivered to the Agent;

(9)               releases and discharges (or written authorizations to discharge from the applicable Encumbrance holder in form acceptable to the Agent) with respect to all Encumbrances which are not Permitted Encumbrances, if any, will have been delivered to the Agent;

(10)           no Event of Default or Pending Event of Default has occurred and is continuing on the Closing Date;

(11)           the Agent will have received a certified copy of the Senior Credit Agreement and such other Senior Credit Documents as the Agent may request;

(12)           a currently dated letter of opinion of Borrower’s Counsel along with the opinions of local counsel as required for each Restricted Subsidiary, each in form and substance satisfactory to the Lenders and the Lenders’ Counsel will have been delivered to the Agent and the Lenders as addressees;

(13)           no Material Adverse Effect shall have occurred since June 30, 2018;

(14)           the Agent and the Lenders will have received, or arrangements satisfactory to the Agent and the Lenders shall have been made to ensure that they will receive, all fees and expenses due under the Loan Documents or as otherwise agreed to with the Borrower pursuant to any fee letters or other agreements between such parties;

(15)           the Borrower will have paid, or arrangements satisfactory to the Agent and the Lenders shall have been made to ensure that the Borrower will pay, all reasonable out-of-pocket expenses (including all reasonable legal fees and consultant’s fees) incurred by or on behalf of the Agent in connection with this Agreement and the transactions and other documents contemplated by this Agreement;

(16)           the Toronto Stock Exchange shall have conditionally approved the listing of the common shares issuable upon exercise of the Warrants, pursuant to the applicable rules or regulations of the Toronto Stock Exchange, subject only to the filing of other standard documents and notice of issuance thereunder;

(17)           the New York Stock Exchange shall have conditionally approved the listing of the common shares issuable upon exercise of the Warrants, pursuant to the applicable rules or regulations of the New York Stock Exchange, subject only to the filing of other standard documents and notice of issuance thereunder; notwithstanding the foregoing, the Agent and the Lenders agree that evidence of such conditional approval shall only be required to be delivered on or prior to the Lender Advance Date with respect to the Advance under Tranche 1;

(18)           the Warrant Agreements shall have been executed and delivered by the Borrower and the Warrants shall have been validly, created authorized, issued and delivered to each of the Lenders that has delivered an Accredited Investor Certificate to the Borrower;

(19)           all “know your customer”, anti-money laundering, anti-terrorism or similar identification information required by the Agent or any of the Lenders shall have been provided by the Borrower (and the Restricted Subsidiaries, if necessary);

(20)           no “Pending Event of Default” or “Event of Default” under the Senior Credit Agreement has occurred and is continuing (as defined therein);

(21)           the Borrower shall have delivered any Notes requested by the Lenders under section 4.06 hereof on or prior to the proposed Advance Date under Tranche 1;

(22)           the Agent will have received such additional evidence, documents or undertakings as the Lenders will reasonably request to establish the consummation of the transactions contemplated hereby and be satisfied, acting reasonably, as to the taking of all proceedings in connection herewith in compliance with the conditions set forth in this Agreement, provided that all documents delivered pursuant to this Section 3.01 will be in full force and effect, and in form and substance satisfactory to the Agent and the Lenders, acting reasonably.

3.02	Conditions Precedent to Subsequent Advances under Tranche 2

The obligation of the Lenders to make any Advance under Tranche 2 after the Closing Date is subject to and conditional upon the following conditions precedent being fulfilled to the satisfaction of the Agent by the Borrower:

(1)               the Agent will have received timely notice as required under Section 2.03(1);

(2)               the representations and warranties deemed to be repeated pursuant to Section 7.02 continue to be true and correct in all material respects as if made on and as of the Advance Date except to the extent that such representations and warranties relate specifically to an earlier date and the Borrower will have provided a certificate to such effect;

(3)               no Event of Default or Pending Event of Default has occurred and is continuing on the Advance Date, or would result from making the Advance;

(4)               no “Pending Event of Default” or “Event of Default” under the Senior Credit Agreement has occurred and is continuing (as defined therein);

(5)               the Borrower shall have delivered any Notes requested by the Lenders under section 4.06 hereof on or prior to the proposed Advance Date;

(6)               all other conditions precedent set out in Section 3.01 that have not been satisfied or waived shall have been fulfilled; and

(7)               the Agent shall have received evidence satisfactory to it that the proceeds of such Advance will be used to repay, in whole or in part, UK Convertible Bonds.

3.03	Conditions Precedent to Subsequent Advances under Tranche 3

The obligation of the Lenders to make any Advance under Tranche 3 after the Closing Date is subject to and conditional upon the following conditions precedent being fulfilled to the satisfaction of the Agent by the Borrower:

(1)               the Agent will have received timely notice as required under Section 2.03(1);

(2)               the representations and warranties deemed to be repeated pursuant to Section 7.02 continue to be true and correct in all material respects as if made on and as of the Advance Date except to the extent that such representations and warranties relate specifically to an earlier date and the Borrower will have provided a certificate to such effect;

(3)               no Event of Default or Pending Event of Default has occurred and is continuing on the Advance Date, or would result from making the Advance;

(4)               no “Pending Event of Default” or “Event of Default” under the Senior Credit Agreement has occurred and is continuing (as defined therein);

(5)               the Borrower shall have delivered any Notes requested by the Lenders under section 4.06 hereof on or prior to the Advance Date;

(6)               all other conditions precedent set out in Section 3.01 that have not been satisfied or waived shall have been fulfilled; and

(7)               the Agent shall have received such information from the Borrower regarding the proposed Acquisition as it shall deem reasonably necessary and the Agent and the Lenders shall have consented to the use of the requested Advance for the proposed Acquisition in their sole discretion.

3.04	Waiver

The conditions set forth in Sections 3.01, 3.02 and 3.03 are inserted for the sole benefit of the Agent and Lenders and may be waived by the Agent and Lenders in accordance with the terms of Section 11.09, in whole or in part (with or without terms or conditions), in respect of any Advance without prejudicing the right of the Agent and Lenders at any time to assert such conditions in respect of any subsequent Advance.

Article 4
PAYMENTS OF INTEREST AND FEES

4.01	Interest on Advances

The Borrower will pay interest on each Advance in US Dollars at a rate per annum equal to the Interest Rate. Such interest will be payable in arrears on each Interest Payment Date for such Advance for the period from and including the Lender Advance Date or the preceding Interest Payment Date, as the case may be, for such Advance to and including the day preceding such Interest Payment Date until the date such Advance is repaid in full to the Lenders and will be calculated on the principal amount of the Advance outstanding during such period and on the basis of a year of 360 days.

4.02	No Set-Off, Deduction etc.

All payments (whether interest or otherwise) to be made by the Borrower or any other party to each Lender pursuant to this Agreement are to be made in freely transferable, immediately available funds and without set-off or deduction of any kind whatsoever (whether for deemed re-investment or otherwise) except to the extent required by Applicable Law, and if any such set-off or deduction is so required and is made, the Borrower or other party will, as a separate and independent obligation to each Lender, be obligated to immediately pay to each Lender all such additional amounts as may be required to fully indemnify and save harmless such Lender from such set-off or deduction and will result in the effective receipt by such Lender of all the amounts otherwise payable to it in accordance with the terms of this Agreement. For greater certainty, the Borrower will not be required to make any payment under this Section 4.02 in duplication of any payment required to be made under Section 12.01 or to the extent expressly excluded in Section 12.01.

4.03	Fees

The Borrower will pay to the Agent for the account of the Agent or the Lenders the fees in the amounts, and on the terms and conditions, set out in the Fee Letter and as otherwise agreed to in writing from time to time by the Agent and the Borrower. For greater certainty, the Fee Letter and any other written arrangements between the Agent and the Borrower respecting fees will constitute Loan Documents, will survive the execution of this Agreement and will in all respects remain operative and binding on the Borrower.

4.04	Warrant Fee

Provided that each of the Lenders shall have delivered to the Borrower on or prior to the Closing Date a certificate representing as to its status as an “accredited investor” within the meaning of National Instrument 45-106 (the “Accredited Investor Certificate”), the Borrower shall pay to each of the Lenders a financing fee in the form of the Warrants exercisable for common shares in the capital of the Borrower, to be issued irrevocably by the Borrower on the Closing Date to each of the Lenders in the number of Warrants set out opposite such Lender’s name in Schedule K, exercisable by each such Lender in whole or in part at any time from the Closing Date to the date that is five (5) years from the Closing Date at an exercise price of $8.5612 per common share (as adjusted in accordance with the terms of the Warrant Agreements for any share splits, consolidations or stock dividends) (such Warrants being collectively, the “Warrant Fee”).

4.05	Account of Record

The Agent will open and maintain books of account evidencing all Advances and all other amounts owing by the Borrower to the Lenders hereunder. The Agent will enter in the foregoing accounts details of all amounts from time to time owing, paid or repaid by the Borrower hereunder. The information entered in the foregoing accounts will constitute prima facie evidence of the obligations of the Borrower to the Lenders hereunder with respect to all Advances and all other amounts owing by the Borrower to the Lenders hereunder. After a request by the Borrower, the Agent will promptly advise the Borrower of such entries made in the Agent’s books of account.

4.06	Notes

The Borrower agrees that, upon request to the Agent by any Lender, in order to evidence such Lender’s pro rata portion of each Advance, the Borrower will execute and deliver to such lender a promissory note substantially in the form of Schedule 4.06 (each as amended, supplemented, replaced or otherwise modified from time to time, a “Note”) in each case with appropriate insertions therein as to payee, date and principal amount, payable to such Lender. Each Note shall be dated the Lender Advance Date and shall be payable on the same terms as the applicable Advance.

4.07	Maximum Rate of Interest

Notwithstanding anything herein or in any of the other Loan Documents to the contrary, in the event that any provision of this Agreement or any other Loan Documents would oblige the Borrower to make any payment of interest or other amount payable to the Agent or the Lenders in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Agent or the Lenders of interest at a criminal or prohibited rate (as such terms are construed under the Criminal Code (Canada) or any other Applicable Law), then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with the same effect as if adjusted at the Closing Date to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Agent or the Lenders of interest at a criminal or prohibited rate, such adjustment to be effected to the extent necessary in each case, as follows:

(a)	by reducing any fees and other amounts which would constitute interest for the purposes of Section 347 of the Criminal Code (Canada) or any other Applicable Law; and

(b)	by reducing the amount or rate of interest exigible under Article 4 of this Agreement; and

any amount or rate of interest referred to in this Section 4.06 shall be determined in accordance with generally accepted actuarial practices and principles over the maximum term of this Agreement (or over such shorter term as may be required by Section 347 of the Criminal Code (Canada) or any other Applicable Law) and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Agent shall be conclusive for the purposes of such determination, absent manifest error.

Article 5
REPAYMENT

5.01	Mandatory Repayment of Principal at Maturity

Subject to the terms hereof, the Borrower will repay all Obligations in connection with the Loan Facility, including the outstanding principal amount of all Advances thereunder together with all accrued interest, fees, and other amounts then unpaid by it with respect to such Advances (including, in the case of clause (b) below, any Prepayment Fee, or Make-Whole Premium, as applicable) in full on the earliest to occur of (a) the Maturity Date and (b) the date of the acceleration of the Obligations pursuant to Section 9.02 of this Agreement; and the Loan Facility and the Commitments hereunder will be automatically terminated on the Maturity Date.

5.02	Voluntary Repayments

(1)               Subject to the terms hereof, the Borrower may prepay the Advances at any time after the thirty-sixth (36) month anniversary of the Closing Date in a minimum amount of US$15,000,000, subject to the concurrent payment to the Lender of a prepayment fee calculated in accordance with Section (2) below (the “Prepayment Fee”), together with all accrued and unpaid interest thereon, provided that the Agent receives at least ten (10) Business Days’ prior written notice of such prepayment and if such prepayment would result in the aggregate principal amount of the Advances outstanding being less than US$15,000,000, such prepayment shall be required to be increased to the amount that is the then outstanding principal balance of the Advances, together with all accrued and unpaid interest thereon.

(2)               The Prepayment Fee shall be equal to the percentage (set forth in Column B below and shown opposite of the relevant prepayment date set forth in Column A below) of the amount of the outstanding principal amount of any Advance being prepaid in accordance with Section 5.02(1):

Column A	Column B
Repayment Date	Prepayment Fee (%)
September 12, 2021 – September 12, 2022	[PERCENTAGE REDACTED]
September 13, 2022 – Maturity Date	[PERCENTAGE REDACTED]

Any amounts prepaid or repaid shall not be reborrowed. All amounts prepaid or repaid shall be applied (a) firstly, in reduction of accrued and unpaid interest and all other amounts then outstanding (other than the principal amount of an Advance), and (b) thereafter, in reduction of the principal amount of the Advance being prepaid or repaid.

5.03	Make-Whole Premium

If repayment of the Advances in whole or in part is for any reason (whether by acceleration or otherwise) made prior to the thirty sixth (36) month anniversary of the Closing Date, such repayment shall be subject to a prepayment fee equal to the Make-Whole Premium.

Article 6
PLACE AND APPLICATION OF PAYMENTS

6.01	Place of Payment of Principal, Interest and Fees

(1)               All payments by the Borrower under any Loan Document, unless otherwise expressly provided in such Loan Document, will be made to the Agent in US Dollars at the Agent’s Payment Location, or at such other location as may be agreed upon by the Agent and the Borrower, for the account of the Lenders entitled to such payment, not later than 10:00  (Toronto time) for value on the date when due, and will be made in immediately available funds without set-off or counterclaim.

Article 7
REPRESENTATIONS AND WARRANTIES

7.01	Representations and Warranties

The Borrower represents and warrants to the Agent and to each of the Lenders and acknowledges and confirms that the Agent and each of the Lenders is relying upon such representations and warranties:

(1)               Existence and Qualification. Each Obligor (i) has been duly incorporated, formed, amalgamated, merged or continued, as the case may be, and is validly subsisting as a corporation, company, limited liability company, partnership or trust, under the laws of its jurisdiction of formation, amalgamation, merger or continuance, as the case may; and (ii) is duly qualified, in good standing and has all required Material Licences to carry on its business in each jurisdiction in which the nature of its business requires qualification to the extent necessary to carry on its business.

(2)               Power and Authority. Each Obligor has the corporate, trust, company, limited liability company or partnership power and authority, as the case may be, (i) to enter into, and to exercise its rights and perform its obligations under, the Loan Documents to which it is a party and all other instruments and agreements delivered by it pursuant to any of the Loan Documents, and (ii) to own its Property and carry on its business as currently conducted and as currently proposed to be conducted by it.

(3)               Execution, Delivery, Performance and Enforceability of Documents. The execution, delivery and performance of each of the Loan Documents to which each Obligor is a party, and every other instrument or agreement delivered by an Obligor pursuant to any Loan Document has been duly authorized by all corporate, trust, company or partnership actions required, and each of such documents has been duly executed and delivered. Each Loan Document to which any Obligor is a party constitutes the legal, valid and binding obligations of such Obligor, enforceable against such Obligor in accordance with its terms (except, in any case, as such enforceability may be limited by applied bankruptcy, insolvency, reorganization or other laws of general application limiting creditors’ rights generally and by principles of equity).

(4)               Loan Documents Comply with Applicable Laws, Organizational Documents and Contractual Obligations. The execution or delivery of, the consummation of the transactions contemplated in, or compliance with the terms, conditions and provisions of any of, the Loan Documents by any Obligor, do not conflict with or will conflict with, or results or will result in any breach of, or constitutes a default under or contravention of, (a) any Obligors’ Organizational Document, (b) any Material Contract or Material Licence, (c) any Requirement of Law other than immaterial breaches.

(5)               Consent Respecting Loan Documents. Each Obligor has, obtained, made or taken all consents, approvals, authorizations, declarations, registrations, filings, notices and other actions whatsoever required with Governmental Authorities, third parties or otherwise to enable it to execute and deliver each of the Loan Documents to which it is a party and to consummate the transactions contemplated in the Loan Documents.

(6)               Taxes. Except as set forth on Schedule 7.01(6), each Obligor has paid or made adequate provision for the payment of all Taxes levied on its Property or income which are due and payable, or has accrued such amounts in its financial statements for the payment of such Taxes, except for charges, fees or dues which are not material in amount, which are not delinquent or if delinquent are being contested, and in respect of which non-payment would not individually or in the aggregate have, or be reasonably likely to cause, a Material Adverse Effect, and there is at the date given no material action, suit, proceeding, investigation, audit or claim now pending, or to its knowledge, threatened by any Governmental Authority regarding any Taxes, nor has it or any other Obligor agreed to waive or extend any statute of limitations with respect to the payment or collection of Taxes.

(7)               Judgments, Etc. At the date given, no Obligor is subject to any judgment, order, writ, injunction, decree or award, or to any restriction, rule or regulation (other than customary or ordinary course restrictions, rules and regulations consistent or similar with those imposed on other Persons engaged in similar businesses) which has not been lifted or stayed or of which enforcement has not been suspended for a period of 15 days or more in an amount (individually or in the aggregate for all Obligors) in excess of the lesser of (a) [AMOUNT REDACTED] and (b) [PERCENTAGE REDACTED] of EBITDA (calculated on a last twelve months basis).

(8)               Absence of Litigation. There are no actions, suits or proceedings pending or, to the best of its knowledge and belief, after due inquiry and all reasonable investigation, threatened against or involving any Obligor which would reasonably be expected to have a Material Adverse Effect, other than in respect of which the Agent has been provided notice of pursuant to Section 8.01(11).

(9)               [Reserved]

(10)           Warrants. The Borrower has duly authorized the creation and issuance of the Warrants and the Warrants, when issued on the Closing Date, will be duly and validly issued, and the certificates representing the Warrants and the Warrant Agreements will be valid and enforceable against the Borrower (subject to delivery of the Accredited Investor Certificates by each of the Lenders and except that enforceability may be limited by applicable bankruptcy, insolvency, winding-up, reorganization, arrangement, moratorium or other laws affecting creditors’ rights generally). The Borrower has reserved the common shares issuable upon the exercise of the Warrants and, upon the exercise of the Warrants in accordance with the terms of the Warrant Agreements and the certificates representing the Warrants, including without limitation payment to the Borrower of the consideration due upon exercise thereof, such common shares will be duly authorized and validly issued as fully paid and non-assessable common shares in the capital of the Borrower, and the holders will be the legal and registered owners of such common shares free and clear of Encumbrances (except for any Encumbrances placed thereon by the holders). The Warrants and common shares issuable upon exercise of the Warrants will be offered, issued, sold and delivered to the holders in compliance with all Applicable Laws, including applicable securities laws.

(11)        [Reserved]

(12)           Insurance. Each Obligor maintains insurance which is in full force and effect that complies with all material respects of the requirements of this Agreement.

(13)           [Reserved]

(14)           Compliance with Laws. No Obligor is in material violation of any material Applicable Law or material Applicable Order, subject to the provisions of Section 7.01(28), in the case of Requirements of Environmental Law.

(15)           No Event of Default or Pending Event of Default. Neither any Event of Default nor any Pending Event of Default has occurred and is continuing.

(16)           Corporate Structure. The corporate structure of the Borrower and its Subsidiaries is as set out in Schedule 7.01(16) (as updated pursuant to Section 8.05 from time to time), which Schedule contains:

(a)	Complete Names. A complete and accurate list of the full and correct name of each Obligor referenced in this Section 7.01(16) (including any French and English forms of name) and the jurisdiction of incorporation or formation of each such Obligor.

(b)	Designation: A designation of each Subsidiary of the Borrower as either a Restricted Subsidiary or an Unrestricted Subsidiary.

(17)           [Reserved]

(18)           Obligors. Each Obligor either carries on their Business in Canada, the United States or the United Kingdom, or carries on no business other than being a holding entity.

(19)           Relevant Jurisdictions. Schedule 7.01(19) (as amended from time to time) identifies, in respect of each Obligor, the Relevant Jurisdictions as at the date given including each Obligor’s jurisdiction of formation and organizational registration number (if any), its full address (including postal code or zip code), chief executive office and all places of business and, if the same is different, the address at which the books and records of such Obligor are located.

(20)           [Reserved]

(21)           [Reserved]

(22)           Material Contracts and Material Licences.

(23)           To the Borrower’s knowledge, no event has occurred and is continuing which would constitute a breach of or a default under any Material Contract or Material Licence which would reasonably be expected to have a Material Adverse Effect on the Obligors and each Material Contract is binding upon the Obligor party thereto.

(24)           Financial Year End. Its financial year end is March 31.

(25)           Financial Information. All of the financial statements which have been furnished to the Agent and the Lenders, or any of them, in connection with this Agreement are complete in all material respects and such financial statements fairly present the results of operations and financial position of the of the Borrower and its Restricted Subsidiaries as of the dates referred to therein and have been prepared on a Modified Consolidated Basis, except that, in the case of quarterly financial statements, notes to the statements and audit adjustments required by GAAP are not included. All other financial information (including, without limitation the Operating Budget and the Borrower’s projected summary of anticipated Available Supply and Supply Commitments) provided to the Agent and the Lenders as of the date prepared (a) were based on reasonable assumptions and expectations and represent reasonable good faith estimates and (b) were believed to be achievable.

(26)           Liabilities. No Obligor has any liabilities, whether accrued, absolute, contingent or otherwise, of any kind or nature whatsoever, except (i) as disclosed in the financial statements most recently delivered under Section 8.03; (ii) as incurred after the date of such financial statements and are permitted to be incurred hereunder; (iii) as incurred in the ordinary course of business of an Obligor; provided that, in respect this clause (iii), such liabilities: (x) are not material to the Business, (y) are not required in accordance with GAAP to be disclosed in such Obligor’s financial statements referred to in clause (i) above and (z) are not incurred in violation of this Agreement, and (iv) for liabilities consented to by the Agent on behalf of the Majority Lenders.

(27)           No Material Adverse Effect. Since the date of the Borrower’s most recent financial statements provided to the Agent, there has been no condition (financial or otherwise), event or change in its business, liabilities, operations, results of operations, assets or prospects which would reasonably be expected to have a Material Adverse Effect nor, to the Borrower’s knowledge, has there been any condition, event or change to the credit rating of Shell Energy or any material LDC which would reasonably be expected to have a Material Adverse Effect.

(28)           Environmental. (a) No Obligor is subject to any civil or criminal proceeding relating to Requirements of Environmental Laws and is not aware of any investigation or threatened proceeding or investigation, (b) each Obligor has all material permits, licenses, registrations and other authorizations required by the Requirements of Environmental Laws for the operation of its business and the properties which it owns, leases or otherwise occupies, (c) each Obligor currently operates its business and its properties (whether owned, leased or otherwise occupied) in compliance in all material respects with all applicable material Requirements of Environmental Laws, (d) no Hazardous Substances are stored or disposed of by any Obligor or otherwise used by an Obligor in violation of any applicable Requirements of Environmental Laws (including, without limitation, there has been no Release of Hazardous Substances by any Obligor at, on or under any property now or previously owned or leased by the Borrower or any of their Subsidiaries), (e) except as disclosed in the environmental reports identified on Schedule 7.01(28), to the knowledge of the Borrower (i) all underground storage tanks now or previously located on any real property owned or leased by it have been operated, maintained and decommissioned or closed, as applicable, in compliance with applicable Requirements of Environmental Law; and (ii) no real property or groundwater in, on or under any property now or previously owned or leased by any Obligor is or has been during such Obligor’s ownership or occupation of such property contaminated by any Hazardous Substance except for any contamination that would not reasonably be expected to give rise to material liability under Requirements of Environmental Laws nor, to the best of its knowledge, is any such property named in any list of hazardous waste or contaminated sites maintained under the Requirements of Environmental Law.

(29)           CERCLA. No portion of any Obligor’s Property has been listed, designated or identified in the National Priorities List or the CERCLA Information System both as published by the United States Environmental Protection Agency, or any similar list of sites published by any federal, state or local authority proposed for requiring clean up or remedial or corrective action under any Requirements of Environmental Laws.

(30)            Canadian Welfare and Pension Plans. The Borrower has adopted all Canadian Welfare Plans and all Canadian Pension Plans in accordance with Applicable Laws and each such plan has been maintained and is in compliance in all material respects with its terms and such laws including, without limitation, all requirements relating to employee participation, funding, investment of funds, benefits and transactions with the Obligors and persons related to them. As of the Closing Date and at no time preceding the Closing Date has any Obligor maintained, sponsored, administered, contributed to, or participated in a Specified Canadian Pension Plan. With respect to Canadian Pension Plans: (a) no steps have been taken to terminate any Canadian Pension Plan (wholly or in part) which could result in any Obligor being required to make an additional contribution in excess of [AMOUNT REDACTED] to the Canadian Pension Plan; (b) no contribution failure in excess of [AMOUNT REDACTED] has occurred with respect to any Canadian Pension Plan sufficient to give rise to a lien or charge under any applicable pension benefits laws of any other jurisdiction; and (c) no condition exists and no event or transaction has occurred with respect to any Canadian Pension Plan which is reasonably likely to result in any Obligor incurring any liability, fine or penalty in excess of [AMOUNT REDACTED]. No Obligor has a contingent liability in excess of [AMOUNT REDACTED] with respect to any post-retirement benefit under a Canadian Welfare Plan. With respect of each Canadian Pension Plan: (a) all contributions (including employee contributions made by authorized payroll deductions or other withholdings) required to be made to the appropriate funding agency in material compliance with all Applicable Laws and the terms of each Canadian Pension Plan have been made in accordance with all Applicable Laws and the terms of each Canadian Pension Plan; and (b) no event has occurred and no conditions exist with respect to any Canadian Pension Plan that has resulted or could reasonably be expected to result in any Canadian Pension Plan being the subject of a requirement to be wound up (wholly or in part) by any applicable regulatory authority, having its registration revoked or refused by any applicable regulatory authority or being required to pay any taxes or penalties under any applicable pension benefits or tax laws.

(31)           ERISA Plans. (a) Each ERISA Plan of any Obligor carrying on business in the United States has been maintained and is in compliance in all material respects with Applicable Laws including, without limitation, all requirements relating to employee participation, investment of funds, benefits and transactions with the Obligors and persons related to them, (b) with respect to such ERISA Plans: (i) no condition exists and no event or transaction has occurred with respect to any such ERISA Plan that is reasonably likely to result in any Obligor, to the best of its knowledge, incurring any liability, fine or penalty in excess of the US$ Equivalent Amount of [AMOUNT REDACTED]; and (ii) no Obligor carrying on business in the United States has a contingent liability with respect to any post-retirement benefit under a US Welfare Plan in excess of the US$ Equivalent Amount of [AMOUNT REDACTED], (c) all contributions (including employee contributions made by authorized payroll deductions or other withholdings) required to be made have been made in accordance with all Applicable Laws and the terms of each ERISA Plan, (d) each of the ERISA Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has received a favourable determination letter from the IRS, (ii) is or will be the subject of an application for a favourable determination letter, and no circumstances exist that has resulted or could reasonably be expected to result in the revocation or denial of any such determination letter, or (iii) is entitled to rely on an appropriately updated prototype plan document that has received a national office determination letter and has not applied for a favourable determination letter of its own and (e) no Obligor carrying on business in the United States has any US Pension Plans and no multiemployer plans as defined in Section 4001(a)(3) of ERISA are maintained by any Obligor or to their knowledge have been maintained by any member of any Obligor’s Controlled Group.

(32)           Not an Investment Company. No Obligor is an “investment company” or a company “controlled” by an “investment company” within the meaning of the United States Investment Company Act of 1940 or a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a holding company, or of a “subsidiary company” of a “holding company”, within the meaning of the United States Public Utility Holding Company Act of 2005.

(33)           No Margin Stock. No Obligor is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of any Advance will be used to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System of the United States) or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(34)           Full Disclosure. All information provided or to be provided by or on behalf of any Obligor to the Agent and the Lenders in connection with the Loan Facility (including with respect to the creditworthiness of Shell Energy and the LDCs) was or will be at the time prepared, to its knowledge, true and correct in all material respects and none of the documentation furnished to the Agent and the Lenders by or on behalf of any Obligor, to its knowledge, omitted or will omit as of such time, a material fact necessary to make the statements contained therein not misleading in any material way, and all expressions of expectation, intention, belief and opinion contained therein were honestly made on reasonable grounds after due and careful inquiry by it at the time made (and, to its knowledge any other Person who furnished such material on behalf of them).

(35)           Insolvency. From and after the Closing Date, no Obligor, nor any of its predecessors where applicable, (i) has committed any act of bankruptcy; (ii) is insolvent, or has proposed, or given notice of its intention to propose, a compromise or arrangement pursuant to any bankruptcy or insolvency law to its creditors generally; (iii) has any petition for a receiving order in bankruptcy filed against it (unless it has been discharged or dismissed or it is being contested actively and diligently in good faith by appropriate and timely proceedings and is dismissed, vacated or permanently stayed within 15 days of knowledge by such Obligor of its institution), made a voluntary assignment in bankruptcy, taken any proceeding with respect to any compromise or arrangement pursuant to any bankruptcy or insolvency law, taken any proceeding to have itself declared bankrupt or wound-up, taken any proceeding to have a receiver appointed of any part of its assets, or has had any Encumbrancer take possession of any material part of its Property; or (iv) has had an execution or distress claiming payment in excess of [AMOUNT REDACTED] become enforceable or become levied on any of its Property which has not been satisfied.

(36)           Non-Arm’s Length Transactions. All agreements, arrangements or transactions between any Obligor, on the one hand, and any Associate of, Affiliate of or other Person not dealing at Arm’s Length with such Obligor, on the other hand (other than another Obligor), in existence at the date hereof are set forth on Schedule 7.01(36) or are otherwise permitted pursuant to Section 8.04(20).

(37)           Solvency. Immediately after the making of each Advance to the Borrower, and after giving effect to the application of the proceeds of such Advances, (i) the fair value of the assets of each Obligor, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of each Obligor; (ii) the present fair saleable value of the Property of each Obligor will be greater than the amount that will be required to pay the probable liability of each Obligor on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (iii) each Obligor will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) each Obligor, if required pursuant to Applicable Law, will not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(38)           Debt. No Obligor has any Debt that is not Permitted Debt.

(39)           [Reserved]

(40)           Schedules. The information contained in each Schedule attached hereto is as at the date hereof, or at the time a replacement thereof is provided to the Agent or the Lenders pursuant hereto, will be true, correct and complete in all material respects.

(41)           [Reserved]

(42)           [Reserved]

(43)           Sanctions. It is not in violation of, in any material respect, any of the country or list based economic and trade sanctions administered and enforced by OFAC, or any Sanctions Laws. As of the date of this Agreement, no Obligor (i) is a Sanctioned Person or (ii) is a Person designated under Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 or other Sanctions Laws. If a senior officer of any Obligor receives any written notice that any Obligor, any Affiliate or any Subsidiary of any Obligor is named on the then current OFAC SDN List or is otherwise a Sanctioned Person (such occurrence, a “Sanctions Event”), such Obligor shall promptly (i) give written notice to the Agent and the Lenders of such Sanctions Event, and (ii) comply in all material respects with all applicable laws with respect to such Sanctions Event (regardless of whether the Sanctioned Person is located within the jurisdiction of the United States of America or Canada), and each Obligor hereby authorizes and consents to the Agent and the Lenders taking any and all steps the Agent or the Lenders deem necessary, in their sole but reasonable discretion, to avoid violation of, in any material respect, all applicable laws with respect to any such Sanctions Event.

(44)           Anti-Corruption Laws. No part of the proceeds of the Advances shall be used, directly or, to the Borrower’s knowledge, indirectly: (a) to offer or give anything of value to any official or employee of any foreign government department or agency or instrumentality or government-owned entity, to any foreign political party or party official or political candidate, or to anyone else acting in an official capacity, in order to obtain, retain or direct business, or obtain any improper advantage, in material violation of any Anti-Corruption Law.

(45)           Anti-Terrorism Laws. To the extent applicable, each Obligor is in compliance, in all material respects, with (i) the U.S. Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (United States), as amended (the “Patriot Act”); and (iii) Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (collectively with clauses (i) and (ii) above, the “Anti-Terrorism Laws”). The use of the proceeds of the Advances will not violate, in any material respect, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, in any material respect.

(46)           Reporting Issuer. The Borrower is a reporting issuer, as defined under applicable Canadian securities laws, in all of the provinces and territories of Canada and is not in default in any material respect under any requirement of applicable Canadian or U.S. securities laws. The Borrower is in compliance in all material respects with the rules and regulations of the Toronto Stock Exchange and the New York Stock Exchange.

(47)           First Trade. The first trade of the Warrants or the common shares acquired upon the exercise thereof by the holder thereof will be exempt from the prospectus requirements of applicable Canadian securities laws provided that:

(a)	the Borrower is and has been a reporting issuer in a jurisdiction of Canada for at least four months immediately preceding the date of such trade;

(b)	at least four months have elapsed from the distribution date (as defined in NI 45-102) of the Warrants;

(c)	certificates representing the Warrants, and certificates representing the common shares issued upon exercise thereof on or within four months after the Closing Date, were issued with a legend stating the prescribed restricted period in accordance with Section 2.5(2)3(i) of NI 45-102;

(d)	such trade is not a control distribution as defined in NI 45-102;

(e)	no unusual effort is made to prepare the market or to create a demand for the securities that are the subject of the trade;

(f)	no extraordinary commission or consideration is paid to a Person in respect of such trade; and

(g)	if the selling security holder is an insider or officer of the Borrower, the selling security holder has no reasonable grounds to believe that the Borrower is in default of any Canadian securities laws.

(48)           Shares. As of the date hereof, the Borrower’s issued and outstanding common shares are 149,251,230 and there are no securities outstanding that are convertible or exercisable into common shares other than as disclosed in the Borrower’s public filings on SEDAR made since January 1, 2018, except for any securities issued under any employee benefit plans in the ordinary course since June 30, 2018.

7.02	Survival and Repetition of Representations and Warranties

The representations and warranties set out in Section 7.01 will be repeated (i) in each Compliance Certificate delivered pursuant to Section 8.03(2)(b), (ii) as of the date of each request for a new Advance by the Borrower, and (iii) in accordance with Section 8.05 in connection with the designation of Restricted Subsidiaries and Unrestricted Subsidiaries; except in any such case to the extent that on or prior to such date the Borrower advises the Agent in writing of the variation in any such representation or warranty as of such date; and provided further that such disclosure will not excuse any breach of covenant or Event of Default arising hereunder other than as a result of the incorrectness of such representation and warranty.

Article 8
COVENANTS

8.01	Positive Covenants

So long as this Agreement is in force and except as otherwise permitted by the prior written consent of the Majority Lenders, the Borrower will and will cause each other Obligor to:

(1)               Timely Payment. Make due and timely payment of the Obligations required to be paid by it hereunder and under each other Loan Document.

(2)               Conduct of Business, Maintenance of Existence, Compliance with Laws. (a) engage in business of the same general type as now conducted by it; (b) carry on and conduct its business and operations in a proper, efficient and businesslike manner, in accordance with good business practice; (c) except as otherwise permitted by Section 8.04(2), preserve, renew and keep in full force and effect its existence; (d) take all action necessary to maintain all material registrations, material Intellectual Property, Material Contracts, Material Licenses, material rights, material privileges and franchises necessary or desirable in the normal conduct of its business; and (e) comply in all material respects with all Requirements of Law, including without limitation, Requirements of Environmental Law.

(3)               Further Assurances. Provide the Agent and the Lenders with such other documents, opinions, consents, acknowledgements and agreements as are reasonably necessary to implement this Agreement, the other Loan Documents and are required by the Agent from time to time.

(4)               [Reserved]

(5)               Access to Information. Promptly provide the Agent with all information reasonably requested by the Agent for and on behalf of the Lenders from time to time concerning its financial condition, and during normal business hours and from time to time upon reasonable notice, permit representatives of the Agent, and the Lenders if accompanied by the Agent, to examine and take extracts from its financial books, accounts and records including but not limited to accounts and records stored in computer data banks and computer software systems, and to discuss its financial affairs and its business with its senior officers and (in the presence of such of its representatives as it may designate) its auditors. If an Event of Default or a Pending Event of Default has occurred and is continuing, the Borrower will pay all reasonable expenses incurred by such representatives in order to visit the Borrower’s premises or attend at its and each other Obligor’s principal office, as applicable, for such purposes.

(6)               Payment Obligations. Pay or discharge, or cause to be paid or discharged (i) before the same become delinquent (A) all Taxes imposed upon it or upon its income or profits or in respect of its business or Property and file all tax returns in respect thereof and (B) all required payments under any of its Debt and (ii) in a timely manner in accordance with prudent business practices (A) all lawful claims for labour, materials and supplies, and (B) all other material obligations the failure of which would reasonably be expected to result in an Event of Default; provided, however that it will not be required to pay or discharge or to cause to be paid or discharged any such amount referred to in clauses (i) and (ii) so long as the validity or amount thereof is being contested in good faith by appropriate proceedings and an adequate reserve in accordance with GAAP and satisfactory to the Agent, acting reasonably, has been established in its books and records.

(7)               Use of Loan Facility. Use the proceeds of the Loan Facility as contemplated by Section 2.02.

(8)               Insurance. Maintain or cause to be maintained with reputable insurers, coverage against risk of loss or damage to its Property (including public liability and damage to property of third parties), business interruption insurance, fire and extended peril insurance and boiler and machinery insurance of such types as is customary for and would be maintained by a corporation with an established reputation engaged in the same or similar business in similar locations.

(9)               Notice of Event of Default or Pending Event of Default. Promptly notify the Agent of any Event of Default or Pending Event of Default that would apply to it or to any Obligor of which it becomes aware.

(10)           Notice of Material Adverse Effect. Promptly notify the Agent of any condition (financial or otherwise), event or change in its or any other Obligor’s business, liabilities, operations, results of operations, assets or prospects which would reasonably be expected to have a Material Adverse Effect.

(11)           Notice of Litigation. Diligently defend itself and its properties from and against any lawsuits or claims in accordance with prudent business practice and promptly notify the Agent on becoming aware of the occurrence of any litigation, dispute, arbitration, proceeding or other circumstance (including, without limitation, any such dispute with Shell Energy or any LDC) the result of which if determined adversely would be a judgment or award against it (i) in excess of [AMOUNT REDACTED] or (ii) would reasonably be expected to result in a Material Adverse Effect to it, and (A) from time to time provide the Agent with all reasonable information requested by the Agent concerning the status of any such proceeding and (B) provide the Agent semi-annually in March and September of each year, a written update prepared by internal counsel to the Borrower in respect of each such proceeding in excess of [AMOUNT REDACTED].

(12)           Other Notices. Promptly, upon having knowledge, give notice to the Agent on behalf of the Lenders of:

(a)	any violation of any Applicable Law, Material Contract or Material Licence which does or could reasonably be expected to have a Material Adverse Effect; or

(b)	any termination of or default under a Material Contract or Material Licence;

(c)	any change in the regulatory framework relating to the energy market which is materially adverse to the Business taken as a whole, or could reasonably be expected to be materially adverse to the Business taken as a whole, with the passage of time;

(d)	any entering into of a Material Contract or Material Licence, together with a true copy thereof; and

(e)	any “Pending Event of Default” or “Event of Default” under the Senior Agreement (each as defined in the Senior Credit Agreement).

(13)           [Reserved]

(14)           [Reserved]

(15)           Environmental Compliance. Operate its business in compliance in all material respects with all applicable material Requirements of Environmental Laws and operate all Property owned, leased or otherwise occupied by it with a view to ensuring that no material obligation, including a clean-up or remedial obligation, will arise in respect of an Obligor under any Requirements of Environmental Law; provided however, that if any such obligation arises, the applicable Obligor will promptly satisfy or contest such obligation at its own cost and expense. It will promptly notify the Agent, to the extent not disclosed as of the date hereof, upon (i) learning of the existence of Hazardous Substance located on, above or below the surface of any land which it owns, leases, operates, occupies or controls (except those being stored, used or otherwise handled in substantial compliance with applicable Requirements of Environmental Law), or contained in the soil or water constituting such land and (ii) the occurrence of any lawfully reportable release, spill, leak, emission, discharge, leaching, dumping or disposal of Hazardous Substances that has occurred on or from such land which, in either case, is likely to result in liability under Requirements of Environmental Law.

(16)           [Reserved]

(17)           [Reserved]

(18)           ERISA Matters.

(a)	Maintain each ERISA Plan in compliance in all material respects with all applicable Requirements of Law;

(b)	refrain from adopting, participating in or becoming obligated with respect to any US Pension Plan or multiemployer plan as defined in Section 4001(a)(3) of ERISA without the prior written consent of the Lenders; and

(c)	promptly notify the Agent on becoming aware of (i) the institution of any steps by any Person to terminate any US Pension Plan, (ii) the failure of any Obligor to make a required contribution to any US Pension Plan if such failure is sufficient to give rise to an Encumbrance under Section 303(k) of ERISA, (iii) the taking of any action with respect to a US Pension Plan which is reasonably likely to result in the requirement that any Obligor furnish a bond or other security to the US Pension Benefit Guaranty Corporation under ERISA or such US Pension Plan, or (iv) the occurrence of any event with respect to any ERISA Plan which is reasonably likely to result in any Obligor incurring any liability, fine or penalty in excess of [AMOUNT REDACTED], and following notice to the Agent thereof, provide copies of all documentation relating thereto if requested by the Agent.

(19)           Canadian Pension Plans.

(a)	maintain each Canadian Pension Plan in compliance in all material respects with all applicable Requirements of Law;

(b)	refrain from adopting, participating in or becoming obligated with respect to any Specified Canadian Pension Plan without the prior written consent of the Lenders; and

(c)	promptly notify the Agent on becoming aware of (i) the institution of any steps by any Person to terminate any Canadian Pension Plan, (ii) the failure of any Obligor to make a required contribution to any Canadian Pension Plan if such failure is sufficient to give rise to a deemed trust or lien under applicable pension benefits standards laws, or (iii) the occurrence of any event with respect to any Canadian Pension Plan or Canadian Welfare Plan which is reasonably likely to result in any Obligor incurring any liability, fine or penalty in excess of $10,000,000, and following notice to the Agent thereof, provide copies of all documentation relating thereto if requested by the Agent.

(20)           Employee Benefit and Welfare Plans. Maintain all employee benefit and Canadian Welfare Plans relating to the Business in compliance in all material respects with all Applicable Laws and ensure that all premiums and payments relating to employee benefits and pensions are paid as due.

(21)           Additional Information. Upon request, promptly provide the Agent with copies of all “management letters” or other material letters submitted by independent public accountants in connection with audited financial statements described in Section 8.03 raising issues associated with the audit of the Obligors.

(22)           LDC Agreements. Notify the Agent of any notices received from LDCs in connection with any collections, services, agreements or any Transportation Agreements, requests to increase the billing service amount under any Collection Services Agreements, offsets or material matters under any LDC Agreement, in each case which would reasonably be expected to have a Material Adverse Effect.

(23)           No Supplier Recourse. Other than in connection with Financial Assistance which is permitted pursuant to Section 8.04(5), ensure that no supplier to any Unrestricted Subsidiary has any recourse to any Obligor.

(24)           [Reserved]

(25)           [Reserved]

(26)           UK Subsidiary. provide to the Agent on behalf of the Lenders a Guarantee of the Obligations by the Hudson Energy Supply (U.K.) Limited, together with such opinions and other documents as the Agent may reasonably require, all in form and substance acceptable to the Agent, within 10 days of Hudson Energy Supply (U.K.) Limited providing a guarantee to the Senior Lenders.

(27)           Reporting Issuer Status. Maintain the listing of the equity interests of the Borrower on the Toronto Stock Exchange and maintain the status of the Borrower as a reporting issuer under the Canadian securities laws of all of the provinces and territories of Canada in the which it is a reporting issuer as of the date of this Agreement.

(28)           Warrants. At all times prior to the expiry of the Warrants, while any Warrants are outstanding, reserve and allot out of its authorized capital a number of common shares sufficient to enable the Borrower to meet its obligations to issue common shares in respect of the exercise of all Warrants outstanding, in whole or in part, from time to time. The Borrower will use commercially reasonable efforts to obtain as promptly as possible the final listing approval for the common shares issuable upon the exercise of the Warrants from the Toronto Stock Exchange and the New York Stock Exchange.

(29)           Reinsurance Program. Use commercially reasonable best efforts to establish within 90 days of the Closing Date, and thereafter provide evidence satisfactory to the Agent that the Blended Alternative Risk Transfer Insurance is in effect.

(30)           Mandatory Repayments. Make the “Quarterly Repayments” (as defined in the Senior Credit Agreement as of the date hereof) and the “Monthly Repayments” (as defined in the Senior Credit Agreement as of the date hereof) in accordance with Section 6.06 of the Senior Credit Agreement, until such time as the Senior Credit Agreement may be amended in accordance with Section 8.04(26)(iv) to remove Section 6.06.

8.02	Financial Covenants

So long as this Agreement is in force and except as otherwise permitted by the prior written consent of the Majority Lenders:

(1)               Total Debt to EBITDA Ratio. The Borrower, on a Modified Consolidated Basis, will ensure that the Total Debt to EBITDA Ratio determined as at the last day of each Fiscal Quarter is not greater than 3.75:1, in respect of the immediately preceding Four Quarter Period.

(2)               Senior Debt to EBITDA Ratio. The Borrower, on a Modified Consolidated Basis, will ensure that the Senior Debt to EBITDA Ratio determined as at the last day of each Fiscal Quarter is not greater than 1.65:1 in respect of the immediately preceding Four Quarter Period.

8.03	Reporting Requirements

So long as this Agreement is in force and except as otherwise permitted by the prior written consent of the Majority Lenders, the Borrower will:

(1)               Annual Reports. As soon as available and in any event within 120 days after the end of each Fiscal Year, cause to be prepared and delivered to the Agent the audited consolidated financial statements of the Borrower, including, without limitation, a balance sheet, statement of equity, income statement and cash flow statement, certified by the chief financial officer of the Borrower.

(2)               Quarterly Reports.

(a)	As soon as available and in any event within 60 days of the end of each of its first three Fiscal Quarters of each Fiscal Year, cause to be prepared and delivered to the Agent as at the end of such Fiscal Quarter the unaudited interim consolidated financial statements of the Borrower, including, in each case and without limitation, an income statement, balance sheet and cash flow statement, certified by the chief financial officer of the Borrower.

(b)	As soon as available and in any event within 60 days of the end of each Fiscal Quarter (including the fourth Fiscal Quarter), cause to be prepared and delivered to the Agent as at the end of such Fiscal Quarter the unaudited financial statements of the Borrower prepared on a Modified Consolidated Basis, including, in each case and without limitation, an income statement, balance sheet and cash flow statement, certified by the chief financial officer of the Borrower.

(3)               Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Sections 8.03(1) and (2) above, provide the Agent with a Compliance Certificate.

(4)               Operating Budget. As soon as available and in any event not later than June 30 in each year for the next three Fiscal Years, provide to the Agent for the Lenders, the Operating Budget.

(5)               Supply/Demand Projection. Within 30 days of the end of each Fiscal Quarter, cause to be prepared and delivered to the Agent a supply vs. demand summary in respect of the Obligors’ projected next 12 months and the next 36 months anticipated Available Supply and Supply Commitments for natural gas, electricity and JustGreen Products, separately.

(6)               Notice of default. Forthwith upon receipt, furnish to the Agent a copy of any notice of default, event of default or non-compliance which is executed by, sent or received by any Obligor in connection with the Senior Credit Agreement or the Intercreditor Agreement.

(7)               Senior Credit Agreement. Forthwith upon delivery to the Senior Administrative Agent, a copy of the following reporting required to be delivered to the Senior Administrative Agent pursuant to the terms of the Senior Credit Agreement or to the Secured Parties pursuant to the Intercreditor Agreement (which is not otherwise already delivered to the Agent under the terms of this Agreement):

Monthly

(i) Priority Supplier Payables Certificate delivered pursuant to Section 9.03(10) of the Senior Credit Agreement;

(ii) Portfolio Reports – Natural Gas and Electricity delivered pursuant to Section 9.02(4) of the Intercreditor Agreement;

(iii) Mark To Market Report Electricity delivered pursuant to Section 9.02(4) of the Intercreditor Agreement;

Quarterly

(i) Borrowing Base Certificate together with Borrowing Base Calculation delivered pursuant to Section 9.03(6) of the Senior Credit Agreement;

(ii) Hedging Exposure report delivered pursuant to Section 9.03(7) of the Senior Credit Agreement;

(iii) Portfolio Reports delivered report delivered pursuant to Section 9.03(9) of the Senior Credit Agreement; and

Semi-Annually

(i) Borrowing Base Key Assumptions report delivered pursuant to Section 9.03(6) of the Senior Credit Agreement.

(8)               Risk Management Policy. Promptly notify the Agent of any changes or modifications to the risk management and hedging policy of the Obligors from that in effect on the date hereof and promptly provide a copy of such change or modification.

(9)               Sufficient Copies to Agent. Ensure that in complying with this Section 8.03, the Agent is supplied with such quantities of all materials as the Agent may require in order to distribute such materials to each of the Lenders and wherever possible, that electronic copies are sent which the Agent is then authorized to send electronically to the Lenders.

(10)           Other Information. Deliver to the Agent (i) such other information relating to the conduct of business or financial condition of the Obligors as the Agent on behalf of the Lenders may reasonably request from time to time and (ii) such other materials as agreed to by the Lenders and the Borrower from time to time.

8.04	Negative Covenants

So long as this Agreement is in force and except as otherwise permitted by the prior written consent of the Majority Lenders, the Borrower will not and will ensure that each other Obligor will not:

(1)               Disposition of Property. Except for Permitted Asset Dispositions, Dispose of, in one transaction or a series of transactions, all or any part of its Property, whether now owned or hereafter acquired.

(2)               Fundamental Changes. Enter into any corporate transaction (or series of transactions), whether by way of arrangement, reorganization, consolidation, amalgamation, merger or otherwise, whereby all or substantially all of its undertaking and assets would become the property of any other Person or in the case of any amalgamation, the property of the continuing corporation resulting from the amalgamation, except that if at the time of and immediately after giving effect to the corporate transaction, no Event of Default will have occurred and be continuing, it may amalgamate or merge (including by way of a wind-up that is not as a result of an insolvency) with or transfer all or substantially all of its assets to the Borrower, any wholly-owned Subsidiary of the Borrower; provided that it provides the Agent with prior notice of any such transaction and upon any amalgamation or merger (except by way of a wind-up), the resulting company or the entity to whom the assets have been transferred, as applicable, delivers to the Agent a Guarantee and an assumption agreement pursuant to which the amalgamated or merged company or the entity to whom the assets have been transferred, as applicable, confirms its assumption of all of the obligations of the amalgamating or merging companies or the entity which transferred the assets, as applicable, under the Loan Documents and such other certificates and opinions as may be required by the Agent.

(3)               No Debt. Create, incur, assume or permit any Debt to remain outstanding, other than Permitted Debt; provided that (a) the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 8.02 as the last day of the most recently ended Fiscal Quarter, and in projected compliance therewith for the succeeding Four Quarter Period, in each case, after giving effect to the incurrence of any Subordinated Debt or Convertible Subordinated Debentures and the Borrower shall have provided the Agent with evidence satisfactory to it confirming such pro forma compliance; (b) at the time of issuance of any Convertible Subordinated Debentures, no Pending Event of Default or Event of Default shall have occurred and be continuing or would result therefrom; and (c) the aggregate principal amount of all Permitted Debt described in clauses (b)(i) and (j) of the definition of “Permitted Debt” shall at no time exceed the Senior Lender Limitation Amount.

(4)               No Repayment or Prepayment of Debt.

(a)	Directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire any Debt identified in the following subsections of the definition of “Permitted Debt”, in advance of Debt outstanding under this Agreement (except to the extent such payment is a non-cash Permitted Distribution): (g) (Subordinated Debt), (h) (Convertible Subordinated Debentures) (other than purchases made under the NCIB (Debt) in accordance with the terms of this Agreement), (i) (Guarantees of any Debt otherwise permitted) (to the extent that any such guarantee is a guarantee of Debt identified in subsection (g) or (k) of the definition of “Permitted Debt”), (k) (Debt acquired or assumed in connection with Permitted Acquisitions) (if the Person acquired pursuant to the applicable Permitted Acquisition is not wholly owned by the applicable Obligor), or (l)(UK Convertible Bonds) (other than from the proceeds of a Tranche 2 Advance hereunder and cash on hand of up to US$15,000,000);

(b)	make any amendment or modification to the subordination, ranking, term, granting of security or postponement terms of any indenture, note or other agreement evidencing or governing any Debt or any other term of such agreement which would be adverse to the Lenders (other than with respect to the Senior Credit Documents and then only in accordance with Section (26));

(c)	following the occurrence of an Event of Default or a Pending Event of Default which, in either case, is continuing, make any payment in respect of any Debt other than (i) Debt hereunder, (ii) Existing Intercompany Debt or Future Intercompany Debt between Obligors (other than any such payments by the Borrower to another Obligor), (iii) non-cash Permitted Distributions in respect of Debt, (iv) payments in respect of obligations secured by Purchase Money Security Interests and lease payments under Capital Leases, and (v) payments in respect of the Senior Obligations; and

(d)	notwithstanding Subsection 8.04(4)(a), the Borrower shall be permitted to repay the $100 Million Convertible Debentures, the $160 Million Convertible Debentures or the UK Convertible Bonds:

(i)	by way of conversion of any such debt into common shares of the Borrower on or before the applicable maturity date of such debt;

(ii)	in the case of the $100 Million Convertible Debentures and the $160 Million Convertible Debentures, if any such debt is repaid or refinanced by way of the issuance of additional Convertible Subordinated Debentures, provided that (a) such additional Convertible Subordinated Debentures are on terms no more onerous to the Borrower than the $100 Million Convertible Debentures and the $160 Million Convertible Debentures, as applicable and (b) the interest rate and fees applicable thereto shall not be higher than that payable under the $100 Million Convertible Debentures or the $160 Million Convertibles Debentures, as applicable, plus 50 basis points; or

(iii)	if at the time of any such repayment and following the making of any such repayment, the Borrower is in pro forma compliance with all covenants contained in this Agreement (including, for greater certainty, Section 8.04(7)) and in the Senior Credit Agreement and no Pending Event of Default or Event of Default has occurred or would result from the making of any such repayment.

(5)               No Financial Assistance. Give any Financial Assistance to any Person other than:

(a)	Existing Intercompany Debt;

(b)	Future Intercompany Debt;

(c)	guarantees made by the Obligors of Permitted Debt (other than Convertible Subordinated Debentures);

(d)	Financial Assistance to Restricted Subsidiaries;

(e)	loans and advances to employees made in accordance with Section 8.04(9);

(f)	Financial Assistance to Unrestricted Subsidiaries (i) that is financed by way of (A) public equity issuances, (B) Subordinated Debt, or (C) Excess Distributable Free Cash Flow; and (ii) that is financed by any means other than those described in clauses (f)(i)(A), (B) or (C), in an amount not exceeding in the aggregate amount of [AMOUNT REDACTED]; provided further that the aggregate amount of all Financial Assistance to Unrestricted Subsidiaries shall not exceed [AMOUNT REDACTED]; and

(g)	equity investments in energy services companies and related businesses; provided that the amount of such equity investments, together with the aggregate amount of consideration for Acquisitions permitted under clause (e) of the definition of “Permitted Acquisitions”, shall not exceed (i) [AMOUNT REDACTED] in the aggregate in any Fiscal Year and (ii) [AMOUNT REDACTED] in the aggregate during the term of this Agreement.

Notwithstanding clauses (a) to (g) above, no Financial Assistance shall be given by an Obligor to any Person that is not an Obligor if a Pending Event of Default or an Event of Default has occurred or if the making of any such Financial Assistance would cause a Pending Event of Default or Event of Default to occur.

(6)               No Imbalance in Commitments.

(a)	Permit, at any time, the projected amount of Available Supply of natural gas for the next 12 months to (i) exceed 115% of Supply Commitments for natural gas, or (ii) be less than 85% of Supply Commitments for natural gas in the same period;

(b)	permit, at any time, the projected amount of Available Supply of electricity for the next 12 months to (i) exceed 115% of Supply Commitments for electricity, or (ii) be less than 85% of Supply Commitments for electricity in the same period;

(c)	permit, at any time, the projected amount of Available Supply of natural gas for the next 36 months to (i) exceed 120% of Supply Commitments for natural gas, or (ii) be less than 80% of Supply Commitments for natural gas in the same period;

(d)	permit, at any time, the projected amount of Available Supply of electricity for the next 36 months to (i) exceed 120% of Supply Commitments for electricity, or (ii) be less than 80% of Supply Commitments for electricity in the same period;

(7)               No Distributions. Make or permit any Distributions, other than Permitted Distributions; provided that: (a) the aggregate of all Permitted Distributions in cash to any Person who is not an Obligor (other than pursuant to Section 8.04(d)(ii)) shall not exceed actual Distributable Free Cash Flow in any Fiscal Quarter (calculated on a last twelve months basis) and (b) no Permitted Distributions (other than in payments in respect of the Senior Obligations) shall be made in cash to any Person that is not an Obligor if a Pending Event of Default or an Event of Default has occurred or if the making of any such cash Distribution would cause a Pending Event of Default or Event of Default to occur.

(8)               Distribution Restrictions. Other than this Agreement and the Senior Credit Agreement, enter into any agreement that would limit its ability to effect any dividends or distributions.

(9)               Management Fees. Make or pay any bonus, consulting or management fee or corporate overhead payment or other like payment to any shareholder, director or officer, or any of their Affiliates, except for:

(a)	salaries, benefits and other employment remuneration (including employee loans) paid in the ordinary course of business and on commercially reasonable terms; and

(b)	any bonus, consulting or management fee or directors fee or payments to directors and officers of it, provided that any such payments are part of a commercially reasonable compensation package being paid by it for management services rendered.

(10)           No Encumbrances. Subject to Section 8.04(23), create, incur, assume or permit to exist any Encumbrance upon any of its Property except Permitted Encumbrances.

(11)           No Acquisitions. Make any Acquisition other than Permitted Acquisitions; provided however that Unrestricted Subsidiaries will be permitted to enter into Acquisitions.

(12)           No Change to Year End. Make any change to its Fiscal Year, other than to March 31.

(13)           No Change to Business. Carry on any business other than the Business; except to such extent as would not be material to the Obligors, taken as a whole.

(14)           [Reserved]

(15)           [Reserved]

(16)           Amendments to Organizational Documents. Amend any of its Organizational Documents in a manner that would be prejudicial to the interests of any of the Lenders under the Loan Documents.

(17)           [Reserved]

(18)           Material Contracts. Except as provided in Section 8.04(26), amend, vary, alter or waive any material term of any Material Contract if such amendment, variance, alteration or waiver would be adverse to the Lenders in any material respect or allow any circumstances to arise which would allow any Material Contract to lapse or to be terminated during its term if the result could reasonably be expected to have a Material Adverse Effect.

(19)           [Reserved]

(20)           Non-Arm’s Length Transactions. Effect any transactions with any Person (other than an Obligor) not dealing at Arm’s Length with the transacting Obligor except for (i) those transactions identified in Schedule 7.01(36) on the Closing Date; (ii) the payment and receipt of Permitted Distributions; (iii) transactions permitted under Section 8.04(5); (iv) technical and administrative service agreements on commercially reasonable terms between any of the Borrower or JEC and its Subsidiaries and the provision of the services contemplated thereby; and (v) sales arrangements on commercially reasonable terms between an Obligor and an Unrestricted Subsidiary with respect to the Business.

(21)           Sale and Leaseback. Enter into any arrangement with any Person providing for the leasing by any Obligor, as lessee, of property which has been or is to be sold or transferred by such Obligor to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or the lease obligation of any Obligor.

(22)           Hedging Contracts. Enter into or permit to be outstanding at any time any Hedge unless such Hedge satisfies the following conditions:

(a)	if such Hedge is an Interest Rate Hedge, it is designed to protect the Obligors against fluctuations in interest rates;

(b)	if such Hedge is a Currency Hedge, it is designed to protect the Obligors against fluctuations in currency exchange rates;

(c)	if such Hedge is an Equity Hedge, it is designed to protect the Obligors against fluctuations in share price; and

(d)	such Hedge has been entered into by an Obligor bona fide and in good faith in the ordinary course of its business for the purpose of carrying on the same and not for speculative purposes.

(23)           Customer Contracts. Permit any Encumbrances on Customer Contracts other than Permitted Encumbrances; provided, however, an Obligor may permit Encumbrances on Customer Contracts in favour of suppliers for such Customer Contracts so long as (i) revenue generated on all such Customer Contracts Encumbered in favour of suppliers accounts for no more than 3% of revenue generated by all Customer Contracts; and (ii) gross margin generated by such Customer Contracts Encumbered in favour of suppliers accounts for no more than 3% of gross margin of the Borrower (on a consolidated basis) calculated on a rolling four quarter basis at the end of each Fiscal Quarter.

(24)           [Reserved]

(25)           Anti-Money Laundering and Anti-Terrorism Finance Laws; Foreign Corrupt Practices Act; Sanctions Laws; Restricted Person. The Borrower shall not, and shall not permit any Subsidiary to, (a) engage in or conspire to engage in any transaction that violates, in any material respect, any Anti-Terrorism Law, any Anti-Corruption Law or any Sanctions Law, or (b) use any part of the proceeds of the Advances, directly or, to the Borrower’s knowledge, indirectly, for any conduct that would cause the representations and warranties in Sections 7.01(43), 7.01(44) or 7.01(45) to be untrue in any material respect as if made on the date any such conduct occurs.

(26)           Changes to Senior Credit Documents. The Borrower shall not consent to any waiver, amendment or other change to any Senior Credit Document and shall not refinance or replace the Senior Credit Agreement and the other Senior Credit Documents unless the following conditions are satisfied:

(i) the aggregate principal amount available thereunder shall not exceed the Senior Lender Limitation Amount,

(ii) the Borrower is at all times in compliance with the requirements of Section 8.05(3), unless otherwise agreed by the Majority Lenders,

(iii) if the Senior Credit Agreement is replaced, the replacement administrative agent on behalf of the replacement lenders shall enter into subordination arrangements with the Agent on behalf of the Lenders on terms no more onerous to Agent and the Lender than those contained in the Senior Subordination Agreement and such agreement shall be in form and substance satisfactory to the Lenders, and

(iv), the Senior Credit Agreement or any amendment and restatement, modification or replacement thereof shall contain the equivalent of Section 6.06 of the Senior Credit Agreement (as at the date hereof) at any time that Approved Lenders hold less than 50% of the commitments thereunder, unless an “Event of Default” (as defined in the Senior Credit Agreement) has occurred and is continuing.

For the purposes of this section, an “Approved Lender” means (i) any financial institutions listed on Schedule I or Schedule II of the Bank Act (Canada) or (ii) any non-Canadian deposit-taking financial institutions with at least $35 billion market capitalization, but excluding for certainty any distressed debt fund or any of its Affiliates.

8.05	Restricted and Unrestricted Subsidiaries

So long as this Agreement is in force and except as otherwise permitted by the prior written consent of the Majority Lenders, the Borrower will ensure that:

(1)               No Subsidiaries. The Borrower has no Subsidiaries, other than Restricted Subsidiaries and Unrestricted Subsidiaries.

(2)               Status of Subsidiaries. Each Subsidiary of the Borrower:

(i)	shall be a corporation, limited partnership, general partnership, trust or limited liability corporation formed under the laws of (A) Canada or a province thereof, (B) a state of the United States of America or the District of Columbia, (C) the United Kingdom, (D) Germany, (E) Belgium, (F) Hungary or (G) Holland; and

(ii)	shall (A) if such Subsidiary is a Restricted Subsidiary, be wholly-owned by the Borrower or a Restricted Subsidiary, or (B) if such Subsidiary is an Unrestricted Subsidiary, be owned, wholly or in part (subject to the terms of this Agreement), by the Borrower or another Subsidiary.

(3)               Guarantee. Upon formation or acquisition, unless designated as an Unrestricted Subsidiary pursuant to Section 8.05(5) or upon becoming a Guarantor under the Senior Credit Documents (including as amended, modified, replaced or refinanced from time to time in accordance with Section 8.04(26)), each Subsidiary will provide to the Agent on behalf of the Lenders a Guarantee of the Obligations, together with such opinions and other documents (including, without limitation, the Restricted Subsidiary Subordination Agreement) as the Agent may reasonably require, all in form and substance acceptable by the Agent.

(4)               Composition of Borrower and Restricted Subsidiaries. The gross margin of the Borrower and the Restricted Subsidiaries shall at all times comprise of no less than 80% of the consolidated gross margin of the Borrower and all of its Subsidiaries (excluding Filter Group Inc. and Filter Group USA Inc.).

(5)               Designation of an Unrestricted Subsidiary. From time to time the Borrower may designate an existing Restricted Subsidiary or a newly formed Subsidiary as an Unrestricted Subsidiary; provided that:

(a)	after giving effect to such designation, all representations and warranties contained in Section 7.01 of this Agreement will be true and correct in all material respects with the same force and effect as if such representations and warranties had been made on and as of the date of such designation with respect to such Unrestricted Subsidiary;

(b)	the Borrower is in compliance with all covenants contained herein and no Pending Event of Default or Event of Default shall have occurred and be continuing or will occur as a result of such designation;

(c)	the Borrower shall have provided the Agent with a certificate of an officer certifying the foregoing;

(d)	the Borrower shall have delivered to the Agent a revised Schedule 7.01(16) showing all Restricted Subsidiaries and Unrestricted Subsidiaries of the Borrower following such designation; and

(e)	the Borrower shall have provided the Agent with a certificate of an officer of the Borrower certifying that such Subsidiary is an Unrestricted Subsidiary under the terms of the Senior Credit Agreement.

In the event that a Restricted Subsidiary becomes an Unrestricted Subsidiary pursuant to the terms hereof, the Agent will promptly release the Guarantee provided by such Person.

(6)               Revocation of Designation as an Unrestricted Subsidiary. From time to time the Borrower may change the designation of a Subsidiary from an Unrestricted Subsidiary to a Restricted Subsidiary; provided that:

(a)	after giving effect to such designation, all representations and warranties contained in Section 7.01 of this Agreement will be true and correct in all material respects with the same force and effect as if such representations and warranties had been made on and as of the date of such designation;

(b)	the Borrower is in compliance with all covenants contained herein and no Pending Event of Default or Event of Default shall have occurred and be continuing or will occur as a result of such designation;

(c)	the Borrower shall have provided the Agent with a certificate of an officer certifying the foregoing;

(d)	the Subsidiary will provide to the Agent on behalf of the Lenders a Guarantee, together with such opinions and other documents as the Agent and its counsel may require all in form and substance acceptable by the Lenders and Lenders’ Counsel; and

(e)	the Borrower shall have delivered to the Agent a revised Schedule 7.01(16) showing all Restricted Subsidiaries and Unrestricted Subsidiaries of the Borrower following such designation.

(7)               Hungarian Subsidiary. Notwithstanding anything in this section 8.05, Just Energy (Finance) Hungary Zrt. shall not be required to provide a Guarantee and become a Restricted Subsidiary until such time as its net assets exceed US$25,000,000. Just Energy (Finance) Hungary Zrt. shall not conduct any operating business until such time as it has provided a Guarantee.

Article 9
DEFAULT

9.01	Events of Default

The occurrence of any one or more of the following events (each such event being herein referred to as an “Event of Default”) will constitute a default under this Agreement:

(1)               if the Borrower fails to pay any amount of principal of any Advance when due and payable; or

(2)               if the Borrower fails to pay any interest or fees when due and payable hereunder or under any other Loan Document and such non-payment continues for a period of three Business Days or the Borrower fails to issue common shares when required under the Warrant Agreements or otherwise breaches any of its obligations thereunder in any material respect; or

(3)               if the Borrower fails to pay any Obligation (other than an Obligation for which a failure to pay is specifically dealt with elsewhere in this Section 9.01) when due and payable and such non-payment continues for a period of ten Business Days after notice by the Agent; or

(4)               if the Borrower fails to observe or perform any of the financial covenants in Section 8.02 or any of the negative covenants in Section 8.04; or

(5)               if the Borrower fails to observe or perform any of the positive covenants in Section 8.01 or the reporting covenants in Section 8.03 and the Borrower will fail to remedy such default within the earlier of 30 days from the date (i) the Borrower becomes aware of such default or (ii) the Agent delivers written notice of the default to the Borrower; or

(6)               if any Obligor neglects to observe or perform any covenant or obligation in this Agreement or any other Loan Document on its part to be observed or performed (other than a covenant or condition whose breach or default in performance is specifically dealt with elsewhere in this Section 9.01) and either Borrower fails to remedy such default within the earlier of 30 days from the date (i) such Obligor becomes aware of such default or (ii) the Agent delivers written notice of the default to either Borrower; or

(7)               if any representation or warranty made by any Obligor in this Agreement, any Loan Document or in any certificate or other document at any time delivered hereunder to the Agent or any Lender will prove to have been incorrect in any material respect on and as of the date thereof and such representation or warranty is not thereafter made true and correct within 30 days of any Obligor becoming aware of its incorrectness; or

(8)               if any Obligor ceases or threatens to cease to carry on business generally except as permitted by this Agreement, or admits its inability or fails to pay its debts generally; or

(9)               if any “Event of Default” as defined in the Senior Credit Agreement (as amended, modified, refinanced or replaced) occurs and such Event of Default is not cured or waived within 90 days of the occurrence thereof; or

(10)           if any Obligor (i) fails to make any payment when such payment is due and payable, to any Person in relation to any Debt (other than Debt for which a failure to pay is specifically dealt with elsewhere in this Section 9.01) which, in the aggregate principal amount then outstanding, is in excess of [AMOUNT REDACTED] and such payment is not made within any applicable cure or grace period; or (ii) defaults in the observance or performance of any other agreement or condition in relation to any such Debt which in the aggregate principal amount then outstanding is in excess of [AMOUNT REDACTED] or contained in any instrument or agreement evidencing, securing or relating thereto and such default is not waived or cured within any applicable cure or grace period, or (iii) any other event will occur or condition exist, the effect of which default or other condition is to cause, such Debt to become due prior to its stated maturity date; or

(11)           if any Obligor denies its obligations under any Loan Document or claims any of the Loan Documents to be invalid or withdrawn in whole or in part; or

(12)           if any of the Loan Documents or any material provision of any of them becomes unenforceable, unlawful or is changed by virtue of legislation or by a court, statutory board or commission, and the applicable Obligor does not, within ten days of receipt of notice of such Loan Document or material provision becoming unenforceable, unlawful or being changed and being provided with any required new agreement or amendment for execution, replace such Loan Document with a new agreement that is in form and substance satisfactory to the Majority Lenders or amend such Loan Document to the satisfaction of the Majority Lenders; or

(13)           if a decree or order of a court of competent jurisdiction is entered adjudging an Obligor, a bankrupt or insolvent or approving as properly filed a petition seeking the winding-up of an Obligor under the Companies’ Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada), the Bankruptcy Code (United States) or the Winding-Up and Restructuring Act (Canada) or any other bankruptcy, insolvency or analogous laws or issuing sequestration or process of execution against any substantial part of the assets of an Obligor or ordering the winding up or liquidation of its affairs; or

(14)           if any Obligor becomes insolvent, makes any assignment in bankruptcy or makes any other assignment for the benefit of creditors, makes any proposal under the Bankruptcy and Insolvency Act (Canada) or any comparable law, seeks relief under the Companies’ Creditors Arrangement Act (Canada), the Bankruptcy Code (United States), the Winding-Up and Restructuring Act (Canada) or any other bankruptcy, insolvency or analogous law, is adjudged bankrupt, files a petition or proposal to take advantage of any act of insolvency, consents to or acquiesces in the appointment of a trustee, receiver, receiver and manager, interim receiver, custodian, sequestrate or other Person with similar powers of itself or of all or any substantial portion of its assets, or files a petition or otherwise commences any proceeding seeking any reorganization, arrangement, composition or readjustment under any applicable bankruptcy, insolvency, moratorium, reorganization or other similar law affecting creditors’ rights or consents to, or acquiesces in, the filing of such a petition; or

(15)           if any proceeding or filing will be instituted or made against any Obligor seeking to have an order for relief entered against such Obligor as debtor under, or to adjudicate it bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment or composition under, any law relating to bankruptcy, insolvency, reorganization or relief of debtors (including, without limitation, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Bankruptcy Code (United States) and the Winding-Up and Restructuring Act (Canada)), or seeking appointment of a receiver, trustee, custodian or other similar official for such Obligor or for any substantial part of its properties or assets unless the proceeding or filing is being contested actively and diligently in good faith by appropriate and timely proceedings and is dismissed, vacated or indefinitely stayed within 15 days of knowledge by such Obligor of its institution; or

(16)           if an Encumbrancer takes possession by appointment of a receiver, receiver and manager, or otherwise of any material portion of the Property of any Obligor; or

(17)           if a final judgment, execution, writ of seizure and sale, sequestration or decree for the payment of money due will have been obtained or entered against the Obligors in an amount (individually or in the aggregate for all Obligors) in excess of the lesser of (a) [AMOUNT REDACTED] and (b) 10% of EBITDA (calculated on a last twelve months basis), unless such judgment, execution, writ of seizure and sale, sequestration or decree is and remains vacated, discharged or stayed pending appeal within the applicable appeal period; or

(18)           [Reserved]

(19)           [Reserved]

(20)           [Reserved]

(21)           if a Change of Control occurs; or

(22)           except as permitted hereunder, if proceedings are commenced for the dissolution, liquidation or winding-up of any Obligor, or for the suspension of the operations of any Obligor unless such proceedings are being actively and diligently contested in good faith; or

(23)           if any report of the Borrower’s auditors with respect to financial statements provided hereunder contains any qualification which is unacceptable to the Lenders acting reasonably; or

(24)           there will have occurred a Material Adverse Effect; or

(25)           if there is a write-down of the consolidated assets of the Borrower, determined on a consolidated basis, in an amount in excess of Cdn.$75,000,000 in any Fiscal Year (excluding normal course amortization or depreciation of assets); or

(26)           if the common shares of the Borrower cease to be listed for trading on the Toronto Stock Exchange (for certainty, not including in connection with a customary trading halt for the dissemination of news) or any order is made by any Governmental Authority in relation to the Borrower, or there is any change of law, or the interpretation or administration thereof, in each case, which in the reasonable opinion of the Agent, operates to prevent or materially restrict the trading of the common shares of the Borrower on the Toronto Stock Exchange, or to prevent or materially restrict the trading on the Toronto Stock Exchange of the common shares issuable upon exercise of the Warrants.

9.02	Acceleration and Termination of Rights

If any Event of Default occurs and is continuing, all Obligations will, upon demand made by the Agent, at the option of the Agent or upon the request of the Majority Lenders, become immediately due and payable at the rate or rates determined as herein provided, including for certainty the Prepayment Fee or the Make-Whole Premium, as applicable, to the date of actual payment thereof, all without notice, presentment, protest, additional demand, notice of dishonour or any other demand or notice whatsoever, all of which are hereby expressly waived by each Obligor and the Commitments will be terminated; provided, if any Event of Default described in Section 9.01(13) through 9.01(15) with respect to the Borrower occurs, the Commitments (if not theretofore terminated) will automatically terminate and the outstanding principal amount of all Advances and all other Obligations will automatically be and become immediately due and payable (including for certainty the Prepayment Fee or the Make-Whole Premium, as applicable). In such event either the Lenders or the Agent on their behalf may, in their discretion, exercise any right or recourse and/or proceed by any action, suit, remedy or proceeding against any Obligor authorized or permitted by law for the recovery of all the Obligations of the Borrower to the Lenders and no such remedy for the enforcement of the rights of the Lenders will be exclusive of or dependent on any other remedy but any one or more of such remedies may from time to time be exercised independently or in combination.

9.03	Remedies Cumulative and Waivers

For greater certainty, it is expressly understood and agreed that the respective rights and remedies of the Lenders and the Agent hereunder or under any other Loan Document or instrument executed pursuant to this Agreement are cumulative and are in addition to and not in substitution for any rights or remedies provided by law or by equity; and any single or partial exercise by the Lenders or by the Agent of any right or remedy for a default or breach of any term, covenant, condition or agreement contained in this Agreement or other document or instrument executed pursuant to this Agreement will not be deemed to be a waiver of or to alter, affect or prejudice any other right or remedy or other rights or remedies to which any one or more of the Lenders and the Agent may be lawfully entitled for such default or breach. Any waiver by the Lenders or the Agent of the strict observance, performance or compliance with any term, covenant, condition or other matter contained herein and any indulgence granted, either expressly or by course of conduct, by the Lenders or the Agent will be effective only in the specific instance and for the purpose for which it was given and will be deemed not to be a waiver of any rights and remedies of the Lenders or the Agent under this Agreement or any other Loan Document or instrument executed pursuant to this Agreement as a result of any other default or breach hereunder or thereunder.

9.04	Termination of Lenders’ Obligations

The occurrence of an Event of Default that has not been waived by the Lenders will relieve the Lenders of all obligations to provide any further Advances hereunder.

9.05	Perform Obligations

If an Event of Default has occurred and is continuing and if the Borrower has failed to perform any of its covenants or agreements in the Loan Documents, the Majority Lenders, may, but will be under no obligation to, instruct the Agent on behalf of the Lenders to perform any such covenants or agreements in any manner deemed fit by the Majority Lenders without thereby waiving any rights to enforce the Loan Documents. The reasonable expenses (including any legal costs) paid by the Agent and the Lenders in respect of the foregoing will be an Obligation.

9.06	Third Parties

No Person dealing with the Lenders or any agent of the Lenders will be concerned to inquire whether the powers which the Lenders or the Agent are purporting to exercise have been exercisable.

Article 10
COSTS, EXPENSES AND INDEMNIFICATION

10.01	Costs and Expenses

The Borrower will pay promptly upon notice from the Agent all reasonable out-of-pocket costs and expenses of the Agent in connection with preparation, execution and delivery of this Agreement and the other documents to be delivered hereunder and the reasonable out-of-pocket costs of the Agent in the initial syndication of the Loan Facility, whether or not any Advance has been made hereunder, including without limitation, the reasonable fees and out-of-pocket expenses of Lenders’ Counsel and counsel to the Specified Lender with respect thereto and with respect to advising the Agent, or the Lenders as to its or their rights and responsibilities under this Agreement and the other Loan Documents to be delivered hereunder; provided such fees shall not exceed $250,000 in the aggregate for the Lenders’ Counsel (which for certainty, excludes the fees of counsel to Specified Lender) without the Borrower’s consent. The Borrower further agrees to pay all reasonable out-of-pocket costs and expenses of the Agent (and, in case of (iv) and (v) below, the Lenders) in connection with (i) the preparation or review of waivers, consents and amendments requested by the Borrower, (ii) questions of interpretation of this Agreement, (iii) the establishment of the validity and enforceability of this Agreement, (iv) the preservation or enforcement of rights of the Agent and the Lenders under this Agreement and other Loan Documents to be delivered hereunder, and (v) the exercise of any right or remedy of any nature or kind contained herein or in any Loan Document, including, without limitation, all reasonable costs and expenses sustained by each Lender or the Agent as a result of any failure by the Borrower to perform or observe any of its obligations hereunder.

10.02	Indemnification by the Borrower

In addition to any liability of the Borrower to any Lender or the Agent under any other provision hereof, except for liability arising from a Lender’s or the Agent’s own gross negligence or wilful misconduct, the Borrower will indemnify each Lender and the Agent (and each of their directors, officers, employees, affiliates, agents and representatives) and hold each Lender and the Agent (and each of their directors, officers, employees, affiliates, agents and representatives) harmless against any loss or expense incurred by such Lender or the Agent (and each of their directors, officers, employees, affiliates, agents and representatives) as a result of:

(1)               any failure by the Borrower to fulfil any of its Obligations including, without limitation, any cost or expense incurred by reason of the liquidation or re-employment in whole or in part of deposits or other funds required by any Lender to fund or maintain its Proportionate Share of any Advance as a result of the Borrower’s failure to complete an Advance or to make any payment, repayment or prepayment on the date required hereunder or specified by it in any notice given hereunder;

(2)               the Borrower’s failure to give any notice required to be given by it to the Agent or Lenders hereunder;

(3)               the failure of the Borrower to make any other payment when due hereunder;

(4)               any liability, obligations, loss (other than lost profits) or expense, that may be suffered by or asserted against any of them as a result of the breach by any Obligor in the performance of any of the Loan Documents, or by reason of the Agent or the Lenders agreeing to enter into this Agreement; or

(5)               in connection with the use of any proceeds of the Loan Facility, or the consummation of any transaction contemplated by this Agreement.

A certificate of a Lender or the Agent as to the amount of any such loss or expense will be prima facie evidence as to the amount thereof, in the absence of manifest error. The agreements in this Section will survive the termination of this Agreement and repayment of the Obligations.

10.03	Specific Environmental Indemnification

The Borrower will defend and indemnify each Lender and the Agent (and each of their directors, officers, employees, affiliates, agents and representatives) and hold each harmless at all times from and against any and all costs, losses, damages, expenses, judgments, suits, claims, awards, fines, sanctions and liabilities whatsoever (including any reasonable out-of-pocket costs or expenses for preparing any necessary environmental assessment report or other such other reports) by a third party against any Lender or the Agent (and each of their directors, officers, employees, affiliates, agents and representatives) or any of them related to or as a result of (i) any release, deposit, discharge, or disposal of any Hazardous Substance in connection with the property or business of the Obligors; and (ii) the remedial actions (if any) taken by the Agent on behalf of the Lenders, in respect of such release, deposit, discharge or disposal; or (iii) a failure by any Obligor or any Unrestricted Subsidiary to comply with Requirements of Environmental Law. The Borrower will have the sole right, at its expense, to control any such legal action or claim and to settle on terms and conditions approved by the Borrower and approved by the party named in such legal action or claim whether it be the Lenders or the Agent, or any of them acting reasonably provided that if, in the opinion of the Lenders or the Agent, or any of them as the case may be, the interests of the Lenders or the Agent or any of them are different from those of the Borrower in connection with such legal action or claim, the Lenders or the Agent or any of them will have the sole right, at the Borrower’s expense, to defend their own interests provided that any settlement of such legal action or claim will be on terms and conditions approved by the Borrower, acting reasonably. If the Borrower does not defend the legal action or claim, the Agent and the Lenders will have the right to do so on their own behalf and on behalf of the Borrower, as the case may be, at the expense of the Borrower. The defence and indemnity obligations contained throughout this Agreement will survive the termination of this Agreement and repayment of the Obligations.

10.04	Exclusion

Notwithstanding Sections 10.01, 10.02 and 10.03, the Borrower shall not be obliged to indemnify the Agent, any Lender or any of their respective directors, officers, employees, affiliates, agents and representatives (“Indemnified Parties”) for any losses, claims, damages, liabilities or related expenses which are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnified Parties.

Article 11
THE AGENT AND THE LENDERS

11.01	Appointment

The Lenders hereby appoint the Agent to act as their agent as herein specified and, except as may be specifically provided to the contrary herein, each of the Lenders hereby irrevocably authorizes the Agent, as the agent of such Lender, to enter into on its behalf and thereafter take such action on its behalf under or in connection with the Loan Documents and to exercise such powers thereunder as are delegated to the Agent by the terms thereof and such other powers as are reasonably incidental thereto which it may be necessary for the Agent to exercise in order that the provisions of the Loan Documents are carried out. The Agent may perform any of its duties under the Loan Documents by or through its agents and may delegate its duties to an Affiliate or a Subsidiary. The Borrower will not be concerned to inquire whether the powers which the Agent is purporting to exercise have become exercisable or otherwise as to the propriety or regularity of any other action on the part of the Agent, and accordingly insofar as the Borrower is concerned the Agent will for all purposes hereof be deemed to have authority from the Lenders to exercise the powers and take the actions which are in fact exercised and taken by it.

11.02	Indemnity from Lenders

The Lenders agree, based on their Proportionate Share, to indemnify the Agent (to the extent that the Agent is not promptly reimbursed by the Borrower on demand) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any nature or kind whatsoever which may be imposed on, incurred by, or asserted against the Agent in its capacity as agent hereunder which in any way relate to or arise out of the Loan Documents or any action taken or omitted by the Agent under the Loan Documents; provided that no Lender will be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements which result from the Agent’s gross negligence or wilful misconduct. Without limitation and absent gross negligence or wilful misconduct by the Agent, each Lender agrees to reimburse the Agent promptly upon demand for its Proportionate Share of out-of-pocket expenses (including the fees and disbursements of counsel) incurred by the Agent in connection with the preparation of the Loan Documents and the determination or preservation of any rights of the Agent or the Lenders under, or the enforcement of, or legal advice in respect of rights or responsibilities under, the Loan Documents, to the extent that the Agent is not promptly reimbursed for such expenses by the Borrower on demand.

11.03	Exculpation

The Agent will have no duties or responsibilities except those expressly set forth in the Loan Documents. Neither the Agent (in its capacity as Agent and not as a Lender) nor any of its officers, directors, employees or agents will be liable for any action taken or omitted to be taken under or in connection with the Loan Documents, unless such act or omission constitutes gross negligence or wilful misconduct. The duties of the Agent will be mechanical and administrative in nature; the Agent will not have by reason of the Loan Documents a fiduciary relationship with any Lender and nothing in the Loan Documents, express or implied, is intended to or will be construed as to impose upon the Agent any obligation except as expressly set forth therein. None of the Lenders will have any duties or responsibilities to any of the other Lenders except as expressly set forth in the Loan Documents. The Agent will not be responsible for any recitals, statements, representations or warranties in any of the Loan Documents or which may be contained in any other document subsequently received by the Agent or the Lenders from or on behalf of any Obligor or for the authorization, execution, effectiveness, genuineness, validity or enforceability of any of the Loan Documents, and will not be required to make any inquiry concerning the performance or observance by any Obligor of any of the terms, provisions or conditions of any of the Loan Documents. Each of the Lenders severally represents and warrants to the Agent that it has made and will continue to make such independent investigation of the financial condition and affairs of the Obligors as such Lender deems appropriate in connection with its entering into of any of the Loan Documents and the making and continuance of any Advance hereunder, that such Lender has and will continue to make its own appraisal of the creditworthiness of the Obligors and that such Lender in connection with such investigation and appraisal has not relied upon any information provided to such Lender by the Agent.

11.04	Reliance on Information

The Agent will be entitled to rely upon any writing, notice, statement, certificate, facsimile, telex or other document or communication believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and, with respect to all legal matters pertaining to the Loan Documents and its duties thereunder, upon the advice of counsel selected by it.

11.05	Knowledge and Required Action

The Agent will not be deemed to have knowledge or notice of the occurrence of any Event of Default or Pending Event of Default (other than the non-payment of any principal, interest or other amount to the extent the same is required to be paid to the Agent for the account of the Lenders) unless the Agent has received notice from a Lender or the Borrower specifying such Event of Default or Pending Event of Default and stating that such notice is given pursuant to this Agreement. In the event that the Agent receives such a notice, it will give prompt notice thereof to the Lenders. The Agent will also give prompt notice to the Lenders of each non-payment of any amount required to be paid to the Agent for the account of the Lenders. The Agent will, subject to Section 11.06 take such action with respect to such Event of Default or Pending Event of Default as will be directed by the Lenders in accordance with this Article 11 provided that, unless and until the Agent will have received such direction the Agent may, but will not be obliged to, take such action, or refrain from taking such action, with respect to such Event of Default or Pending Event of Default as it will deem advisable in the best interest of the Lenders; and provided further that the Agent in any case will not be required to take any such action which it determines to be contrary to the Loan Documents or to any Applicable Law.

11.06	Request for Instructions

The Agent may at any time request instructions from the Lenders with respect to any actions or approvals which, by the terms of any of the Loan Documents, the Agent is permitted or required to take or to grant, and the Agent will be absolutely entitled to refrain from taking any such action or to withhold any such approval and will not be under any liability whatsoever as a result thereof until it will have received such instructions from the Lenders. No Lender will have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under the Loan Documents in accordance with instructions from the Lenders. The Agent will in all cases be fully justified in failing or refusing to take or continue any action under the Loan Documents unless it will have received further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 11.02 against any and all liability and expense which may be incurred by it by reason of taking or continuing to take such action, and unless it will be secured in respect thereof as it may deem appropriate.

11.07	The Agent Individually

With respect to its Commitments, the Advances made available by the Agent and the Loan Documents to which it is a party and its acting as a Lender, in each case, if applicable, the Agent will have the same rights and powers hereunder as any other Lender and may exercise such rights and powers as though it were not the Agent, and the term “Lenders” will, unless the context clearly otherwise indicates, include the Agent in its individual capacity. It is understood and agreed by all of the Lenders that the Agent, either directly or through its Affiliates, from time to time may lend money to, provide underwriting, consulting and advisory services to, and generally engage in advisory and other related and ancillary businesses with the Obligors and their Affiliates otherwise than as a Lender under the Loan Documents (including for certainty under the Senior Credit Agreement) and may continue to do so as if the Agent were not the Agent under the Loan Documents and will have no duty to account to any of the Lenders with respect to any such dealings.

11.08	Resignation and Termination

If at any time (i) the Agent will deem it advisable, in its sole discretion, it may deliver to each of the Lenders and the Borrower written notification of its resignation insofar as it acts on behalf of the Lenders pursuant to this Article, or (ii) the Agent is in default of any of its obligations hereunder and the Majority Lenders will deem it advisable, in their sole discretion, they may deliver to the Agent and the Borrower written notification of the termination of the Agent’s authority to act on behalf of the Lenders pursuant to this Article, such resignation or termination to be effective upon the date of the appointment by the Lenders of a successor which will assume all of the rights, powers, privileges and duties of the Agent hereunder, which appointment will be promptly made from among the remaining Lenders and written notice thereof will be given to the Borrower concurrently with such appointment. If in the case of resignation by the Agent no appointment of a successor Agent has been made by the Lenders and approved by the Borrower within 30 days, the resigning Agent may make such appointment from among the remaining Lenders on behalf of the Lenders, subject to such Lender agreeing to act as Agent, and will forthwith give notice of such appointment to the Lenders and the Borrower.

11.09	Actions by Lenders

(1)               Any consent, approval (including without limitation any approval of or authorization for any amendment to any of the Loan Documents), instruction or other expression of the Lenders under any of the Loan Documents may be obtained by an instrument in writing signed in one or more counterparts by the Majority Lenders, or where required by Section 11.09(2) all of the Lenders (which instrument in writing, for greater certainty, may be delivered by facsimile).

(2)               Notwithstanding Sections 11.09(1), without the consent of all the Lenders the Agent may not take the following actions:

(a)	amend, modify, discharge, terminate or waive any of the terms of this Agreement if such amendment, modification, discharge, termination or waiver would increase the amount of the Loan Facility or the Commitments, reduce the fees or interest rates payable with respect to the Loan Facility, extend any date fixed for payment of principal or interest relating to the Loan Facility, extend the repayment dates of the Loan Facility, change the currency of Advances available or the notice periods relating thereto, or change the definition of Majority Lenders;

(b)	release any Guarantees other than pursuant to the terms hereof;

(c)	amend this Section 11.09; and

(d)	amend Article 5.

(3)               An instrument in writing from the Majority Lenders or, where applicable, all of the Lenders as provided for in this Section 11.09 (any such instrument in writing being an “Approval Instrument”) will be binding upon all of the Lenders, and the Agent (subject to the provisions for its indemnity contained in this Agreement) will be bound to give effect thereto accordingly. For greater certainty, to the extent so authorized in the Approval Instrument, the Agent will be entitled (but not obligated) to execute and deliver on behalf of the Agent and all of the Lenders, without the requirement for the execution by any other Lender or Lenders, any consents, waivers, documents or instruments (including without limitation any amendment to any of the Loan Documents) necessary or advisable in the opinion of the Agent to give effect to the matters approved by the Majority Lenders or all of the Lenders, as the case may be, in any Approval Instrument; provided that, no Approval Instrument shall amend, modify or otherwise affect the rights or duties of the Agent or the Lenders, as the case may be.

11.10	Provisions for Benefit of Lenders Only

The provisions of this Article 11, other than Sections 11.09 and 11.10 and the last sentence of Section 11.01 relating to the rights and obligations of the Lenders and the Agent inter se will be operative as between the Lenders and the Agent only, and the Obligors will not have any rights under or be entitled to rely for any purposes upon such provisions.

11.11	Payments by Agent

(1)               For greater certainty, the following provisions will apply to any and all payments made by the Agent to the Lenders hereunder:

(a)	the Agent will be under no obligation to make any payment (whether in respect of principal, interest, fees or otherwise) to any Lender until an amount in respect of such payment has been received by the Agent from the Borrower;

(b)	if the Agent receives less than the full amount of any payment of principal, interest, fees or other amount owing by the Borrower under this Agreement, then the Agent will have no obligation to remit to each Lender any amount other than such Lender’s Proportionate Share of that amount which is the amount actually received by the Agent;

(c)	if any Lender advances more or less than its Proportionate Share of an Advance, such Lender’s entitlement to such payment will be increased or reduced, as the case may be, in proportion to the amount actually advanced by such Lender;

(d)	the Agent acting reasonably and in good faith will, after consultation with the Lenders in the case of any dispute, determine in all cases the amount of all payments to which each Lender is entitled and such determination will, in the absence of manifest error, be binding and conclusive;

(e)	upon request, the Agent will deliver a statement detailing any of the payments to the Lenders referred to herein; and

(f)	all payments by the Agent to a Lender hereunder will be made to such Lender at its address set forth in the signature pages on this Agreement or on the applicable Assignment Agreement unless notice to the contrary is received by the Agent from such Lender.

11.12	Direct Payments

The Lenders agree among themselves that, except as otherwise provided for in this Agreement and except as necessary to adjust for Advances that are not in each Lender’s Proportionate Share under the Loan Facility, all sums received by a Lender relating to this Agreement will be shared by each Lender in its Proportionate Share and each Lender undertakes to do all such things as may be reasonably required to give full effect to this Section, including without limitation, the purchase from other Lenders of a portion thereof by the Lender who has received an amount in excess of its Proportionate Share as will be necessary to cause such purchasing Lender to share the excess amount rateably in its Proportionate Share with the other Lenders. If any sum which is so shared is later recovered from the Lenders who originally received it, the Lender will restore its Proportionate Share of such sum to such Lenders, without interest. If any Lender (a “Receiving Lender”) will obtain any payment of moneys due under this Agreement as referred to above, the Receiving Lender will forthwith remit such payment to the Agent and, upon receipt, the Agent will distribute such payment in accordance with the provisions hereof.

11.13	Acknowledgements, Representations and Covenants of Lenders

(1)               It is acknowledged and agreed by each Lender that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, Property, affairs, status and nature of the Obligors. Accordingly, each Lender confirms to the Agent that it has not relied, and will not hereafter rely, on the Agent (a) to check or inquire on its behalf into the adequacy or completeness of any information provided by the Obligors under or in connection with this Agreement or the transactions herein contemplated (whether or not such information has been or is hereafter distributed to such Lender by the Agent) or (b) to assess or keep under review on its behalf the financial condition, creditworthiness, Property, affairs, status or nature of the Obligors.

(2)               Each Lender represents and warrants that it has the legal capacity to enter into this Agreement pursuant to its charter and any applicable legislation and has not violated its charter, constating documents or any applicable legislation by so doing.

(3)               Each Lender agrees to indemnify the Agent (to the extent not reimbursed by the Borrower), rateably according to its Proportionate Share of the Loan Facility from and against any and all liabilities and obligations (whether direct or indirect, contingent or otherwise), losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of the Loan Documents or the transactions therein contemplated, provided that no Lender will be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or wilful misconduct. Without limiting the generality of the foregoing and absent gross negligence or wilful misconduct by the Agent, each Lender agrees to reimburse the Agent promptly upon demand rateably according to its Proportionate Share of the Loan Facility for any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preservation of any rights of the Agent or the Lenders under, or the enforcement of, or legal advice in respect of rights or responsibilities under this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower. The obligation of the Lenders to indemnify the Agent will survive the termination of this Agreement.

(4)               Each Lender acknowledges and agrees that its obligation to advance its Proportionate Share of Advances in accordance with the terms of this Agreement is independent and in no way related to the obligation of any other Lender hereunder.

(5)               Each Lender hereby acknowledges receipt of a copy of this Agreement and acknowledges that it is satisfied with the form and content of such document.

(6)               Except to the extent recovered by the Agent from the Borrower, promptly following demand therefor, each Lender will pay to the Agent an amount equal to such Lender’s Proportionate Share of any and all reasonable costs, expenses, claims, losses and liabilities incurred by the Agent in connection with this Agreement except for those incurred by reason of the Agent’s gross negligence or wilful misconduct.

(7)               Each Lender will respond promptly to each request by the Agent for the consent of such Lender required hereunder.

11.14	Rights of Agent

(1)               In administering the Loan Facility, the Agent may retain, at the expense of the Lenders if such expenses are not recoverable from the Borrower, such solicitors, counsel, auditors and other experts and agents as the Agent may select, in its sole discretion, acting reasonably and in good faith after consultation with the Lenders.

(2)               The Agent will be entitled to rely on any communication, instrument or document believed by it to be genuine and correct and to have been signed by the proper individual or individuals, and will be entitled to rely and will be protected in relying as to legal matters upon opinions of independent legal advisors selected by it. The Agent may also assume that any representation made by the Borrower is true and that no Event of Default or Pending Event of Default has occurred unless the officers or employees of the Lender acting as Agent, acting in their capacity as officers or employees responsible for the Borrower’s account, have actual knowledge to the contrary or have received notice to the contrary from any other party to this Agreement.

(3)               Except in its own right as a Lender, the Agent will not be required to advance its own funds for any purpose, and in particular, will not be required to pay with its own funds the fees of solicitors, counsel, auditors, experts or agents engaged by it as permitted hereby.

11.15	Collective Action of the Lenders

Each of the Lenders hereby acknowledges that to the extent permitted by Applicable Law, the remedies provided under the Loan Documents to the Lenders are for the benefit of the Lenders collectively and acting together and not severally and further acknowledges that its rights hereunder are to be exercised not severally, but by the Agent upon the decision of the Majority Lenders or all of the Lenders as required by this Agreement. Accordingly, notwithstanding any of the provisions contained herein, each of the Lenders hereby covenants and agrees that it will not be entitled to take any action hereunder or thereunder including, without limitation, any declaration of default hereunder or thereunder but that any such action will be taken only by the Agent with the prior written agreement of the Majority Lenders or all of the Lenders, as required. Each of the Lenders hereby further covenants and agrees that upon any such written agreement being given by the Majority Lenders or all of the Lenders, as required, it will co-operate fully with the Agent to the extent requested by the Agent. Notwithstanding the foregoing, in the absence of the instructions from the Lenders and where in the sole opinion of the Agent, acting reasonably and in good faith, the exigencies of the situation warrant such action, the Agent may without notice to or consent of the Lenders take such action on behalf of the Lenders as it deems appropriate or desirable in the interest of the Lenders.

11.16	Funding by Lenders; Presumption by Agent

Unless the Agent shall have received notice from a Lender prior to the proposed date of any Advance that such Lender will not make available to the Agent such Lender’s share of such Advance, the Agent may assume that such Lender has made such share available on such date in accordance with the provisions of this Agreement concerning funding by Lenders and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Advance available to the Agent then the applicable Lender shall pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent at a rate determined by the Agent in accordance with prevailing banking industry practice on interbank compensation. If such Lender pays such amount to the Agent then such amount shall constitute such Lender’s pro rata share of the Advance. If the Lender does not do so forthwith, the Borrower shall pay to the Agent forthwith on written demand such corresponding amount with interest thereon at the interest rate applicable to the Advance in question. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that has failed to make such payment to the Agent.

11.17	Payments by the Borrower; Presumption by Agent

Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of any Lender hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute the amount due to the Lenders. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent at a rate determined by the Agent in accordance with prevailing banking industry practice on interbank compensation.

11.18	Non-Funding Lenders

(1)               Certain Fees. A Non-Funding Lender shall not be entitled to receive any fee to which it may have been entitled for any period during which that Lender is a Non-Funding Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Non-Funding Lender).

(2)               Liability of the Agent. Neither the Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender (including, without limitation, a Non-Funding Lender) for any action taken or omitted to be taken by it in connection with amounts payable by the Borrower to a Non-Funding Lender and received and deposited by the Agent in a cash collateral account and applied in accordance with the provisions of this Agreement save and except for the gross negligence or wilful misconduct of the Agent as determined by a final non-appealable judgement of a court of competent jurisdiction.

(3)               Non-Funding Lender Waterfall. The Agent shall be entitled to set off any Non-Funding Lender’s Proportionate Share of all payments received from the Borrower against such Non-Funding Lender’s obligations to fund payments and Advances required to be made by it and to purchase participations required to be purchased by it in each case under this Agreement and the other Loan Documents. The Agent shall be entitled to withhold and deposit in one or more non-interest bearing cash collateral accounts in the name of the Agent all amounts (whether principal, interest, fees or otherwise) received by the Agent and due to a Non-Funding Lender pursuant to this Agreement which amounts shall be used by the Agent (A) first, to reimburse the Agent for any amounts owing to it by the Non-Funding Lender pursuant to any Loan Document, and then to reimburse, (B) second, to repay any Advances made by a Lender in order to fund a shortfall created by a Non-Funding Lender which repayment shall be in the form of an assignment by each such Lender of such Advance to the Non-Funding Lender, (C) third, to cash collateralize all other obligations of such Non-Funding Lender to the Agent owing pursuant to this Agreement in such amount as shall be determined from time to time by the Agent in its discretion including, without limitation, such Non-Funding Lender’s obligation to pay its Proportionate Share of any indemnification or expense reimbursement amounts not paid by the Borrower, (D) fourth, at the Agent’s discretion, to fund from time to time the Non-Funding Lender’s Proportionate Share of Advances under the Loan Facility, as applicable, (E) fifth, at the Agent’s discretion, to be held in an interest bearing deposit account and released pro rata in order to satisfy such Non-Funding Lender’s Proportionate Share of future Advances under the Loan Facility, (F) sixth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Non-Funding Lender as a result of such Non-Funding Lender’s breach of its obligations under this Agreement, (G) seventh, so long as no Pending Event of Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Non-Funding Lender as a result of such Non-Funding Lender’s breach of its obligations under this Agreement; and (H) eighth, to such Non-Funding Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Non-Funding Lender that are applied (or held) to pay amounts owed by a Non-Funding Lender shall be deemed paid to and redirected by such Non-Funding Lender, and each Lender irrevocably consents hereto.

(4)               Voting and Consent Rights. For certainty, a Non-Funding Lender shall have no voting or consent rights with respect to matters under this Agreement or other Loan Documents. Accordingly, the Commitments and the aggregate unpaid principal amount of the Advances owing to any Non-Funding Lender shall be disregarded in determining Majority Lenders and all Lenders or all affected Lenders. Notwithstanding the foregoing, should a Non-Funding Lender (A) fund all outstanding Advances that it previously failed to fund and pay all other amounts owing to the Agent, and (B) confirm in writing to the Agent that there is no reasonable likelihood that it will subsequently again become a Non-Funding Lender, then such Lender shall thereafter be entitled to vote and shall have consent rights in the same manner and fashion as if it were not a Non-Funding Lender.

(5)               Reinstatement of Non-Funding Lender. If the Borrower and the Agent agree in writing that a Lender is no longer a Non-Funding Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Advances to be held pro rata by the Lenders in accordance with the applicable Commitments, whereupon such Lender will cease to be a Non-Funding Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Non-Funding Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from a Non-Funding Lender to a Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Non-Funding Lender.

11.19	European Union Bail-In Action.

Notwithstanding anything to the contrary in this Agreement, any other Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)	the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)	the effects of any Bail-in Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)	a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Article 12
TAXES

12.01	Taxes

(1)               All payments to be made to the Agent or the Lenders pursuant to the Loan Documents will be made free and clear of, and without reduction for or on account of, any present or future Taxes; provided, however, if any Taxes are required by Applicable Law to be withheld from any interest or other amount payable to the Agent or any Lender under any Loan Document, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is a Tax other than an Excluded Tax, the amount so payable by the applicable Obligor to the Agent or such Lender will be increased to the extent necessary to yield to the Agent or such Lender, on a net basis after payment of all Taxes (including all Taxes imposed (other than Excluded Taxes) on any additional amounts payable under this Section), interest or any such other amount payable under such Loan Document at the rate or in the amount specified in such Loan Document. The Obligors will be fully liable and responsible for and will, promptly following receipt of a request from the Agent, pay to the Agent any and all Taxes in the nature of sales, use, excise, value-added, goods and services, harmonized sales, stamp, property and similar Taxes payable under the laws of Canada, any Province of Canada, the United States of America, any State of the United States of America or any other country or jurisdiction with respect to any and all goods and services made available under the Loan Documents to any Obligor by the Agent and the Lenders, or any and all Taxes arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Documents, but not including any Excluded Taxes. Whenever any Taxes are payable by an Obligor pursuant to this section, for the account of the Agent or a Lender, a certified copy of an original official receipt showing payment of such Taxes (or other reasonable documentary evidence of such payment) will be promptly provided by such Obligor to the Agent or such Lender. If an Obligor fails to pay any Taxes (other than Excluded Taxes) in respect of any payment made to the Agent or the Lenders pursuant to the Loan Documents when due or if an Obligor fails to remit to the Agent the required documentary evidence of such payment, the Obligors will indemnify and save harmless the Agent and the Lenders from any incremental Taxes (other than Excluded Taxes), interest, penalties or other reasonable expenses that may become payable by the Agent or by any Lender or to which the Agent or any Lender may be subjected as a result of any such failure. A certificate of the Agent or any Lender as to the amount of any such Taxes (other than Excluded Taxes), interest or penalties and containing reasonable details of the calculation of such Taxes, interest or penalties will be, absent manifest error, prima facie evidence of the amount of such Taxes, interest or penalties, as the case may be. If an Obligor has paid over or remitted an amount on account of Taxes pursuant to the foregoing provision and the amount so paid over or remitted is subsequently refunded to such Lender, in whole or in part, such Lender will remit to the such Obligor, provided there is then no Pending Event of Default or Event of Default and subject to the set off rights of the Lenders, such an amount equal to such refund (but only to the extent of indemnity payments or additional amount paid under this section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The applicable Obligor, upon request of a Lender, shall repay to such Lender the amount paid over pursuant to the foregoing sentence (plus penalties, interest or other charges imposed by the relevant Governmental Authority). Notwithstanding anything to the contrary in the preceding two sentences, in no event will a Lender be required to pay any amount to an Obligor pursuant to this section the payment of which would place such Lender in a less favorable net after-Tax position than such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. The foregoing three sentences shall not be construed to require any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Obligors or any other Person.

(2)               Notwithstanding anything to the contrary contained herein, neither the Agent nor any Lender shall be entitled to any additional payments or indemnification under Section 12.01(1): (A) with respect to withholding Taxes (a) to the extent that the obligation to withhold amounts existed on the date that the Agent or such Lender became a party to this Agreement (except to the extent such Lender is an assignee of any other Lender that was entitled, at the time the assignment of such other Lender became effective, to receive additional amounts or indemnification under Section 12.01(1)) or (b) that are directly attributable to the failure by such Lender to deliver the documentation required to be delivered pursuant to Section 12.01(3), (4) or (5); or (B) otherwise arising as a direct result of any assignment or participation made by a Lender prior to an Event of Default pursuant to Section 13.02 or 13.03.

(3)               Each Lender that is not a United States person as defined in Section 7701(a)(30) of the Code and that, at any of the following times, is entitled to an exemption from or reduction in United States withholding tax shall (a) on or prior to the date such Lender becomes a party to this Agreement, (b) on or prior to the date on which any such form or certification expires or becomes obsolete, (c) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it and (d) from time to time if requested by the Borrower or the Agent, provide the Agent and the Borrower with two completed originals of each of the following, as applicable: (i) Forms W-8ECI (claiming exemption for US withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN (through December 31, 2014) or W-8BEN-E (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) or any successor forms, (ii) in the case of such Lender claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (through December 31, 2014) or W-8BEN-E (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to the Agent that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (iii) any other applicable document prescribed by the US Internal Revenue Service certifying as to the entitlement of such Lender to such exemption form United States withholding tax or reduced rate with respect to all payments to be made to such Lender under the Loan Documents.

(4)               Each Lender that is a United States person as defined in Section 7701(a)(30) of the Code shall (A) on or prior to the date such Lender becomes a party to this Agreement, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it and (D) from time to time if requested by the Borrower or the Agent, provide the Agent and the Borrower with two completed originals of Form W-9 (certifying that such Lender is entitled to an exemption for U.S. backup withholding tax) or any successor form.

(5)               If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding or Canadian Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent, such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (5), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(6)               Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to the backup withholding or information reporting requirements. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent of its legal inability to do so. Notwithstanding anything to the contrary in the preceding three sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 12.01(3), (4) and (5)) shall not be required if in a Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial positions of such Lender.

(7)               If an Obligor determines in good faith that a reasonable basis exists for contesting any Taxes for which payment has been made under this Section 12.01, the Agent or relevant Lender, as applicable, shall cooperate with the Obligor in a reasonable challenge of such Taxes if so requested by the Obligor; provided that (a) such Lender or the Agent determines in its reasonable discretion that it would not be prejudiced by cooperating in such challenge, (b) the Obligor pays all related expenses of such Lender or the Agent and (c) the Obligor indemnifies such Lender or the Agent for any liabilities or other reasonable costs incurred by such Lender or the Agent, as applicable, in connection with such challenge. The preceding sentence shall not be construed to require the Agent or any Lender to make available its Tax returns (or any other information that it deems confidential) to the Obligors or any other Person.

Article 13
SUCCESSORS AND ASSIGNS AND ADDITIONAL LENDERS

13.01	Successors and Assigns

(1)               The Loan Documents will be binding upon and enure to the benefit of the Agent, each Lender, the Borrower and their successors and assigns, except that the Borrower, other than as otherwise permitted hereunder, will not assign any rights or obligations with respect to this Agreement or any of the other Loan Documents without the prior written consent of all of the Lenders and none of the Lenders will assign any of their rights and obligations under this Agreement or any of the other Loan Documents except in accordance with this Agreement.

(2)               Except (a) from one Lender to another Lender, (b) from one Lender to one of its Affiliates or (c) in the case of the Specified Lender, from one Lender that satisfies the definition of the Specified Lender to another Person that is included in the definition of the Specified Lender, none of the rights and obligations of the Lenders or any of the other Loan Documents may be assigned in whole or in part except with the prior written consent of the Borrower, such consent not to be unreasonably withheld. Notwithstanding the foregoing, no consent of the Borrower is required in respect of any assignment by any one or more of the Lenders following the occurrence of a Pending Event of Default or an Event of Default and for so long as it is continuing. Subject to the foregoing, any assignment made by one or more of the Lenders in accordance herewith will be made in accordance with the provisions of Section 13.02 and the other terms of this Agreement. The Borrower hereby consents to the disclosure of any Information to any potential Lender or Participant provided that the potential Lender or Participant agrees in writing to keep the Information confidential as required pursuant to Section 14.01 hereof and to return such Information if it does not become a Lender or a Participant.

(3)               Each assignment will be of a uniform, and not a varying, percentage of all rights and obligations of the assignor(s). Each such assignment will, unless an Event of Default exists, be in a principal amount of not less than the lesser of the entire amount of such Lender’s interest, and $5,000,000; provided, however, there will be no minimum assignment amount (i) following the occurrence of an Event of Default and for so long as it is continuing, or (ii) in respect of an assignment from one Lender to any other Lender or to any Affiliate of a Lender, and each Lender will be entitled to hold and assign interests of less than $5,000,000 if the total Commitments held by such Lenders and Affiliates of such Lender are equal to or greater than $5,000,000. The determination of the Commitments of a Lender under this Section 13.01(3) will be made as of the effective date of the Assignment Agreement relating to any assignment.

(4)               Notwithstanding any provision in this Agreement to the contrary, each Lender agrees that it will not assign all or any portion of its rights under this Agreement including, without limitation, any portion of its Commitment without ten (10) Business Days prior notice to the Agent and without the prior written consent of the Agent.

(5)               A participation by a Lender of its interest (or a part thereof) hereunder or a payment by a Participant to a Lender as a result of the participation will not constitute a payment hereunder to the Lender or an Advance to the Borrower.

13.02	Assignments

(1)               Subject to Section 13.01 and the other terms of this Agreement, the Lenders collectively or individually may assign to one or more assignees all or a portion of their respective rights and obligations under this Agreement (including, without limitation, all or a portion of their respective Commitments); provided that no such assignment shall be made to (A) the Borrower, any other Obligor, any Obligor’s Affiliates or Subsidiaries, (B) to any Non-Funding Lender or any of its Affiliates or Subsidiaries, or (C) to a natural Person. There will be no restrictions on assignments while an Event of Default exists. The parties to each such assignment will execute (together with the Agent) and deliver an assignment agreement in respect of the Loan Facility substantially in the form of Schedule D to this Agreement (each, an “Assignment Agreement”) to the Agent and the Agent will deliver such Assignment Agreement to the Borrower. In addition the Borrower will execute such other documentation as a Lender may reasonably request for the purpose of any assignment or participation. The assignor will pay a processing and recording fee of $5,000 to the Agent. After such execution, delivery, acknowledgement and recording in the Register (i) the assignee thereunder will be a party to this Agreement and, to the extent that rights and obligations hereunder have been assigned to it, have the rights and obligations of a Lender hereunder and (ii) the assigning Lender thereunder will, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights and be released from its obligations under this Agreement, other than obligations in respect of which it is then in default, and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender will cease to be a party hereto; provided that such assigning Lender shall continue to be entitled to the benefits of Section 12.01 with respect to facts and circumstances occurring prior to the effective date of such assignment.

(2)               The agreements of an assignee contained in an Assignment Agreement will benefit the assigning Lender thereunder, the other Lenders and the Agent in accordance with the terms of the Assignment Agreement.

(3)               The Agent will maintain at its address referred to herein a copy of each Assignment Agreement delivered to and acknowledged by it and a register for recording the names and addresses of the Lenders and the Commitment under the Loan Facility of each Lender from time to time (the “Register”). The entries in the Register will be conclusive and binding for all purposes, absent manifest error. The Borrower, the Agent and each of the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement, and need not recognize any Person as a Lender unless it is recorded in the Register as a Lender. The Register will be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(4)               Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee and approved by the Borrower (other than while an Event of Default or a Pending Event of Default exists when no such approval will be necessary), the Agent will, if the Assignment Agreement has been completed and is in the required form with such immaterial changes as are acceptable to the Agent:

(a)	acknowledge the Assignment Agreement;

(b)	record the information contained therein in the Register; and

(c)	give prompt notice thereof to the Borrower and the other Lenders, and provide them with an updated version of Schedule A.

13.03	Participations

(1)               Each Lender may (subject to the provisions of Section 13.01(1)) sell participations to one or more banks, financial institutions or other Persons (other than (x) any Borrower, any other Obligor, any Obligor’s Affiliates or Subsidiaries, or (y) to a natural Person) (each, a “Participant”) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment), but the Participant will not become a Lender and:

(a)	the Lender’s obligations under this Agreement (including, without limitation, its Commitment) will remain unchanged;

(b)	the Lender will remain solely responsible to the other parties hereto for the performance of such obligations;

(c)	the Borrower, the Agent and the other Lenders will continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement; and

(d)	no Participant will have any right to approve any amendment or waiver of any provision of this Agreement, or any consent to any departure by any Person therefrom.

(2)               The Borrower agrees that each Participant shall be entitled to the benefits of Section 12.01 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.02.

(3)               Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Advances or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

Article 14
GENERAL

14.01	Exchange and Confidentiality of Information

(1)               Each of the Lenders and the Agent acknowledges the confidential nature of the financial, operational and other information, reports and data provided and to be provided to them by the Borrower and each other Obligor pursuant to this Agreement (the “Information”) and agrees to hold the Information in confidence and will not discuss or disclose or allow access to, or transfer or transmit the Information to any person, provided however that:

(a)	each of the Lenders and the Agent may disclose all or any part of the Information if such disclosure is required by any applicable law or regulation, or by applicable order, policy or directive having the force of law, to the extent of such requirement, or is required in connection with any actual judicial, administrative or governmental proceeding, including, without limitation, proceedings initiated under or in respect of this Agreement, provided that in any such circumstance the Lenders and the Agent, as soon as reasonably practicable, will advise the Borrower of their obligation to disclose such Information in order to enable the Borrower, if it so chooses, to attempt to ensure that any such disclosure is made on a confidential basis;

(b)	each of the Lenders and the Agent may disclose Information to each other, their respective Affiliates and investors and to any permitted assignees or Participants and to their respective counsel, agents, auditors, employees and advisors, provided that the Person to whom the disclosure is made is informed of the confidential nature of such information and instructed to keep such information confidential;

(c)	each of the Lenders and the Agent may disclose and discuss the Information with credit officers of any potential permitted assignees for the purposes of assignment pursuant to Section 13.02 or any Participant for the purposes of a participation, provided that the Person to whom the disclosure is made is informed of the confidential nature of such information and instructed to keep such information confidential;

(d)	each of the Lenders and the Agent may disclose all or any part of the Information on a confidential basis to any direct or indirect contractual counter party or prospective counter party to a swap agreement, credit linked note or similar transaction, or such contractual counter parties’ or prospective counter parties professional advisors, provided that the Person to whom the disclosure is made is informed of the confidential nature of such information and instructed to keep such information confidential;

(e)	each of the Lenders and the Agent may disclose all or any part of the Information so as to enable such Lender or the Agent to initiate any lawsuit against any Obligor or to defend any lawsuit commenced by any Obligor in respect of the Loan Documents, the issues of which are directly or indirectly related to the Information, but only to the extent such disclosure is necessary or desirable to the initiation or defence of such lawsuit;

(f)	each of the Lenders and the Agent may disclose all or any part of the Information on a confidential basis, with the prior written consent of the Borrower, to any insurance or re-insurance company for the purpose of obtaining insurance in respect of the Loan Facility provided that the Person to whom the disclosure is made is informed of the confidential nature of such information and instructed to keep such information confidential; and

(g)	each of the Lenders and the Agent may disclose Information to any person with the prior written consent of the Borrower.

(2)               Notwithstanding the foregoing, “Information” will not include any such information:

(a)	which is or becomes readily available to the public (other than by a breach hereof or by a breach of an obligation of confidentiality imposed on a permitted assignee or Participant or other person referred to in this Section) or which has been made readily available to the public by an Obligor;

(b)	which the Agent or any Lender can show was, prior to receipt thereof from an Obligor, lawfully in the Agent’s or the Lender’s possession and not then subject to any obligation on its part to or for the benefit of such Obligor to maintain confidentiality; or

(c)	which the Agent or any Lender received from a third party, prior to receipt thereof from an Obligor, which was not, to the knowledge of the Agent or such Lender after due enquiry, subject to a duty of confidentiality to or for the benefit of such Obligor at the time the Information was so received.

14.02	Nature of Obligations under this Agreement

(1)               The obligations of each Lender and of the Agent under this Agreement are several and not joint and several. The failure of any Lender to carry out its obligations hereunder will not relieve the other Lenders, the Agent or the Borrower of any of their respective obligations hereunder.

(2)               Neither the Agent nor any Lender will be responsible for the obligations of any other Lender hereunder.

14.03	Notice

Any notice or communication to be given under this Agreement (other than telephone notice as specifically provided in this Agreement) may be effectively given by delivering (whether by courier or personal delivery) the same at the mailing addresses set out on the signature pages of this Agreement (or with respect to any assignee pursuant to Section 13.02, to the mailing address provided by such assignee to the Borrower and the Agent in connection with the applicable transfer or assignment to such assignee) or by electronic communication (including e-mail) to the parties at the facsimile numbers or email addresses set out on the signature pages of this Agreement (or with respect to any assignee pursuant to Section 13.02, to the facsimile number provided by such assignee to the Borrower and the Agent in connection with the applicable transfer or assignment to such assignee). Any notice sent by electronic communication (including e-mail) will be deemed to have been received on transmission (and receipt of confirmation of transmission) if sent by any party to this Agreement before 4:00 p.m. (Toronto time) on a Business Day and, if not, on the next Business Day following transmission. Any party may from time to time notify the other parties, in accordance with the provisions of this Section, of any change of its mailing address, facsimile number or email address which after such notification, until changed by like notice, will be the mailing address, facsimile number or email address, as the case may be, of such party for all purposes of this Agreement.

14.04	Governing Law

This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein, without prejudice to or limitation of any other rights or remedies available under the laws of any jurisdiction where Property or assets of the Borrower may be found.

14.05	Judgment Currency

(1)               If for the purpose of obtaining or enforcing judgment against any Obligor in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 14.05 referred to as the “Judgment Currency”) an amount due in Canadian Dollars or United States Dollars under this Agreement, the conversion will be made at the rate of exchange prevailing on the Business Day immediately preceding:

(a)	the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of Ontario or in the courts of any other jurisdiction that will give effect to such conversion being made on such date; or

(b)	the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 14.05(1)(b) being hereinafter in this Section 14.05 referred to as the “Judgment Conversion Date”).

(2)               If, in the case of any proceeding in the court of any jurisdiction referred to in Section 14.05(1)(b), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the applicable Obligor will pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Canadian Dollars or United States Dollars, as the case may be, which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date.

(3)               Any amount due from an Obligor under the provisions of Section 14.05(2) will be due as a separate debt and will not be affected by judgment being obtained for any other amounts due under or in respect of this Agreement.

(4)               The term “rate of exchange” in this Section 14.05 means the spot rate of exchange based on Canadian interbank transactions in Canadian Dollars or United States Dollars, as the case may be, in the Judgment Currency published or quoted by the Bank of Canada at the close of business for the Business Day in question (or, if such conversion is to be made before close of business on such Business Day, then at close of business on the immediately preceding Business Day), or if such rate is not so published or quoted by the Bank of Canada, such term will mean the Equivalent Amount of the Judgment Currency.

14.06	Benefit of the Agreement

This Agreement will enure to the benefit of and be binding upon the Borrower, the Lenders, the Agent and their respective permitted successors and permitted assigns.

14.07	Severability

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will not invalidate the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

14.08	Whole Agreement

From the Closing Date, this Agreement supersede all prior agreements, undertakings, declarations, commitments, representations, written or oral, in respect thereof.

14.09	Further Assurances

The Borrower, each Lender and the Agent will promptly cure any default by it in the execution and delivery of this Agreement, the Loan Documents or of any the agreements provided for hereunder to which it is a party. The Borrower, at its expense, will promptly execute and deliver to the Agent, upon request by the Agent, all such other and further documents, agreements, opinions, certificates and instruments in compliance with, or accomplishment of the covenants and agreements of the Borrower hereunder or more fully to state the obligations of the Borrower as set forth herein or to make any recording, file any notice or obtain any consent, all as may be reasonably necessary or appropriate in connection therewith.

14.10	Waiver of Jury Trial

THE BORROWER HEREBY KNOWINGLY VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY AGENT, ANY LENDER OR ANY OF THE BORROWER. THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER CREDIT DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDERS ENTERING INTO THIS AGREEMENT AND EACH OTHER CREDIT DOCUMENT.

14.11	Consent to Jurisdiction

(1)               The Borrower irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Ontario and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such court. The Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defence of an inconvenient forum to the maintenance of such action or proceeding.

(2)               The Borrower hereby irrevocably consents to the service of any and all process in such action or proceeding by the delivery of such process to the Borrower at its address provided in accordance with Section 14.03.

14.12	Time of the Essence

Time will be of the essence of this Agreement.

14.13	Electronic Execution

The words "execution”, “signed”, "signature” and words of like import shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including Parts 2 and 3 of the personal Information Protection and Electronic Documents Act (Canada) and other similar federal or provincial laws based on the Uniform Electronic Commerce Act of the Uniform Law Conference of Canada or its Uniform Electronic Evidence Act as the case may be.

14.14	Counterparts

This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument, and it will not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

14.15	Delivery by Facsimile Transmission

This Agreement may be executed and delivered by facsimile transmission and each of the parties hereto may rely on such facsimile signature as though such facsimile signature were an original signature.

14.16	Term of Agreement

(1)               This Agreement shall remain in full force and effect until the payment and performance in full of all of the Obligations, other than those Obligations of the Obligors to indemnify the Agent and the Lenders, including, without limitation, the indemnities set forth in Sections 4.02, 11.11 and Article 10 and Article 12, which shall survive and continue to be in full force and effect.

14.17	USA Patriot Act

Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

14.18	Anti-Money Laundering Legislation

(1)               The Borrower acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders and the Agent may be required to obtain, verify and record information regarding the Borrower, the Guarantors, their directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Borrower and the Guarantors, and the transactions contemplated hereby. The Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Agent, or any prospective assignee or participant of a Lender or the Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(2)               Each of the Lenders agrees that the Agent has no obligation to ascertain the identity of the Borrower or the Guarantors or any authorized signatories of the Borrower or a Guarantor on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Borrower or any Guarantor or any such authorized signatory in doing so.

14.19	Public Disclosure

Each Obligor agrees that neither it nor any of its Affiliates shall now or in the future issue any press release or other public disclosure using the name of any Agent, any Lender or any of their respective Affiliates or referring to this Agreement or any other Loan Document without the prior written consent of such Agent or such Lender, except to the extent that such Obligor or such Affiliate is required to do so under applicable law (in which event such Obligor or such Affiliate shall consult with such Agent or such Lender before issuing such press release or other public disclosure). Each Obligor hereby authorizes each Agent and each Lender, after consultation with the Borrower, to advertise the closing of the transactions contemplated by this Agreement, and to make appropriate announcements of the financial arrangements entered into among the parties hereto, as such Agent or such Lender shall deem appropriate, including, without limitation, on a home page or similar place for dissemination of information on the Internet or worldwide web, or in announcements commonly known as tombstones, in such trade publications, business journals, newspapers of general circulation and to such selected parties as such Agent or such Lender shall deem appropriate. Notwithstanding any of the foregoing, this Agreement may be filed with the SEDAR or EDGAR in accordance with any Requirements of Law.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF the parties hereto have executed this Agreement.

BORROWER:

Address:		JUST ENERGY GROUP INC.

6345 Dixie Road, Suite 200
Mississauga, Ontario L5T 2E6		By:	“Patrick McCullough”
			Name:	Patrick McCullough
Attention:	General Counsel		Title:	Chief Executive Officer
Email:	legal@justenergy.com
		By:	“James Brown”
			Name:	James Brown
			Title:	Chief Financial Officer

[SIGNATURE PAGE TO CREDIT AGREEMENT]

AGENT:

Address: Loan Structuring & Syndication -		NATIONAL BANK OF CANADA, as Agent
Credit Capital Market
1155 Metcalfe Street, 5th Floor
Montreal, Quebec H3B 4S9		By:	“Jonathan Campbell”
Name: Jonathan Cambell Title: Director

Attention:	Director	By:	“François Montigny”
Facsimile:	(514) 390-7850		Name: François Montigny
Title: Directeur général

[SIGNATURE PAGE TO CREDIT AGREEMENT]

LENDERS:

Address:		SAGARD CREDIT PARTNERS, LP, by its general partner, Sagard Credit Partners GP, Inc., as a Lender
Sagard Credit Partners, LP
161 Bay Street,Suite 5000 Toronto, ON M5J 2S1
		By:	“Adam Vigna”
Name: Adam Vigna Title: Chief Financial Officer

Attention:	Sacha Haque	By:	“Sacha Haque”
Email: legal@sagardholdings.com			Name: Sacha Haque
Title: General Counsel, Secretary & Chief Compliance Officer Signed in Montreal, Quebec

[SIGNATURE PAGE TO CREDIT AGREEMENT]

Address: [REDACTED ADDRESS OF LENDER]	[REDACTED NAME OF LENDER], as a Lender

Attention:	By:	[Signature Redacted]
Facsimile:		Name: Title:

Address: [REDACTED ADDRESS OF LENDER]	[REDACTED NAME OF LENDER], as a Lender

Attention:	By:	[Signature Redacted]
Facsimile:		Name: Title:

Address: [REDACTED ADDRESS OF LENDER]	[REDACTED NAME OF LENDER], as a Lender

Attention:	By:	[Signature Redacted]
Facsimile:		Name: Title:

Address: [REDACTED ADDRESS OF LENDER]	[REDACTED NAME OF LENDER], as a Lender

Attention:	By:	[Signature Redacted]
Facsimile:		Name: Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT]

SCHEDULE A

LENDERS AND COMMITMENTS

[REDACTED]

SCHEDULE B

NOTICE OF REQUEST FOR ADVANCE

[REDACTED]

SCHEDULE C

REPAYMENT NOTICE

[REDACTED]

SCHEDULE D

ASSIGNMENT AGREEMENT

[REDACTED]

SCHEDULE E

LIST OF LDC AGREEMENTS

[REDACTED]

SCHEDULE F

FORM OF OPERATING BUDGET

[REDACTED]

SCHEDULE G

LIST OF GUARANTORS AS OF THE CLOSING DATE

[REDACTED]

SCHEDULE H

FORM OF SUBORDINATION AGREEMENT

[REDACTED]

SCHEDULE I

FORM OF COMPLIANCE CERTIFICATE

[REDACTED]

SCHEDULE J

WARRANT FEES

[REDACTED]

SCHEDULE K

DISTRIBUTABLE FREE CASH FLOW SAMPLE CALCULATION

[REDACTED]

SCHEDULE 4.04

FORM OF WARRANT

[REDACTED]

SCHEDULE 4.04

FORM OF NOTE

[REDACTED]

SCHEDULE 7.01(6)

TAXES

[REDACTED]

SCHEDULE 7.01(16)

CORPORATE STRUCTURE

[REDACTED]

SCHEDULE 7.01(22)

MATERIAL CONTRACTS AND MATERIAL LICENCES

[REDACTED]

SCHEDULE 7.01(28)

ENVIRONMENTAL REPORTS

[REDACTED]

SCHEDULE 7.01(36)

NON ARM’S LENGTH TRANSACTIONS

[REDACTED]